Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

REALOGY HOLDINGS CORP.

and

SIRVA WORLDWIDE, INC.

Dated as of November 6, 2019

Schedules and Exhibits
Exhibit A  Form of Limited Guaranty
Exhibit B  Form of R&W Insurance Policy
Exhibit C  Form of Transition Services Agreement
Exhibit D  Form of Danbury Sublease Agreement
Exhibit E  Form of Irving Sublease Agreement
Exhibit F  Form of FIRPTA Certificate
Exhibit G  Form of Deferred Payment Amount Agreement
Exhibit H  Agreed Communication Plans

v

Index of Defined Terms

2019 Audited Financial Statements	Section 7.4(c)
2019 Bonus	Section 8.1(k)(i)
2019 Bonuses	Section 8.1(k)(i)
2020 Pro Rata Bonus	Section 8.1(k)(ii)
Accounting Principles	Section 1.1
Acquired Companies	Section 1.1
Action	Section 1.1
Additional Purchase Price	Section 3.5(d)
Affiliate	Section 1.1
Affiliated Contracts	Section 4.21(a)
Affiliated Group	Section 1.1
Affinity Program	Section 1.1
Agreed Communications Plans	Section 1.1
Agreement	Preamble
Allocation	Section 9.1(b)
Alternative Financing	Section 7.3(c)
Anti-Bribery Laws	Section 1.1
Antitrust Laws	Section 1.1
Assigned Contracts	Section 7.13(c)
Balance Sheet	Section 4.6
Balance Sheet Date	Section 4.6
Business	Section 1.1
Business Day	Section 1.1
Business Employees	Section 4.14
Business Equity Interests	Section 4.5(a)
Business Plan	Section 1.1
Buyer	Preamble
Buyer 401(k) Plan	Section 8.1(i)
Buyer Assumed Employee Liabilities	Section 8.1(d)
Buyer Benefit Plan	Section 8.1(c)
Buyer Confidential Information	Section 7.16(b)
Buyer Fundamental Representations	Section 1.1
Buyer Indemnified Person	Section 9.5(a)
Buyer Indemnified Persons	Section 9.5(a)
Buyer Released Matters	Section 7.19(b)
Buyer Released Party	Section 7.19(b)
Buyer Releasing Party	Section 7.19(b)
Buyer’s FSA	Section 8.1(j)
Buyer-Filed Tax Return	Section 9.2(a)(ii)
Calculation Time	Section 1.1
Cartus	Recitals
Cartus Marks	Section 7.22

Claims	Section 7.19(a)
Closing	Section 2.3(a)
Closing Cash	Section 3.5(a)
Closing Date	Section 2.3(a)
Closing Date Payment	Section 3.1
Closing Indebtedness	Section 3.5(a)
Closing Net Securitization Asset Amount	Section 3.5(a)
Closing Net Working Capital	Section 3.5(a)
Closing Transaction Expenses	Section 3.5(a)
Code	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 1.1
Consents	Section 1.1
Continuation Period	Section 8.1(b)
Continuing Employee	Section 1.1
Contract	Section 1.1
Covered Persons	Section 7.5(a)
Credit Support Documents	Section 4.21(d)
Credit Support Obligations	Section 4.21(d)
Damages	Section 1.1
Danbury Government Grant	Section 1.1
Danbury Sublease Agreement	Section 7.8
Data Security Requirements	Section 1.1
Debt Commitment Letter	Section 6.6(a)
Debt Financing	Section 6.6(a)
Debt Financing Commitments	Section 6.6(a)
Debt Financing Sources	Section 1.1
Deferred Payment Amount	Section 1.1
Deferred Payment Amount Agreement	Section 1.1
Designated Premises	Section 7.8
Direct Claim	Section 12.4(a)
Disclosing Party	Section 7.16(d)
Dispute Notice	Section 3.5(b)
Employee Benefit Plan	Section 1.1
Encumbrance	Section 1.1
Environmental Law	Section 1.1
Equity Financing	Section 6.6(a)
Equity Financing Commitments	Section 6.6(a)
Equity Financing Sources	Section 6.6(a)
ERISA	Section 1.1
ERISA Affiliates	Section 1.1
Estimated Cash	Section 3.2
Estimated Closing Date Payment	Section 3.2
Estimated Closing Statement	Section 3.2
Estimated Indebtedness	Section 3.2

Estimated Net Securitization Asset Amount	Section 3.2
Estimated Net Working Capital	Section 3.2
Estimated Transaction Expenses	Section 3.2
Excluded Assets	Section 1.1
Export-Import Laws	Section 1.1
Final Closing Date Payment	Section 3.5(c)
Financing	Section 6.6(a)
Financing Commitments	Section 6.6(a)
FIRPTA Certificate	Section 2.4(b)(iv)
Foreign Cash	Section 7.20
Foreign Plan	Section 1.1
Fraud	Section 1.1
GAAP	Section 1.1
Government Contract	Section 1.1
Governmental Entity	Section 1.1
Governmental Official	Section 1.1
Guarantors	Recitals
Hazardous Materials	Section 1.1
Held Asset	Section 7.9(a)(i)
HSR Act	Section 1.1
Inactive Employee	Section 8.1(a)
Indebtedness	Section 1.1
Indemnification Claim	Section 12.5(a)
Indemnified Taxes	Section 1.1
Indemnitor	Section 1.1
Initial Purchase Price	Section 1.1
Insurance Policies	Section 4.19
Intellectual Property	Section 1.1
IRS	Section 1.1
Irving Sublease Agreement	Section 7.8
Knowledge of Seller	Section 1.1
Labor Agreement	Section 4.15(a)
Law	Section 1.1
Leased Real Properties	Section 4.13(b)
Liability	Section 1.1
Limited Guaranty	Recitals
Marketing Period	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 4.10(a)
Net Securitization Asset Amount	Section 1.1
Net Working Capital	Section 1.1
Non-Assignable Asset	Section 2.2(c)
Non-Recourse Person	Section 13.16

Notice of Claim	Section 12.4(a)
Noticed Pre-Closing Claim	Section 7.18
OFAC	Section 1.1
Offer	Section 8.1(b)
Offer Employees	Section 8.1(a)
Omitted Asset	Section 7.9(a)(ii)
Order	Section 1.1
Organizational Documents	Section 1.1
Other Party’s Marks	Section 7.22
Outside Date	Section 11.1(a)
Overdraft Facility	Section 1.1
Parties	Preamble
Party	Preamble
Payoff Letter	Section 7.21(a)
Per Diem Taxes	Section 9.5(b)(i)
Permits	Section 4.17(b)
Permitted Encumbrance	Section 1.1
Person	Section 1.1
Post-Closing Tax Period	Section 1.1
PRC	Section 1.1
Pre-Closing Claims	Section 7.18
Pre-Closing Policies	Section 7.18
Pre-Closing Tax Period	Section 1.1
Preliminary Closing Statement	Section 3.5(a)
Project Catch	Section 1.2(s)
Proposed Allocation	Section 9.1(b)
Public Notice 7	Section 1.1
Purchase Price	Section 1.1
R&W Insurance Policy	Section 1.1
R&W Insurer	Section 1.1
Real Property Leases	Section 4.13(b)
Realogy Marks	Section 7.22
Receiving Party	Section 7.16(d)
Replacement Contract	Section 7.7(a)
Representatives	Section 1.1
Required Amount	Section 6.6(c)
Required Financial Information	Section 7.4(c)
Required Third Party Consents	Section 7.7(b)
Restricted Activities	Section 7.11(d)
Restricted Period	Section 7.11(c)
Restructuring	Section 2.2(a)
Retained Business	Section 1.1
Retained Liabilities	Section 1.1

Retention Pool Amount	Section 1.1
Sanctioned Country	Section 1.1
Sanctioned Person	Section 1.1
Sanctions Laws	Section 1.1
SEC	Section 1.1
Section 338 Forms	Section 9.1(a)
Section 338(h)(10) Elections	Section 9.1(a)
Section 338(h)(10) Entities	Section 9.1(a)
Securities Act	Section 1.1
Securitization Commitment Letter	Section 6.6(a)
Seller	Preamble
Seller 401(k) Plan	Section 8.1(i)
Seller Confidential Information	Section 7.16(c)
Seller Disclosure Letter	Section 1.1
Seller Fundamental Representations	Section 1.1
Seller Guarantees	Section 1.1
Seller Indemnified Person	Section 7.14
Seller Indemnified Persons	Section 7.14
Seller Plan	Section 1.1
Seller Released Matters	Section 7.19(a)
Seller Released Party	Section 7.19(a)
Seller Releasing Party	Section 7.19(a)
Seller’s FSA	Section 8.1(j)
Settlement Accountant	Section 3.5(c)
Shared Contract Rights	Section 7.7(a)
Shared Contracts	Section 7.7(a)
Shares	Recitals
Shortfall Amount	Section 3.5(e)
Shortfall Transfer	Section 7.20
Skadden	Section 13.14
Software	Section 1.1
Straddle Period	Section 1.1
Sublease Agreements	Section 7.8
Subsidiary	Section 1.1
Systems	Section 1.1
Target Net Securitization Asset Amount	Section 1.1
Target Net Working Capital	Section 1.1
Tax	Section 1.1
Tax Filing Party	Section 9.1(d)
Tax Period	Section 1.1
Tax Proceeding	Section 1.1
Tax Return	Section 1.1
Taxing Authority	Section 1.1
x

Terminating Agreements	Section 7.13(a)
Termination Fee	Section 11.3(a)
Third Party	Section 1.1
Third Party Claim	Section 12.5(a)
Trade Control Laws	Section 4.17(c)
Transaction	Section 1.1
Transaction Documents	Section 1.1
Transaction Expenses	Section 1.1
Transfer Taxes	Section 9.2(c)
Transition Services Agreement	Section 1.1
Treasury Regulations	Section 1.1
U.K. Documents	Section 1.1
U.S.	Section 1.1
Unaudited Financial Statements	Section 4.6
WARN Act	Section 1.1
Willful Breach	Section 1.1

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of November 6, 2019 (this “Agreement”), is made and entered into by and between SIRVA Worldwide, Inc., a Delaware corporation (“Buyer”), and Realogy Holdings Corp., a Delaware corporation (“Seller” and, together with Buyer, collectively, the “Parties” and each individually, a “Party”).
RECITALS
WHEREAS, Seller is engaged in the Business (as hereinafter defined) through Cartus Corporation, a Delaware corporation (“Cartus”), and its Subsidiaries (as hereinafter defined);
WHEREAS, Seller desires to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding common shares, par value $0.01 per share, of Cartus (the “Shares”), after giving effect to the Restructuring (as hereinafter defined), in each case, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, (i) Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P. and Madison Dearborn Capital Partners VII Executive-A, L.P., each a Delaware limited partnership (collectively, the “Guarantors”), are entering into a backstop limited guaranty in favor of Seller, pursuant to which the Guarantors are guaranteeing their respective pro rata share of Buyer’s obligations under this Agreement to pay the Termination Fee in the event of default of such obligation by Buyer, substantially in the form attached hereto as Exhibit A (the “Limited Guaranty”); and (ii) Buyer has delivered copies of the Financing Commitments (as hereinafter defined) to Seller.
NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
“Accounting Principles” means GAAP applied consistently with the accounting principles, methods, policies, practices, procedures, classification and estimation methodologies that were used in preparing the Unaudited Financial Statements.
“Acquired Companies” means each of the entities set forth on Section 4.5(a) of the Seller Disclosure Letter under the heading “Acquired Company.”

“Action” means any action, audit, claim, litigation, complaint, investigation, audit, petition, suit, arbitration or other similar proceeding, whether civil, criminal, administrative, regulatory or otherwise, at law or in equity by or before any Governmental Entity.
“Affiliate” of any Person means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. The Acquired Companies shall (i) be considered Affiliates of Seller until (but not after) the Closing and (ii) be considered Affiliates of Buyer after (but not at or prior to) the Closing.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).
“Affinity Program” means the business, as operated by Seller and its Subsidiaries as operated immediately prior to the Restructuring (including the Acquired Companies immediately prior to the Restructuring), of offering cash back or other financial benefits to individuals with respect to such individual’s purchasing or selling a home in the United States.
“Agreed Communications Plans” means the communications plans attached hereto as Exhibit H.
“Anti-Bribery Laws” means any U.S. and non-U.S. Laws with respect to the prevention of bribery or corruption (whether governmental or commercial), which apply to the Business, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value, directly or indirectly, to any Governmental Official, commercial entity, or any other Person to obtain an improper business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010, and all other applicable national or international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.
“Antitrust Laws” means any applicable international, multinational, national, provincial, federal, state or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar competition Laws of any jurisdiction.
“Business” means the employee relocation services business, global talent mobility business, assignment management business, benefit coordination business, supplier management business and move management business (including for the United States Department of Defense) and other business incident to the employee relocation service business of, and other business of, or conducted through, the Acquired Companies as of or prior to the Closing Date, in each case as operated by Cartus and its subsidiaries immediately prior to the Closing and for the past twelve (12) months; provided, however, that the Business does not include Seller’s Affinity Programs, broker-to-broker referral business and broker network management business. For purposes of the foregoing, “move management” means coordination of aspects of a relocating employee’s transportation of household goods to coordinate the preparation, transportation, and storage of household goods effects, including counseling on all aspects of the move process; household goods brokerage, freight forwarding; communication with the shipper; obtaining estimates and quotes; coordination of the referral of individual to a carrier; conveyance of authorizations and information to the carrier; coordinating automobile transportation, third party services related to the foregoing, loss coverage of the household goods shipments; supplier management related to household goods shipments; quality control related to household goods shipments; invoice review related to household goods shipments; and, assisting in dispute and claim resolution related to household goods shipments and, in the case of employer sponsored moves, move management also includes policy review and revision, benefits counseling, account management, pricing, audits, and exception management, in each case related to household goods shipments.
“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Business Plan” means each Employee Benefit Plan that is sponsored by an Acquired Company for the benefit of any Business Employee or any other service provider to the Business, or any of their beneficiaries and dependents.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Corporate Organization), Section 6.2 (Authority) and Section 6.8 (Brokers).
“Calculation Time” means 11:59 p.m. (Eastern Time) on the day that is immediately prior to the Closing Date.
“Cash” means, as of the date and time of determination, the cash and cash equivalents of the Acquired Companies, including (without duplication) marketable securities, security deposits, short-term investments, all cash and cash equivalents held in bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits and securities and brokerage accounts of the Acquired Companies, in each case calculated in accordance with the Accounting Principles; provided that “Cash” shall (i) be calculated net of uncleared checks and drafts issued by any of the Acquired Companies to the extent that the payables of the Acquired Companies with respect thereto have been reduced, (ii) include uncleared checks and drafts received or deposited for the account of any of the Acquired Companies that are not yet credited to the account of the Acquired Companies (but only to the extent the same are not included in the calculation of Net Working Capital), (iii) exclude (without duplication) security deposits (including real estate lease deposits) and amounts held in escrow on behalf of customers of the Acquired Companies, and (iv) exclude any cash and cash equivalents held in or in respect of securitization facilities of the Business. For purposes of calculating “Closing Cash” for purposes of the definition of Purchase Price and Final Closing Date Payment and calculating “Estimated Cash” for purposes of the definition of Estimated Closing Date Payment and Closing Date Payment, in each case prior to giving effect to the proviso to the immediately foregoing (x) Cash of the Acquired Companies organized under the laws of any jurisdiction outside the U.S. or a Subsidiary of an Acquired Company organized under the laws of any jurisdiction outside the U.S.  shall be $8,000,000 in the aggregate and (y) Cash of the Acquired Companies organized under the laws of the United States (other than such an Acquired Company that is a Subsidiary of an Acquired Company organized outside the U.S.) shall be $0.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” means Buyer Confidential Information or Seller Confidential Information, as the case may be.
“Confidentiality Agreement” means (i) the Confidentiality Agreement, dated September 15, 2019, between Seller and SIRVA, Inc., a Delaware corporation and (ii) the Clean Room Agreement, dated September 15, 2019, between Seller and SIRVA, Inc., a Delaware corporation.
“Consents” means, without duplication, consents, approvals, exemptions, waivers, authorizations, applications, permits, clearances, compliances, orders, licenses, notices, designations, declarations, registrations and notifications of or with, or the expiration of any applicable waiting period imposed by, any Person, whether or not a Governmental Entity.
“Continuing Employee” means each Business Employee (i) whose employment transfers to Buyer or its Affiliates by operation of law in connection with the Closing or (ii) who is an Offer Employee or an Inactive Employee and has accepted an offer of employment from and actually commences employment with Buyer or its Affiliates effective as of the Closing Date.
“Contract” means any written or oral contract, agreement, commitment, franchise, indenture, lease or license or other legally binding obligation or arrangement.
“Damages” means damages (of any kind or nature), losses, liabilities, penalties, fines, Taxes, claims, payments, interest, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors and all amounts incurred or paid in investigation, defense and/or settlement of any of the foregoing).
“Danbury Government Grant” means the Promissory Note, dated as of June 30, 2014, by Cartus in favor of the State of Connecticut in the principal amount of $6,500,000 and the Assistance Agreement referenced therein.
“Data Security Requirements” means (i) all applicable Laws, (ii) applicable provisions of Contracts to which any of the Acquired Companies is bound and industry standards to which any of the Acquired Companies is bound (including the Payment Card Industry Data Security Standard, if applicable), and (iii) each of the Acquired Companies’ own internal and external facing privacy policies; in each case of the foregoing clauses (i) through (iii), to the extent relating to (A) the collection, use, processing, storage, transfer, or disposal of personally identifiable information or other protected or sensitive personal data, (B) data privacy, data protection, information security, anti-spam, or unsolicited telephone calls or text messages, or (C) data breach notification.

“Debt Financing Sources” means the financial institutions that have committed to provide or arrange or otherwise entered into agreements to provide or arrange the Debt Financing or other debt financings in connection with the Transaction, including the parties to the Debt Financing Commitments and any joinder agreements, credit agreements and the other definitive documents relating thereto, together with their respective Affiliates and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successor and assigns.
“Deferred Payment Amount” means $25,000,000.
“Deferred Payment Amount Agreement” means the agreement substantially in the form of Exhibit G hereto.
“Employee Benefit Plan” means each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each (ii) pension, separation, post-retirement or post-employment welfare, life, employment, severance, welfare, disability, deferred compensation, stock purchase, stock option, equity or equity-based, change-in-control, retention, fringe benefit, bonus, and incentive plan, program, policy arrangement or Contract.
“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale, charge or similar restriction of any kind.
“Environmental Law” means any Law or Order relating to pollution or the protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, vapor or natural resources), or to human health or safety (to the extent relating to toxic, hazardous, dangerous or deleterious materials, substances or wastes), including any Law or Order relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials or (iii) recordkeeping, notification, disclosure or any reporting requirements regarding or relating to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” means any Person that is or was at a relevant time considered a single employer with Seller or any of its Affiliates under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” means the assets, properties and rights of Seller and Subsidiaries, as of immediately prior to the Restructuring, set forth in Section 1.1(a) of the Seller Disclosure Letter.
“Export-Import Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the EU Dual-Use Regulation.

“Foreign Plan” means each Seller Plan that covers any Business Employee primarily based outside of the U.S. and that is subject to any Law other than U.S., federal, state or local Law (other than any plan or program that is maintained by a Governmental Entity to which Seller or any of its Affiliates contributes pursuant to applicable Law).
“Fraud” means a false misrepresentation (including intentional omission) of material fact made by a Party with respect to its representations and warranties in this Agreement, with intent to deceive the other Party or to induce such Party to enter into this Agreement (i) with knowledge and belief that such representation or warranty is false or indifference to the truth of such representation or warranty, and (ii) causing such Party to suffer damage by reason of such reliance. It is understood and agreed by the Parties that Buyer is justifiably relying on the representations and warranties of Seller to execute and deliver this Agreement and to consummate the Transactions.
“GAAP” means generally accepted accounting principles in the U.S.
“Government Contract” means any Contract with or funded by or for the benefit of a Governmental Entity for the provision of goods, services, data or software by any Acquired Company (or with another Person and pursuant to which an Acquired Company is a subcontractor at any tier in connection with, or otherwise providing goods, services, data or software in support of, a Contract or grant between another Person and a Governmental Entity), including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent.
“Governmental Entity” means (i) any federal, international, multinational, national, provincial, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, central bank, governor-in-counsel, cabinet, judicial authority, tribunal, instrumentality or any other public authority thereof; (ii) any subdivision, agency or authority of any of the above; (iii) any stock exchange; or (iv) any quasi-government, political subdivision thereof or private bod exercising any administrative, regulatory, expropriation or tax authority under or for the account of any of the above; or (iii) any arbitrator (public or private).
“Governmental Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, any state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such government, department, agency, political party or instrumentality or on behalf of any such public organization.
“Hazardous Materials” means any material, substance, contaminant, chemical or waste that is identified, regulated, or defined as hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar meaning or import, or for which Liability or standards of conduct can be imposed, under Environmental Laws, including petroleum or crude oil, radioactive materials or wastes, asbestos and polychlorinated biphenyls. Notwithstanding the foregoing, typical office and janitorial products containing de minimis amounts of hazardous or toxic substances as are commonly found in such products and used as intended shall not be considered Hazardous Materials for the purpose of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to each Acquired Company, as of the date and time of determination, without duplication, (i) the unpaid principal amount of all indebtedness for borrowed money of such Acquired Company (which, for this purpose, shall be deemed to include all Liabilities in respect of the Danbury Government Grant); (ii) any indebtedness of such Acquired Company evidenced by any note, bond, debenture or other similar debt security (excluding performance bonds or similar credit support instruments between the Acquired Companies); (iii) all obligations of such Acquired Company for the deferred purchase price of property to the extent the same would be classified as indebtedness on a balance sheet in accordance with the Accounting Principles; (iv) the amount of the liability of such Acquired Company in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP or has been capitalized by such Acquired Company in accordance with the Accounting Principles; (v) all obligations of such Acquired Company under any interest rate or currency derivatives or hedging transactions including any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of, any interest rate and foreign exchange hedging arrangements upon termination, novation or any assignment and assumption of such arrangements at Closing (it being agreed and understood by the Parties that any amounts paid to such Acquired Company upon the termination, novation, or any assignment and assumption of any of the foregoing shall be a reduction of the Indebtedness); (vi) all obligations of such Acquired Company for reimbursement of any obligor under any letters of credit, banker’s acceptances or similar arrangements (but, in each case, only to the extent drawn or the criteria for drawing have been triggered), including all Liabilities related to the Overdraft Facility; (vii) any rent or other liability of such Acquired Company with respect to any leased facility or portion thereof listed on Section 1.1(b) to the Seller Disclosure Letter; (viii) unpaid severance and notice pay payable by an Acquired Company to an employee or other natural service provider of such Acquired Company (A) whose employment or service relationship terminates or (B) who has given or been given notice of termination prior to the Closing Date (other than severance and notice pay payable to a Business Employee whose employment is terminated after the date hereof at the written direction of Buyer) and outstanding unfunded deferred compensation Liabilities payable by an Acquired Company to an employee or other natural service provider (plus, in each case, the employer portion of the employment Taxes with respect thereto); (ix) all Liabilities secured by an Encumbrance on property owned or being purchased by such Acquired Company (but excluding Encumbrances to be released and terminated at Closing without payment of any amount by Buyer or any of its post-Closing Affiliates, other than to the extent included as a reduction to Initial Purchase Price for purposes of calculating the Estimated Closing Date Payment, Final Closing Date Payment and Purchase Price), whether or not such Liabilities shall have been assumed by such Acquired Company or is limited in recourse; (x) any indebtedness of the nature described in the foregoing clauses (i) through (ix) of another Person (other than an Acquired Company) that is guaranteed by such Acquired Company; (xi) all obligations for unpaid income Taxes for Pre-Closing Periods, which shall not be an amount less than zero, and shall not include any reductions with respect to Tax refunds or credits but shall take into account Tax overpayments to the extent such overpayments actually reduce such Taxes under applicable Law; (xii) the aggregate amount of all unpaid 2019 Bonuses and the 2020 Pro-Rata Bonuses (if any) and any employer side Taxes with respect thereto; (xiii) stale checks as determined in accordance with the Accounting Principles; and (xiv) accrued and unpaid interest, fees and other expenses, including prepayment penalties, premiums, make whole payments and breakage fees, due and payable with respect to any indebtedness described in the foregoing clauses (i) through (xiv). Notwithstanding the foregoing, “Indebtedness” shall not include (i) unsecured trade payables or accounts payable incurred in the ordinary course of business; (ii) any indebtedness, liabilities or obligations of any Acquired Company to the extent payable or owed to any other Acquired Company; (iii) any indebtedness, liabilities or obligations incurred by or on behalf of Buyer or any of its Affiliates (including, immediately after the Closing, to the extent incurred by any of the Acquired Companies on behalf of or at the direction of Buyer); (iv) any deferred revenue; (v) except to the extent provided in clause (viii) or (xii) of the foregoing sentence, indebtedness, liabilities or obligations of any Acquired Company under any Seller Plan that is not a Business Plan; (vi) any indebtedness, liabilities or obligations incurred pursuant to the Apple Ridge Funding LLC securitization program or the U.K. Documents, as applicable; and (vii) except to the extent included in clauses (i) to (xv) of the foregoing sentence, Retained Liabilities and other liabilities and obligations that Seller has agreed to retain or indemnify Buyer against under the Transaction Documents. For purposes of calculating Indebtedness at the Calculation Time, liabilities included in the first sentence of this definition (but excluding liabilities in the second sentence of this definition) that are triggered or become payable in whole or part solely as a result of consummation of the Closing shall be included.
“Indemnified Taxes” means, without duplication, (i) all Taxes imposed on Seller, (ii) all Taxes imposed on any of the Acquired Companies for or attributable to any Pre-Closing Tax Period, including all Taxes attributable to making the Section 338(h)(10) Election (and including any such Taxes imposed on Buyer or any of its Affiliates), (iii) all Taxes of any Affiliated Group of which any of the Acquired Companies (or any predecessor thereto) is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iv) any and all Taxes imposed upon the Acquired Companies as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date, (v) all Taxes assessed by the relevant Taxing Authority under Public Notice 7 or any other indirect capital gains Taxes as a result of the transactions contemplated by this Agreement that are imposed on the Acquired Companies (or for which Buyer or any of its Affiliates are liable), (vi) any Taxes to the extent resulting from or attributable to any breach or violation (or failure to fully perform) by Seller or its Affiliates (excluding the Acquired Companies after the Closing) of a covenant, agreement, undertaking or obligation in Article IX, (vii) all Taxes attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.9 for or attributable to any Pre-Closing Tax Period (or any Tax Period with respect to a breach of or inaccuracy in the representations and warranties made in Section 4.9(h), (i), and (j)), and (viii) without duplication of amounts borne by Seller pursuant to Section 2.2, all Taxes imposed upon the Acquired Companies (or Buyer and any of its Affiliates) as a result of or attributable to the Restructuring or the Shortfall Transfer.
“Indemnitor” means the Party from whom indemnification is sought in accordance with Section 12.4 or Section 12.5, as applicable.
“Initial Purchase Price” means $400,000,000.

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, service marks, logos, slogans, social media accounts (including handles and content therein), domain names, and trade dress, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights, copyrightable subject matter and works of authorship, (iv) rights in Software, data, and databases, (v) trade secrets and all other proprietary or confidential information including processes, formulas, ideas, and know-how, and (vi) all applications and registrations for the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” means the actual knowledge (and not imputed or constructive knowledge) of any person listed in Section 1.1(c) of the Seller Disclosure Letter.
“Law” means any law, common law, statute, code, rule, regulation, Order, treaty or other order or pronouncement of any Governmental Entity having the effect of law.
“Liability” means all obligations and other liabilities, whether absolute, accrued, matured or inchoate, contingent (or based upon any contingency), known or unknown, determined or determinable, primary or secondary, asserted or unasserted, direct or indirect, liquidated or unliquidated, incurred, fixed or otherwise (and whether or not required to be accrued on a balance sheet under GAAP), or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements and regardless of when asserted or by whom.
“Marketing Period” means the first period of eighteen (18) consecutive Business Days after the date of this Agreement commencing (x) on the date that (a) Buyer has been provided the Required Financial Information and (b) all of the conditions set forth in Section 10.1(a)(i) have been and continue to be satisfied and (y) throughout which all other conditions in Section 10.1 and Section 10.2 (other than the completion of the Restructuring) have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing or other time of measurement); provided that (i) unless otherwise determined by Buyer and provided in written notice to Seller, the Marketing Period shall not commence prior to January 6, 2020; (ii) if the Marketing Period shall not have ended on or prior to August 21, 2020, then the Marketing Period shall not commence prior to September 8, 2020, (iii) if all or any portion of the Debt Financing is taking the form of secured notes, the Marketing Period shall end only after the completion of all marketing periods required by the Debt Commitment Letter in connection with the marketing of such notes; (iv) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and Buyer shall have obtained all of the proceeds contemplated thereby; and (v) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such eighteen (18) consecutive Business Day period, (A) the applicable auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements constituting Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, (B) Seller or any of its Subsidiaries shall have announced, or the board of directors of Seller or any of its Subsidiaries shall have determined, that a restatement of any financial information constituting Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement, (C) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letter, the financial statements included in the Required Financial Information that is available to Buyer on the first day of any such eighteen (18) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such eighteen (18) consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such eighteen (18) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new eighteen (18) consecutive Business Day period, (D) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letter, the Required Financial Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement contained in the Required Financial Information, in the context in which it was made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Financial Information has been updated so that there is no longer any such untrue statement or omission or (E) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letter, the financial statements included in the Required Financial Information that are available to Buyer on the first day of any such eighteen (18) consecutive Business Day period would be insufficient on any day during such eighteen (18) consecutive Business Day period to permit the Acquired Companies’ independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, on the last day of such eighteen (18) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Financial Information that would be sufficient to permit the Acquired Companies’ independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, on the last day of such new eighteen (18) consecutive Business Day period. If at any time Seller shall reasonably believe that it has provided the Required Financial Information, Seller may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Financial Information will be deemed to have been satisfied on the fourth (4th) Business Day following the date such notice is received, unless Buyer in good faith reasonably believes Seller has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the receipt of such notice from Seller, delivers a written notice to Seller to that effect (stating with reasonable specificity which portion(s) of the Required Financial Information Seller has not delivered or are otherwise unsuitable).
“Material Adverse Effect” means (a) any change, event, occurrence, circumstance or effect that, individually or in the aggregate with all other changes, events, occurrences,

circumstances or effects, has, or would reasonably be expected to have, a material adverse effect on the results of operations or financial condition of the Business, or (b) any change, event, occurrence, circumstance or effect that would or would reasonably be expected to prevent or materially impair or materially delay the ability of Seller to consummate the Transaction; provided that Material Adverse Effect shall not include, solely in the case of clause (a), any change, event, occurrence, circumstance or effect to the extent resulting from, relating to or arising out of (i) general economic, legal, tax, political or regulatory conditions that, in each case, generally affect any of the geographic regions or industries in which such Person or any of its Affiliates, as applicable, conducts its business; (ii) any change in the financial, banking, credit, currency or capital markets in general (whether in the U.S. or any other country or in any international market), including changes in interest rates, commodity prices or raw material prices; (iii) conditions generally affecting any industry in which the Acquired Companies operate; (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by any country in which an Acquired Company is located or operates, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack; (v) any action taken by Buyer or any of its Affiliates in violation of this Agreement; (vi) other than with respect to representations and warranties set forth in Section 4.3 and Section 5.3(b), the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the consummation of the Transaction, the disclosure of the fact that Buyer is the prospective acquirer of the Business; or any communication by Buyer or any of its Affiliates regarding plans or intentions of Buyer with respect to the Acquired Companies or the Business (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (vii) any changes or proposed changes in GAAP (or other applicable accounting regulations) or any change (or proposed change) in applicable Laws or the interpretation thereof; (viii) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement or any of the other Transaction Documents or any action taken, or failure to take action, to which Buyer has given its prior written consent; (ix) any failure by Seller or its Affiliates (including the Acquired Companies) to meet internal or other earnings estimates or financial projections (but the underlying causes thereof are not excluded); or (x) changes in credit ratings or the stock price or trading volume of Seller; provided, however, that the exclusions in clauses (i)-(iv) and (vii) shall not apply to the extent the Business is disproportionately adversely affected by any change, event, occurrence, circumstance or effect in such clauses relative to other similarly situated participants in industries in which the Business operates.
“Net Securitization Asset Amount” has the meaning set forth on Section 1.1(d) of the Seller Disclosure Letter.
“Net Working Capital” has the meaning set forth on Section 1.1(e) of the Seller Disclosure Letter.
“OFAC” means Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any decree, order, judgment, injunction, temporary restraining order, determination, award or other order in any Action by or with any Governmental Entity.
“Organizational Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation and by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, operating agreement or trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
“Overdraft Facility” means the revolving loan facility pursuant to the letter agreement, dated as of August 22, 2019, by and between Lloyds Bank plc and Cartus Limited, as amended.
“Permitted Encumbrance” means any (i) mechanics’, materialmens’ or similar Encumbrances with respect to amounts not yet due and payable or the validity of which is being contested in good faith by appropriate procedures and for which adequate reserves with respect thereto are maintained on the books of the applicable Acquired Company in accordance with GAAP; (ii) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate procedures and for which adequate reserves with respect thereto are maintained on the books of the applicable Acquired Company in accordance with the Accounting Principles; (iii) Encumbrances securing rental payments under capital lease arrangements; (iv) Encumbrances encumbering any of the Leased Real Property that do not materially interfere with the use or occupancy of the Leased Real Property by the Acquired Companies or the operation of the Business as currently conducted thereon; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) customary contractual provisions providing for retention of title to goods until payment is made; (vii) licenses of Intellectual Property in the ordinary course of business; (viii) Encumbrances set forth on Section 1.1(f) of the Seller Disclosure Letter; (ix) statutory or contractual Encumbrances in favor of lessors arising in connection with any Leased Real Property; and (x) such other encumbrances or imperfections in or failures of title which would be disclosed by a title search or an inspection of the Leased Real Property, including, easements, rights-of-way, covenants, encroachments and servitudes and other similar rights and obligations and zoning or other similar restrictions, in each case, that are not violated by the current use of such Leased Real Property and would not materially impair the operation of the Business.
“Person” means an individual or an association, a corporation, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.
“Post-Closing Tax Period” means any taxable period (or portion thereof in the case of a Straddle Period) beginning after the Closing Date.
“PRC” means the People’s Republic of China (and any political subdivision thereof) and for the purpose of this Agreement only shall exclude Hong Kong, Macau Special Administrative Region and Taiwan (and in each case any political subdivision thereof).

“Pre-Closing Tax Period” means any taxable period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date.
“Public Notice 7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice 2015 No.7) issued by the State Administration of Taxation of the People’s Republic of China (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告), effective as of February 3, 2015, (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).
“Purchase Price” means the amount equal to (i) the Initial Purchase Price; (ii) (a) plus the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, or (b) minus the amount, if any, by which Target Net Working Capital exceeds the Closing Net Working Capital; plus (iii) the Closing Cash; minus (iv) the Closing Indebtedness; minus (v) the Closing Transaction Expenses, (vi) (a) plus the amount, if any, by which the Closing Net Securitization Asset Amount exceeds the Target Net Securitization Asset Amount, or (b) minus the amount, if any, by which Target Net Securitization Asset Amount exceeds the Closing Net Securitization Asset Amount, in each case as finally determined pursuant to Section 3.5.
“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy issued in the name of Buyer in connection with the Transaction, substantially in the form attached hereto as Exhibit B.
“R&W Insurer” means Euclid Transactional, LLC.
“Representatives” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, auditors and other agents, representatives and advisors.
“Retained Business” means any business of Seller or any of its Subsidiaries other than the Business.
“Retained Liabilities” means those liabilities that are set forth in Section 12.2(a)(iii) of the Seller Disclosure Letter.
“Retention Pool Amount” means the amount set forth in Section 1.1(g) of the Seller Disclosure Letter.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export-Import Laws, including (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identification List, the Entity List maintained by the U.S.

Department of Commerce, the Debarred List maintained by the U.S. Department of State, and the European Union Consolidated Financial Sanctions List; (ii) any Person located, organized or resident of a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. (including by OFAC or the U.S. Department of State), the United Nations Security Council, the United Kingdom, and the European Union and its member states.
“SEC” means United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC (or any successor agency thereto) promulgated thereunder.
“Seller Disclosure Letter” means the letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Corporate Organization), Section 4.2 (Authority), Section 4.5(a) (Capitalization), Section 5.2 (Authority), Section 5.5 (Ownership), and Section 5.6 (Brokers).
“Seller Guarantees” means the guarantees provided by, or on behalf of, Seller or any of its Affiliates and the keepwells, bonding arrangements, net worth maintenance agreements, letters of credit, reimbursement obligations or letters of comfort imposing obligations on Seller or any such Affiliates in connection with the Business or the Acquired Companies or otherwise for the benefit of Seller or any such Affiliates in respect of the Business or the Acquired Companies, in each case, as set forth in Section 1.1(h) of the Seller Disclosure Letter. Such schedule may be updated by Seller prior to the Closing to include any non-collateralized guarantees entered into in the ordinary course of business between the date hereof and the Closing Date; provided that in no event will Seller update such schedule to include any letters of credit or any other collateralized Seller Guarantees (e.g., letters of credit).
“Seller Plan” means each Employee Benefit Plan (i) that is maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Subsidiaries for the benefit of any Business Employee or any other natural service provider to the Business, or any of their beneficiaries and dependents, or (ii) with respect to which Seller or its Affiliates (including any of the Acquired Companies) has or would reasonably be expected to have any Liability.
“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation and media, including user manuals and training materials, to the extent relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, at least fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests or (c) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body. For the avoidance of doubt, prior to the Closing Date, Subsidiaries of Seller shall include each of the Acquired Companies to be sold by Seller to Buyer at the Closing.
“Systems” means the Software, computer firmware, computer hardware, whether general purpose or special purpose, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned, used or relied on by any of the Acquired Companies.
“Target Net Securitization Asset Amount” means (i) if the Calculation Time is between October 1 and December 31 of any year, $52,303,000, (ii) if the Calculation Time is between January 1 and March 31 of any year, $50,796,000, (c) if the Calculation Time is between April 1 and June 30 of any year, $61,444,000 and (d) if the Calculation Time is between July 1 and September 30 of any year, $62,468,000.
“Target Net Working Capital” means $(24,984,000).
“Tax” means any and all U.S. federal, state, county, local, non-U.S. and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, sales and use, excise, franchise, profits, capital gains, transfer, gross receipts, net or gross proceeds, gross margins, capital stock, production, customs, real property (including general and special assessment), personal property, sales, use, harmonized sales, goods and services, transfer, service, occupation, disability, employment, social security (or similar, including FICA), stamp, premium, windfall, unemployment, payroll, severance, alternative minimum, add-on, value-added, withholding or other taxes, charge fees, levies or similar assessments (however denominated), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, duties or assessments and including any interest, additions to tax or penalties on such amounts, in each case, whether disputed or not.
“Tax Period” means any period prescribed by any Law or Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” means any audit, contest, litigation, examination, investigation or other proceeding by, with, or against any Governmental Entity with respect to Taxes or Tax Returns.
“Tax Return” means any return, report, declaration, information return, claim for refund, statement, notice, election or similar document filed with or submitted to, or required to be filed with or submitted to any Taxing Authority with respect to Taxes, and including any schedule or attachment thereto and any amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the determination, assessment, administration, implementation, enforcement, imposition or collection of any Tax.
“Third Party” means any Person other than Seller, Buyer, the Acquired Companies or any of their respective Affiliates.
“Transaction” means the transactions contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement (including the Seller Disclosure Letter and the Exhibits to this Agreement), the Transition Services Agreement, the Sublease Agreement and the Deferred Payment Amount Agreement.
“Transaction Expenses” means (i) all of the out-of-pocket fees and expenses incurred by any of the Acquired Companies at or prior to the Closing (and not otherwise paid or required to be paid by Seller or by Buyer pursuant to this Agreement), arising out of or in connection with the preparation, negotiation, execution, delivery and consummation of the Transaction, including (a) fees and expenses of counsel, accountants, investment bankers and consultants and other advisors and (b) fees, costs and expenses in connection with obtaining the release and termination of any Encumbrance, (ii) (a) any bonuses payable by an Acquired Company under a Seller Plan (other than the bonuses included in the Retention Pool Amount and the related employer portion of the employment Taxes) to any Person that are incurred, become payable, or are triggered, due to the execution of this Agreement or the consummation of the Transaction other than such bonuses entered into by Buyer or its Affiliates following the Closing (including, following the Closing, the Acquired Companies) and (b) 50% of the Retention Pool Amount (plus in each case, the employer portion of the employment Taxes triggered by any such payments and any gross-up or similar payments for Taxes required to be paid in connection such payment or in connection with any other similar compensatory payment made pursuant to this Agreement); provided that Transaction Expenses shall not include (A) any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer or any of its Affiliates (including, immediately after the Closing, to the extent incurred by any of the Acquired Companies on behalf of or at the direction of Buyer or its Affiliates) and (B) any amounts payable in respect of commitments made or obligations undertaken by Buyer at or after the Closing in accordance with the terms of this Agreement. For purposes of calculating Transaction Expenses at the Calculation Time, liabilities included in the first sentence of this definition (and not excluded by the provisos therein) that are triggered or become payable in whole or part solely as a result of consummation of the Closing shall be included.

“Transition Services Agreement” means the Transition Services Agreement by and between Seller, on the one hand, and Buyer, on the other hand, substantially in the form attached hereto as Exhibit C.
“Treasury Regulations” means the regulations (including any temporary and proposed regulations) promulgated by the U.S. Department of the Treasury under the Code.
“U.K. Documents” means the letter agreement, dated October 27, 2016, by and between Cartus Financing Limited and Lloyds Bank plc and the letter agreement, dated August 22, 2019, by and between Cartus Financing Limited and Lloyds Bank plc, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented; provided that the U.K. Documents shall not include the Overdraft Facility.
“U.S.” means the United States of America.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law relating to plant closings and layoffs.
“Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by either Party to consummate the Transaction when required in accordance with the terms of this Agreement after the applicable conditions thereto (other than those conditions that may only be satisfied at the Closing; provided that such conditions are capable of being satisfied) have been satisfied or waived shall constitute Willful Breach of this Agreement.
Section 1.2 Interpretation. Unless the express context otherwise requires:
(a)When a reference is made in this Agreement to an Article, Section, Recital, Schedule, Annex, Exhibit or the Preamble, such reference shall be to an Article, Section, Schedule of, Annex or Exhibit to, or the Preamble of this Agreement unless otherwise indicated.
(b)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender in this Agreement shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(c) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(d)References in this Agreement to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.
(e)The mere inclusion of an item in the Seller Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Seller or any Acquired Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. Notwithstanding anything to the contrary contained in this Agreement or the Seller Disclosure Letter, the information and disclosures contained in any section of the Seller Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Seller Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
(f)The Seller Disclosure Letter and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
(g)The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Letter in any claim, dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement.
(h)The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement. The word “or” shall be disjunctive but not exclusive (i.e., “or” shall mean “and/or”).
(i)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(j)References to any Law shall be deemed to refer to such Law, as amended from time to time, and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(k)Reference to any Contract or document means such Contract or document; as amended or modified and in effect from time to time on prior to the date of this Agreement in accordance with the terms thereof, together with all addenda, exhibits or schedules (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Contract shall be deemed to refer to such Contract, as amended or modified and in effect as of such date), in each case to the extent such amendment, addenda, exhibits or schedules were delivered or made available to Buyer or its Representatives prior to the date of this Agreement.
(l)A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified, and days and times of day shall be determined by reference to local time in New York, New York.
(m)With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding,” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day.
(n)References to any period of time ending on the Closing Date shall refer to a period of time through the end of the Closing Date, without giving effect to the Transaction.
(o)A reference to “$” or “dollar” shall mean the legal tender of the U.S.
(p)Unless otherwise defined in this Agreement (including, for the avoidance of doubt, in the Accounting Principles), a reference to any accounting term (other than Indebtedness or Transaction Expenses) shall have the meaning as defined under GAAP.
(q)The meaning of the terms “domestic” and “foreign” shall be determined by reference to the U.S.
(r)All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(s)The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been physically made available to a Person during an on-site visit by Buyer’s legal counsel to Seller’s facility at Danbury, Connecticut on October 8, 2019 to October 10, 2019 or such information shall have been posted and remain posted in the virtual “data room” titled “Project Catch” established by Seller or its Representatives, or shall have been delivered to Buyer or its Representatives by electronic mail at the specific request of Buyer or its Representatives, at least six hours prior to the execution of this Agreement.
(t)The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and the provisions of applicable Law, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire from Realogy Services Group LLC, all of the Shares, free and clear of all Encumbrances.
Section 2.2 Restructuring.
(a)Immediately prior to the Calculation Time, Seller shall, and shall cause each of its applicable Affiliates to, consummate the transactions set forth in Section 2.2(a) of the Seller Disclosure Letter to separate the assets and liabilities of the Retained Business from the Acquired Companies and to transfer the Excluded Assets and the Retained Liabilities to Seller or its post-Closing Affiliates (the “Restructuring”); provided that no asset (other than Excluded Assets) shall be transferred pursuant to the Restructuring to the extent primarily related to the Business.
(b)Seller shall be responsible for all Liabilities arising out of the separation of the Retained Business from the Acquired Companies, including as contemplated by the Restructuring, including any (i) Liabilities arising from employee, asset or liability transfers prior to the Closing, (ii) Liabilities for the expenses of the formation of new entities required pursuant to the Restructuring (but, for the avoidance of doubt, excluding any entity formed by Buyer or its Affiliates), (iii) Liabilities arising from a failure by Seller and its applicable Affiliates to comply with this Section 2.2, and (iv) Liabilities for expenses in connection with regulatory filings, notarial and registration fees, and other similar payments to Governmental Entities to implement the Restructuring. For purposes of this Section 2.2(b),
(c)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and the Restructuring shall not constitute an agreement to sell, contribute, dividend, assign, transfer, convey or deliver any asset, license, lease, permit or property that constitutes an Excluded Asset that is to be transferred from an Acquired Company to an Affiliate of Seller with respect to the Retained Business as part of the Restructuring and any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a Third Party) would violate, constitute a default under or breach of such license, lease, permit or property thereunder or would violate any applicable Law (collectively, a “Non-Assignable Asset”), in each case, without first obtaining all such necessary Consents of such Third Parties as set forth on Section 2.2(c) of the Seller Disclosure Letter, and this Agreement and the Restructuring shall not be deemed to constitute a sale, contribution, dividend, assignment, transfer, conveyance or delivery or attempted contribution, dividend, assignment, transfer, conveyance or delivery thereof and the applicable provisions of this Section 2.2 shall apply in regard to all such Non-Assignable Assets.

(d)In the case of a Non-Assignable Asset, to the extent permitted by applicable Law and not expressly prohibited by Contract, Buyer shall cause the applicable Acquired Company to hold, or cause to be held, such Non-Assignable Asset, as of and from the Closing, in trust for Seller or its applicable Affiliate and the covenants and Liabilities thereunder shall be performed by Seller or its applicable Affiliate (and Seller shall, and shall cause such applicable Affiliate to, do so) in the applicable Acquired Company’s name and all benefits and Liabilities existing thereunder shall be for Seller or its applicable Affiliate (in each case, solely to the extent they would otherwise be benefits and Liabilities of Seller or its applicable Affiliate hereunder). Following the Closing, to the extent permitted by applicable Law and not expressly prohibited by Contract, Buyer shall cause the applicable Acquired Company to take, at Seller’s cost and expense, such commercially reasonable actions in its name or otherwise as Seller may reasonably request so as to provide Seller or its applicable Affiliate with the benefits of the Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets and to enforce for the benefit of Seller or its applicable Affiliate and at the expense of Seller or such applicable Affiliate, any and all rights against a Third Party arising under such Non-Assignable Asset, and Buyer shall cause the Acquired Companies to promptly pay, or cause to be paid, to Seller or such of its Affiliates all money or other consideration received by the Acquired Company in respect of all Non-Assignable Assets, net of any Tax incurred or payable in connection with the receipt of such money (or other consideration) or required to be withheld on payment.
(e)Following the Closing, for a period of up to one (1) year following the Closing Date, Buyer shall, and shall cause the applicable Acquired Company to, use reasonable best efforts to, with Seller’s participation and assistance, obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset to Seller or its applicable Affiliate (provided that neither Buyer nor any of its Affiliates shall be required to compensate any Third Party, commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any Third Party to obtain any such consent, approval or waiver). If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement and/or the Restructuring, for no additional consideration, after which, such Non-Assignable Asset shall no longer be subject to this Section 2.2 as a Non-Assignable Asset.
Section 2.3 Closing.

(a)Upon the terms and subject to the conditions of this Agreement, the consummation of the Transaction (the “Closing”) shall take place remotely via exchange of documents and signatures (i) on the date that is the later of (A) the third (3rd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied by actions to be taken at the Closing, but subject to such conditions being satisfied at the Closing), and (B) the earlier to occur of (x) the date during the Marketing Period specified by Buyer on five (5) Business Days’ prior written notice to Seller and (y) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in the case of each of (x) and (y), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being satisfied at the Closing)), or (ii) at such other date and time as the Parties may agree in writing (giving effect to the provisions of Section 7.12(b)). The date on which the Closing occurs is herein referred to as the “Closing Date.”
(b)At the Closing, the Parties shall deliver the agreements, certificates, and other instruments and documents required to be delivered at or prior to the Closing pursuant to Section 2.4. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.
Section 2.4 Closing Deliveries.
(a)At the Closing, Buyer shall deliver or cause to be delivered to Seller or its designee each of the following:
(i)the Estimated Closing Date Payment as required by Section 3.2;
(ii)the certificate to be delivered pursuant to Section 10.3(c);
(iii)a counterpart to the Transition Services Agreement, duly executed by Buyer;
(iv)a counterpart to the Deferred Payment Amount Agreement;
(v)duly completed IRS Forms 8023 (and any corresponding forms under U.S. state or local law) electing to make the Section 338(h)(10) Election, duly executed by Buyer (and such other required signatories of Buyer and/or its Affiliates); and
(vi)all other documents and certificates expressly required to be delivered by Buyer or its Affiliates on or prior to the Closing Date pursuant to this Agreement.
(b)At the Closing, Seller shall deliver or cause to be delivered to Buyer or its designee each of the following:
(i)stock certificates representing the Shares accompanied by duly executed stock power or otherwise endorsed to Buyer;
(ii)the certificate to be delivered pursuant to Section 10.2(d);
(iii)a counterpart to the Transition Services Agreement, duly executed by Seller;

(iv)a properly completed and duly executed certificate from Seller pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (a “FIRPTA Certificate”) in the form and substance attached hereto as Exhibit F;
(v)duly completed IRS Forms 8023 (and any corresponding forms under U.S. state or local law) electing to make the Section 338(h)(10) Election, duly executed by Seller (and such other required signatories of Seller and/or its Affiliates);
(vi)written resignations of the directors of the Acquired Companies to be delivered pursuant to Section 7.24;
(vii)written evidence of termination in form and substance reasonably satisfactory to Buyer of all Contracts set forth on Section 7.13(a) of the Seller Disclosure Letter;
(viii)written evidence reasonably acceptable to Buyer of the release and termination of (A) all Encumbrances on assets of the Acquired Companies and (B) any and all guarantees provided by any Acquired Company, in each case effective as of the Closing, in each case, with respect to any Credit Support Obligations of Seller or its Affiliates (including release letters or acknowledgements in customary form executed by the applicable agent or trustee) and the indebtedness set forth on Section 7.21(b) of the Seller Disclosure Letter;
(ix)a counterpart to the Deferred Payment Amount Agreement; and
(x)all other documents and certificates expressly required to be delivered by Seller or its Affiliates on or prior to the Closing Date pursuant to this Agreement.
ARTICLE III
PAYMENT OF THE PURCHASE PRICE
Section 3.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall pay and deliver to Seller an amount equal to (a)the Initial Purchase Price; (b) (i) plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, or (ii) minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital; plus (c) the Estimated Cash; minus (d) the Estimated Indebtedness; minus (e) the Estimated Transaction Expenses; (f) (i) plus the amount, if any, by which the Estimated Net Securitization Asset Amount exceeds the Target Net Securitization Asset Amount, or (ii) minus the amount, if any, by which the Target Net Securitization Asset Amount exceeds the Estimated Net Securitization Asset Amount; minus (g) the Deferred Payment Amount (the result of the foregoing clauses (a)-(f), the “Closing Date Payment”). Buyer shall pay the Closing Date Payment to Seller in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least one (1) Business Day prior to the Closing Date. After the Closing, the Closing Date Payment shall be subject to adjustment in accordance with Section 3.5.
Section 3.2 Estimated Closing Date Payment Statement. At least three (3) Business Days but not more than seven (7) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good faith estimate calculation of the Closing Date Payment (such statement, the “Estimated Closing Statement”), including Seller’s good faith and reasonably detailed calculation of each of (a) the Net Working Capital of the Acquired Companies as of the Calculation Time (the “Estimated Net Working Capital”); (b) the Cash of the Acquired Companies as of the Calculation Time (the “Estimated Cash”); (c) the outstanding and unpaid Indebtedness of the Acquired Companies as of the Calculation Time (the “Estimated Indebtedness”); (d) the outstanding and unpaid Transaction Expenses of the Acquired Companies as of the Calculation Time (the “Estimated Transaction Expenses”); (e) the Net Securitization Asset Amount of the Acquired Companies as of the Calculation Time (the “Estimated Net Securitization Asset Amount”) and (f) on the basis of the foregoing calculations, the resulting amount of the Closing Date Payment after reducing by the Deferred Payment Amount (the “Estimated Closing Date Payment”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Prior to and after delivering its Estimated Closing Date Payment, Seller shall cooperate and provide such information as reasonably requested by Buyer and its Representatives regarding the calculation of the components thereof and provide such back-up therefor as reasonably requested. Seller will consider in good faith any comments made by Buyer to the Estimated Closing Statement and will make any revisions to the Estimated Closing Statement that are agreed by the Parties (which shall then be the “Estimated Closing Statement” for purposes of this Agreement).
Section 3.3 Withholding. Notwithstanding any other provision of this Agreement, Buyer, Seller, the Acquired Companies (and each of their respective Affiliates and designees) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or foreign Tax Law, as applicable; provided, however, that Buyer agrees that, except with respect to any withholding obligation attributable to (x) compensatory payments, (y) any backup withholding requirements or (z) Seller’s failure to deliver the FIRPTA Certificate in accordance with Section 2.4(b)(iv), upon determining that any such deduction or withholding is required, Buyer or the Acquired Companies (and each of their respective Affiliates or designees), as applicable, shall give prompt notice to the Seller, and the Seller shall have the opportunity to mitigate any such potential deduction or withholding by providing forms or other certifications that may reduce or eliminate such deduction or withholding. To the extent any amounts are deducted or withheld under this Section 3.3, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 3.4 Taking of Necessary Actions; Further Actions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Buyer, the Acquired Companies and Seller are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.5 Post-Closing Adjustment.
(a)Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth (i) Buyer’s good faith reasonably detailed computation of (A) the Net Working Capital of the Acquired Companies as of the Calculation Time (the “Closing Net Working Capital”); (B) the Cash of the Acquired Companies as of the Calculation Time (the “Closing Cash”); (C) the outstanding and unpaid Indebtedness of the Acquired Companies as of the Calculation Time (“Closing Indebtedness”); (D) the outstanding and unpaid Transaction Expenses of the Acquired Companies as of the Calculation Time (the “Closing Transaction Expenses”); (E) the Net Securitization Asset Amount of the Acquired Companies as of the Calculation Time (the “Closing Net Securitization Asset Amount”); and (F) on the basis of the foregoing calculations, after reducing by the Deferred Payment Amount, the resulting amount of the Final Closing Date Payment, and (ii) a reasonably detailed explanation of any differences between an amount reflected in the Preliminary Closing Statement and the amount of the corresponding item as reflected in the Estimated Closing Statement, as well as all work papers, supporting documentation and other information that Buyer has relied upon or otherwise determined supports such differences.
(b)Seller shall have sixty (60) days following receipt to review the Preliminary Closing Statement and to notify Buyer in writing of any dispute regarding the Preliminary Closing Statement, and the respective calculations set forth in each, to determine the final Closing Net Working Capital, the Closing Net Securitization Asset Amount, the Closing Cash, the Closing Indebtedness and the Closing Transaction Expenses, specifying the reasons therefor in reasonable detail (the “Dispute Notice”). If no Dispute Notice is delivered to Buyer within such sixty (60) day review period, or if Seller delivers a written acceptance of the Preliminary Closing Statement during such sixty (60) day period, then the components contained in the Preliminary Closing Statement prepared by Buyer shall be used to calculate the Final Closing Date Payment, and the Final Closing Date Payment shall become final, conclusive, binding and non-appealable as of the end of the sixty (60) day review period or, if earlier, the date of receipt by Buyer of such written acceptance. In connection with its review of, or any dispute with respect to, the Preliminary Closing Statement, Seller and its Representatives shall be given reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer, the Acquired Companies or any of their Affiliates, and to the finance personnel thereof, and any other information which Seller reasonably requests, and Buyer shall, and shall cause the Acquired Companies and their Affiliates to, cooperate with Seller in connection therewith.

(c)In the event that Seller delivers a Dispute Notice to Buyer, Seller and Buyer shall cooperate in good faith to resolve such dispute as reasonably promptly as practicable and upon such resolution, if any, any adjustments to the Preliminary Closing Statement or to the Closing Net Working Capital, the Closing Net Securitization Asset Amount, the Closing Cash, the Closing Indebtedness or the Closing Transaction Expenses calculated therein agreed to in writing by Seller and Buyer shall be final, conclusive, binding and non-appealable upon all Parties. If Seller and Buyer are unable to resolve any such dispute within twenty (20) Business Days (or such longer period as Seller and Buyer shall mutually agree in writing) of Seller’s delivery of such Dispute Notice, the specific items or components of the Preliminary Closing Statement that are still in dispute shall be submitted to the dispute resolution department of KPMG LLP or, if such accounting firm is unable or unwilling to serve in such role, another independent nationally recognized accounting, valuation firm to be agreed upon by Seller and Buyer acting reasonably (either such firm, the “Settlement Accountant”). The Settlement Accountant shall determine whether and to what extent, if any, such items or components of the Preliminary Closing Statement require adjustment; provided that (i) the Settlement Accountant may consider only those items and amounts (and related items and amounts) on the Preliminary Closing Statement and/or the Preliminary Closing Statement as to which Seller and Buyer have disagreed within the time periods and on the terms specified above, and (ii) the Settlement Accountant’s determination of any disputed amount set forth on the Preliminary Closing Statement and/or the Preliminary Closing Statement may neither be less than the lower, nor more than the higher, of Seller’s and Buyer’s respective calculations of such amount as set forth in the Dispute Notice. The Settlement Accountant shall be instructed to use reasonable best efforts to make its final determination within thirty (30) days of submission by the Parties of the dispute to it and, in any case, as promptly as practicable after such submission. The Settlement Accountant’s written determination shall be final, conclusive, binding and non-appealable on the Parties and all Acquired Companies, absent manifest error. All negotiations pursuant to this Section 3.5(c)shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Settlement Accountant, and the dispute resolution proceedings under this Section 3.5(c), shall be treated as confidential information. All fees and expenses of the Settlement Accountant incurred pursuant to this Section 3.5(c) shall be borne by Buyer, on the one hand, and Seller, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the disputed items weighted in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Settlement Accountant ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Settlement Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to Buyer and seventy percent (70%) (i.e., 700 divided by 1,000) to Seller. Subject to limitations set forth in Section 3.5(b), Buyer and Seller shall make available to the Settlement Accountant and to each other all relevant books and records and working papers relating to the Preliminary Closing Statement and the Dispute Notice (including reasonable access during reasonable business hours to personnel at the Acquired Companies who prepared the Preliminary Closing Statement) and all other items reasonably requested by the Settlement Accountant. The Preliminary Closing Statement, Closing Net Working Capital, the Closing Net Securitization Asset Amount, the Closing Cash, the Closing Indebtedness and the Closing Transaction Expenses calculated therein (i) if deemed final in accordance with Section 3.5(b) because there is no Dispute Notice given, (ii) as otherwise amended through a mutually agreed upon writing by Buyer and Seller, or (iii) if a Dispute Notice has been timely delivered by Seller in accordance with Section 3.5(b), and not otherwise mutually agreed upon in writing by Buyer and Seller, as finally determined by the Settlement Accountant in accordance with this Section 3.5(c), shall be used to calculate the “Final Closing Date Payment”).

(d)If the Final Closing Date Payment exceeds the Estimated Closing Date Payment (the amount of such excess, the “Additional Purchase Price”), then, within three (3) Business Days following such determination, Buyer shall pay to Seller the Additional Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller.
(e)If the Estimated Closing Date Payment exceeds the Final Closing Date Payment (the amount of such excess, the “Shortfall Amount”), then within three (3) Business Days following such determination, Seller shall pay to Buyer, the Shortfall Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.
(f)Seller and Buyer agree to treat all payments made either to or for the benefit of the other pursuant to this Section 3.5 as adjustments to the Closing Date Payment for all Tax purposes, except as otherwise required by applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
Except as disclosed in the Seller Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:
Section 4.1 Corporate Organization. Each Acquired Company (a) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (in the case of good standing, to the extent such jurisdiction recognizes such concept) under the Laws of the jurisdiction in which it is incorporated or organized, (b) is duly qualified to do business and is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, in each case as set forth in Section 4.1 of the Seller Disclosure Letter and (c) has the requisite corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except in each of the foregoing clauses (a) – (c), as would not reasonably be expected to result in a Material Adverse Effect.
Section 4.2 Authority. Each Acquired Company has full corporate or other organizational power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction, except where the failure to have such power and authority would not prohibit or materially impair or delay such Acquired Company’s ability to consummate the Transaction and to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance by such Acquired Company of the Transaction Documents and the consummation by such Acquired Company of the Transaction have been duly and validly authorized by all required action on the part of such Acquired Company, and no other proceedings on the part of such Acquired Company are necessary to authorize the execution, delivery and performance by such Acquired Company of the Transaction Documents or to consummate the Transaction. Upon execution and delivery of the Transaction Documents to which such Acquired Company is or will be a party, and, assuming the due authorization, execution and delivery by each other party to such Transaction Documents, such Transaction Documents will constitute legal, valid and binding obligations of such Acquired Company enforceable against such Acquired Company in accordance with the terms and provisions of this Agreement (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).
Section 4.3 No Conflict. Subject to receipt of the Consents set forth in Section 4.3 of the Seller Disclosure Letter, neither the execution, delivery or performance of the Transaction Documents nor the consummation of the Transaction will: (a) violate, breach or conflict with, or allow any Person to exercise any rights under, the Organizational Documents of the Acquired Companies; (b) require a Consent under, conflict with, result in a material violation or breach of, or constitute a material default under, result in the modification or acceleration of, create in any party the right to payment under or the right to accelerate, terminate or cancel any Material Contract; (c) constitute or result in the creation of any Encumbrance upon any material asset or property used or held for use in the Business, in each case, other than Permitted Encumbrances; (d) constitute or result in a breach or violation of any Order applicable to the Business or by which any of the properties or assets of the Acquired Companies or Seller may be bound or affected; (e) result in a breach or violation, or cause the termination or revocation, of any Consent held by any Acquired Company that is necessary to the operation of the Business, in each case, which would be material to the Business, taken as a whole; or (f) violate any Law to which the Acquired Companies are subject (to the extent relating to the Business), except with respect to each of the foregoing clauses (b) – (f) as would not have a material impact on the Acquired Companies, taken as a whole.
Section 4.4 Litigation; Orders. As of the date of this Agreement, there are no, and for the three (3) years prior to the date of this Agreement has not been any (a) pending or, to the Knowledge of Seller, threatened, material Actions against or involving any Acquired Company that would reasonably be expected to (a) result in payment of Damages in excess of $2,500,000 by such Acquired Company, (b) materially impair or delay the performance or operation of the Business or any portion thereof, or (c) prohibit or materially impair or delay the performance or consummation of the Transaction. No Acquired Company is subject to any outstanding or unsatisfied Order. None of the Acquired Companies is a party or subject to any Order from any Governmental Entity.
Section 4.5 Capitalization.

(a)Section 4.5(a) of the Seller Disclosure Letter sets forth the (i) authorized capital stock of each Acquired Company, (ii) number of issued and outstanding capital stock of, or other equity interests in, each Acquired Company that are owned by Seller or an Acquired Company (the “Business Equity Interests”), (iii) record holder of such Business Equity Interests, and (iv) jurisdiction of organization of each Acquired Company. The Business Equity Interests were not issued in violation of any preemptive or other rights of any Person. There are no liabilities for, or obligations with respect to, any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any of the Business Equity Interests. The Business Equity Interests have been duly authorized by all necessary entity action, have been duly issued and are fully paid and non-assessable. Except for the rights created in favor of Buyer under this Agreement, Seller has never created nor committed to create, nor allowed the creation of, any of the following, and none of the following exists as a result of any actions taken by or on behalf of Seller: (A) any authorized or outstanding subscription, warrant, option, unit appreciation right, phantom unit, profit participation, call or similar right, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire from Seller or the Acquired Companies equity securities in the Acquired Companies; (B) any commitment on the part of Seller or the Acquired Companies to issue, exchange, transfer, deliver or sell or cause to be issued, exchanged, transferred, delivered or sold, any units, subscriptions, warrants, options, profits interests, calls convertible securities, or other right; (C) any voting trust or agreement, members’ agreement, pledge agreement, buy-sell agreement, right of first refusal or offer, preemptive right or proxy relating to any securities or interests of the Acquired Companies or to which Seller or any of the Acquired Companies is a party in respect of the Business Equity Interests; or (D) any restrictions on the transfer of the Business Equity Interests, except for restrictions imposed by applicable Law.
(b)True and complete copies of the Organizational Documents of each Acquired Company as currently in effect (including all amendments thereto) have been made available to Buyer. No Acquired Company is in material breach, default or violation (and no event has occurred that with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, would constitute a breach, default or violation) of any term, condition or provision of its Organizational Documents.
Section 4.6 Financial Statements. Section 4.6 of the Seller Disclosure Letter sets forth (a) the unaudited, combined balance sheet of the Business at December 31, 2018, and the related unaudited, combined statement of income and cash flows of the Business for the year then ended and (b) the unaudited, combined balance sheet of the Business at September 30, 2019, and the related unaudited statement of income and cash flows of the Business for the nine (9) month period then ended (collectively, the “Unaudited Financial Statements”), which in each case, have been compiled by management of Seller from source documentation subject to the controls and procedures of Seller’s accounting systems and have been prepared in accordance with GAAP. The Unaudited Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Business at their respective dates and for the periods covered by such statements, subject to certain adjustments described therein and subject to the omission of footnotes, none of which are material, individually or in the aggregate, but do not reflect what the consolidated results of operations and financial positions would have been if the Business had been operated independently of Seller during the periods presented in that they include allocations of certain assets, liabilities, revenues and expenses. The balance sheet of the Business as of September 30, 2019 is referred to in this Agreement as the “Balance Sheet,” and the date thereof as the “Balance Sheet Date.”
Section 4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the Seller Disclosure Letter or as otherwise contemplated by the Restructuring, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, (a) there has not occurred any Material Adverse Effect; (b) the Business has been conducted in all material respects in the ordinary course consistent with past practices; (c) none of the Acquired

Companies has suffered any Damages, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (d) no event has occurred and there has not been adoption of any material plan of merger, consolidation, reorganization, liquidation or dissolution filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by any Acquired Company; (e) no Intellectual Property owned by Seller or its Affiliates and used by the Business has lapsed or has been abandoned, sold, assigned, transferred or licensed (except non-exclusive licenses granted in the ordinary course of business); (f) there has not been any transfer of any employees of Seller or its Affiliates into the Acquired Companies or the Business and there has not been any transfer of any employees of the Acquired Companies or the Business into Seller or its Affiliates (other than the Acquired Companies); and (g) none of the Acquired Companies has taken (or failed to take) any action, that if taken or occurred after the date of this Agreement, would have required Buyer’s consent pursuant Section 7.1 or otherwise resulted in a breach thereof.
Section 4.8 Undisclosed Liabilities. There are no material Liabilities of the Acquired Companies of any nature, whether or not accrued, contingent or otherwise other than those Liabilities (a) to the extent reflected or reserved against on the Balance Sheet or otherwise disclosed in Section 4.8 of the Seller Disclosure Letter or to the extent to be reflected or reserved for in the calculation of Transaction Expenses, Net Working Capital or Indebtedness as finally determined in accordance with Section 3.5; (b) that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (excluding any Liabilities resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement, violation of law, misappropriation or Action) and to the extent included in the calculation of Closing Net Working Capital as finally determined in accordance with Section 2.4(c) that have been discharged or paid off in full prior to the Calculation Time without further liability to any Acquired Company; or (c) that are not material to the Acquired Companies, taken as a whole.
Section 4.9 Taxes.
(a)Each Acquired Company has filed or caused to be filed on a timely basis (taking into account any valid extensions of time) all material Tax Returns that are required to have been filed by it. All such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with applicable Law. Each of the Acquired Companies has timely paid all material Taxes which are due and payable (whether or not shown on such Tax Returns).
(b)There are no pending or current material Tax Proceedings for or with respect to any material Tax Return or liability in respect of material Taxes of the Acquired Companies. No Acquired Company has received from any Taxing Authority any written notice of a proposed adjustment, deficiency, or underpayment of income or other material Taxes that has not been fully satisfied or completely withdrawn. There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of material Taxes of, or the filing of any material Tax Return.

(c)There are no material Encumbrances (other than Permitted Encumbrances) for Taxes against any assets of the Acquired Companies.
(d)None of Seller or any of the Acquired Companies has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Seller or any of the Acquired Companies been distributed, in each case in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, in the two (2) years prior to the date of this Agreement.
(e)None of Seller nor any of the Acquired Companies has engaged in or has been party to a “listed transaction” as defined in Section 6707A(c)(2) of the Code and as set forth in Treasury Regulation Section 1.6011-4(b)(2) or any analogous provision of state or local Law.
(f)Each Acquired Company has properly withheld and collected all material amounts required by Law to be withheld or collected by such Acquired Company on account of Taxes, and has timely remitted all such amounts to the appropriate Taxing Authority within the time prescribed under Law.
(g)No written claim has been made by any Taxing Authority in any jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to a material amount of Tax by or required to file a Tax Return in that jurisdiction. None of the Acquired Companies is subject to Tax in any country other than the country in which it is organized by virtue of (i) a permanent establishment (within the meaning of an applicable income Tax treaty) or other office or fixed place or business or (ii) having a source of income in that country.
(h)No Acquired Company has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is Seller) filing a consolidated, combined, unitary or other similar Tax Return.
(i)The Acquired Companies will be not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in or use of an improper method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed by any Acquired Company prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received by any Acquired Company on or prior to the Closing Date.
(j)None of the Acquired Companies is a party to or bound by any Tax allocation, indemnity or sharing agreement (other than customary written contracts entered into in the ordinary course of business the primary purposes of which does not relate to Taxes).
(k)No Acquired Company has requested or received any material rulings or entered into any material arrangements with any Tax authority, or received or benefited from any material Tax exemption, Tax holiday or other material Tax reduction agreement or order, or other material special Tax regime.

(l)Seller has filed a consolidated U.S. federal income Tax Return with the U.S. Acquired Companies that are treated as corporations for U.S. federal income tax purposes for the taxable year immediately preceding the current taxable year and is eligible to make a valid election under Section 338(h)(10) of the Code.
Section 4.10 Material Contracts.
(a)Section 4.10(a) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following categories of Contracts, other than any Seller Plan, Real Property Lease, enterprise-wide vendor or supplier Contract or this Agreement (or any arrangement or agreement contemplated by this Agreement), that relate primarily to the Business and to which any Acquired Company is a party or by which any of the Acquired Companies is bound (such Contracts listed or required to be listed, “Material Contract”):
(i)other than a Contract of the type described in Section 4.10(a)(ii), any Contract involving aggregate consideration payable by or to any Acquired Company in excess of $250,000 in the twelve (12) month period ended December 31, 2018, which, in each case, cannot be cancelled by Seller or such Acquired Company, as applicable, without material penalty or without more than one hundred and twenty (120) days’ notice;
(ii)is a purchase or sale agreement (other than purchase orders issued in the ordinary course of business that do not materially modify the terms of any underlying Contract pursuant to which such purchase orders are issued) with any customer who, in the twelve (12) month period prior to September 30, 2019, was one of the thirty (30) largest sources of revenues for the Business, based on amounts paid or payable;
(iii)any Contract that contains a non-compete provision restricting an Acquired Company from competing with another Person in any material respect;
(iv)any Contract for the supply or purchase of materials, supplies, equipment or services or payments by, such Acquired Company of an amount or value in excess of $250,000 in the twelve (12) month period ended December 31, 2018;
(v)any Contract that contains any (A) “most favored nation” or similar provision in favor of a Person, (B) a provision expressly requiring any Acquired Company to purchase goods or services exclusively from another Person, or (C) provision limiting the freedom of an Acquired Company to engage in any line of business or compete with another Person, in the case of clauses (A) through (C), excluding client Contracts and confidentiality Contracts entered into in the ordinary course of business consistent with past practices;

(vi)any Contract (A) for the license of any material Intellectual Property, whether licensed out by Acquired Companies to any other Person or licensed in to the Acquired Companies by any other Person (excluding any (1) “off-the-shelf” or other Software that is available to such Acquired Company pursuant to a standard form commercial license agreement, (2) non-exclusive licenses granted to customers in the ordinary course of business and (3) open source licenses), (B) under which an Acquired Company developed material Intellectual Property for any Person or any Person develops material Intellectual Property for an Acquired Company (other than agreements with employees and independent contractors entered into in the ordinary course of business on standard forms of agreement); or (C) entered into to resolve any material Intellectual Property-related dispute, including settlement agreements, covenants not to sue, coexistence agreements, consent to use agreements, or similar agreements;
(vii)any Contract evidencing Indebtedness of the Acquired Companies (other than any Indebtedness between or among any such Acquired Company, on the one hand, and any of Seller and its Affiliates, on the other hand), agreement of guarantee, support or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person (other than another Acquired Company), in each case, in an amount in excess of $150,000;
(viii)any Contract related to the Apple Ridge Funding LLC securitization program or the U.K. Documents (including such documents);
(ix)any Contract requiring capital expenditures by any Acquired Company in excess of $250,000;
(x)any Government Contract;
(xi)any Contract for the acquisition or disposition of any business, or substantially all of the assets (in a single or related series of transactions), properties or rights of such business that has been consummated or is not yet consummated within the three (3) years prior to the date of this Agreement under which any of the Acquired Companies or the Business has any continuing or future liability, including obligations with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligations or other contingent obligations, indemnification obligations or non-competitive provisions, in each case, with respect to such acquisition or disposition;
(xii)any Labor Agreement;
(xiii)Contract pursuant to which any Acquired Company grants a power of attorney to any other Person, other than power of attorney granted in the ordinary course of business;
(xiv)any Contract pursuant to which such Acquired Company is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving annual rental payment in excess of $250,000 in the aggregate and that cannot be terminated by the Acquired Company within thirty (30) days after giving notice of termination without resulting in any material costs or penalty to the Acquired Company;

(xv)any material Contract relating to settlement or other final disposition of any Action pursuant to which any Acquired Company would reasonably be expected to be required to make payments in excess of $200,000 in the aggregate;
(xvi)any Contract relating to the disposition or acquisition of all or substantially all of the assets of, or any equity interest in, any Acquired Company; and
(xvii)any partnership, joint venture or similar arrangement between any Acquired Company and any Third Party.
(b)Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company that is party thereto, and is enforceable against such Acquired Company and, to the Knowledge of Seller, represents the legal, valid and binding obligations of and are enforceable against the other parties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)); and (ii) none of the Acquired Companies, nor to the Knowledge of Seller, any of the other parties thereto, is in material breach of or default under, or has failed to perform any material obligation required to be performed by it under, any Material Contract, and neither the Acquired Companies nor Seller has received any written or, to the Knowledge of Seller, oral notice of any such breach or default and to the Knowledge of Seller, no event has occurred, which individually or in the aggregate, would reasonably be expected to result in a material breach of, a material default under or permit the termination, modification or acceleration of any material obligation under, any Material Contract (in each case, with or without notice or lapse of time or both).

(c)Except as set forth in Section 4.10(c) of the Seller Disclosure Letter, with respect to any Government Contract to which any Acquired Company is or has been a party in the past three (3) years: (i) the Acquired Company has been in material compliance with contract requirements and has maintained necessary performance qualifications, certifications and approvals to ensure adequate performance; (ii) representations and certifications applicable to such Government Contract and associated bids or proposals were accurate in all material respects when made and have been updated to remain current if required; (iii) invoices and reports submitted to a customer were accurate in all material respects, and any required adjustments or overpayments have been promptly credited and reported to the applicable customer and recorded in the financial records of the Acquired Company; and (iv) no such Government Contract was awarded on the basis of “small business” status or other preferred bidder status or a disclosure of incurred or projected costs or commercial pricing data, nor includes a pricing guarantee or a duty to accumulate, allocate or report costs of performance, nor requires or involves access to classified information or facilities, nor provides a Governmental Entity or customer with rights to ownership of the Intellectual Property of the Acquired Company. For the three (3) years prior to the date of this Agreement, neither the Acquired Company nor any of its officers, directors, principals, owners or managers has been suspended or debarred from contracting with a Governmental Entity or has been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending or debarring official. As of the date of this Agreement, the Acquired Company does not have a material conflict of interest that would affect the validity of or ability to obtain a government-funded contract and has not been in violation of any applicable restriction or requirement relating to payments to or the offering or giving of anything of value to a Governmental Official. With respect to any Government Contract to which any Acquired Company is or has been a party in the past three (3) years, the Acquired Company has not submitted any materially false or fraudulent claims nor any disclosures to a Governmental Entity pertaining thereto, nor received or made written assertions or demands relating to breach, termination, cure or show-cause notice, audit, investigation, non-responsibility, conflict of interest, inaccurate certification, improper invoicing, false or reckless claim, false statement, fraud, kickback or violation of Law arising under or related to a government-funded contract or an associated bid or proposal.
Section 4.11 Customers and Suppliers. Section 4.11 of the Seller Disclosure Letter sets out the twenty (20) largest customers of the Business (solely based on the aggregate revenues of the Business as set forth on Section 4.11 of the Seller Disclosure Letter) and the ten (10) largest suppliers of the Business (solely based on the aggregate expenditures of the Business (but excluding any enterprise-wide suppliers of Seller) as set forth on Section 4.11 of the Seller Disclosure Letter), in each case for both the twelve (12) month period ended December 31, 2018 and the nine (9) month period ended September 30, 2019. Except as set out in Section 4.11 of the Seller Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, since the Balance Sheet Date to the date of this Agreement, no Acquired Company has received written notice from any such customer or supplier that such customer or supplier, as applicable, intends to terminate or materially modify any existing Contracts or relationship with any Acquired Company, and, to the Knowledge of Seller, no such termination, cancellation, or material or adverse modification has been threatened by any such supplier or customer
Section 4.12 Intellectual Property.
(a)Section 4.12(a) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all U.S. and foreign applications and registrations for Intellectual Property owned by each Acquired Company and used in the Business. Except as set forth on Section 4.12(a) of the Seller Disclosure Letter, an Acquired Company is the sole and exclusive beneficial and record owner of all of the Intellectual Property set forth thereon, and all such Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable. For the three (3) years prior to the date of this Agreement, there has been no claim asserted or, to the Knowledge of Seller, threated in writing against any Acquired Company challenging the validity or enforceability of any such Intellectual Property.

(b)The Acquired Companies take reasonable measures to protect the confidentiality of their material trade secrets, and to the Knowledge of Seller, there has not been any disclosure of or access to any trade secrets used by or in the Business in a manner that has resulted or is likely to result in the loss of trade secret rights in and to such information. Each employee or independent contractor who has contributed to the development of Intellectual Property owned by an Acquired Company has entered into a valid and enforceable agreement (or has similar obligations by operation of law) assigning to an Acquired Company or a predecessor owner such employee’s or contractor’s rights in and to such Intellectual Property and obligating such employee or independent contractor to maintain the confidentiality of the trade secrets and other Confidential Information of the Business.
(c)Each of the Acquired Companies and Seller and its other Affiliates (with respect to the Business) has used commercially reasonable efforts to protect the Systems, including maintaining the confidentiality, integrity, and security of the Systems (and all information stored or contained therein or transmitted thereby from any unauthorized intrusion, breach, use, access, interruption or modification by any Person) and to ensure that all Systems are fully functional and operate and run in a reasonable and efficient business manner. For the three (3) years prior to the date of this Agreement, there have been no failures, breakdowns, outages, bugs, continued substandard performance, or other adverse events affecting any of the Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the Business which have not been resolved. The Systems are sufficient for the operation of the Business in all material respects. Each of the Acquired Companies and Seller and its other Affiliates (with respect to the Business) has taken commercially reasonable steps to ensure that the Business can continue to operate in all material respects in the event of a failure of the Systems, has implemented and maintains commercially reasonable back-up and disaster recovery plans, and has in place commercially reasonable technical and organizational measures to protect against the unauthorized or unlawful processing of, or accidental loss, destruction or damage of, data.
(d)Each of the Acquired Companies has been, and is, in compliance in all material respects with all Data Security Requirements. For the three (3) years prior to the date of this Agreement, there has been no actual or alleged unauthorized use or theft of, access to, or intrusion or breach of security with respect to, (i) any of the Systems, or (ii) any personal information, payment card information, confidential or proprietary data, or any other information collected, maintained, or stored by or on behalf of the Business or any of the Acquired Companies (or any loss, destruction, compromise, or unauthorized disclosure thereof) in any material respect. During the three (3) years prior to the date of this Agreement, no Acquired Company nor Seller nor any of its other Affiliates (with respect to the Business) has received, or been subject to, any notice, complaint, investigation, inquiry or enforcement proceedings from any Person, alleging material non-compliance with the Data Security Requirements or claiming material compensation or damages in respect thereof, and no such complaint, investigation, inquiry or proceedings have been threatened or are pending.

(e)No proprietary Software of an Acquired Company incorporates, embeds, links to, or otherwise uses any “freeware” or “open source” Software in a manner that requires the disclosure, licensing, or distribution of any source code for any portion of the proprietary Software or of any Intellectual Property owned by an Acquired Company, or otherwise requires an Acquired Company to distribute any proprietary Software of an Acquired Company on a royalty-free basis. Each Acquired Company and Seller and its Affiliates (with respect to the Business) has taken commercially reasonable steps to maintain the source code to the proprietary Software of the Acquired Companies in confidence and (i) the source code of such proprietary Software has not been disclosed to any Person other than employees and contractors subject to valid and enforceable written agreements (or similar obligations by operation of law) providing for confidentiality, (ii) there is no current or contingent obligation to disclose any such source code to any other Person, and (iii) no Person other than the Acquired Companies (and such employees and contractors) is in possession of any such source code. Each Acquired Company is in material compliance with all obligations under any agreement pursuant to which such Acquired Company has obtained the right to use any third party Software, including open source software, and in particular such Acquired Company has purchased a sufficient number of seat licenses therefor.
Section 4.13 Real Property.
(a)Except as set forth on Section 4.13(a) of the Seller Disclosure Letter, none of the Acquired Companies nor any of their respective Subsidiaries own any real property. Nothing in this Section 4.13(a) applies to, and no representation is given with respect to, residential homes owned or held by Cartus Corporation, Cartus Financial Corporation, Cartus Relocation Canada Limited, Cartus Limited or Cartus Financing Ltd. for the benefit of their clients in connection with the Business.
(b)Section 4.13(b) of the Seller Disclosure Letter sets forth the addresses of all of the leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by any of the Acquired Companies (to the extent relating to the Business) (the leased real property listed on Section 4.13(b) of the Seller Disclosure Letter being referred to collectively as the “Leased Real Properties”) and the leases, subleases, licenses, concessions or other similar such agreements (written or oral, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto in the possession of Seller) pursuant to which the applicable Acquired Company has an interest in the Leased Real Properties (collectively, the “Real Property Leases”), including the date of each such Real Property Lease document. Seller or its Affiliates have delivered to Buyer a true and complete copy of each Real Property Lease in Seller’s possession as of the date of this Agreement, and in the case of any known oral Real Property Lease, a written summary of the material terms of such oral Real Property Lease.

(c)With respect to each Real Property Lease: (i) such Real Property Lease constitutes the entirety of the agreement in possession of Seller to which the applicable Acquired Company is a party with respect to the Leased Real Property; (ii) each Real Property Lease is legal, valid and binding and enforceable in accordance with its terms; (iii) except as may be set forth in Section 4.13(c) of the Seller Disclosure Letter to the contrary, the applicable Acquired Company has not assigned, sublet, transferred or conveyed any interest in such Real Property Lease or the applicable Leased Real Property (other than any sublease or license that will expire prior to the Closing); (iv) neither the applicable Acquired Company nor, to the Knowledge of Seller, any other party has received notice of any material breach or material default under any Real Property Lease and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default thereunder; (v) there are no condemnation or eminent domain proceedings overtly threatened in writing or, to the Knowledge of Seller, pending or contemplated concerning the Leased Real Property; (vi) to the Knowledge of Seller, the applicable Acquired Company’s possession and quiet enjoyment of the Leased Real Property under each Real Property Lease has not been disturbed, and to the Knowledge of Seller, there are no material disputes with respect to any such Real Property Lease; and (vii) no Acquired Company has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein, except as may be set forth to the contrary in the Real Property Leases.
(d)The Leased Real Property constitutes all of the real property used or intended to be used in, or otherwise related to, the Business and, to the Knowledge of Seller, all Leased Real Property is in good condition and repair, normal wear and tear excepted, and sufficient for the operation of the Business and in the condition and repair as required under the relevant lease.
Section 4.14 Employees. Section 4.14 of the Seller Disclosure Letter sets forth a complete list, as of the date of this Agreement, of the identification number and position of each employee of: (a) the Acquired Companies whose duties and responsibilities are primarily related to the Business, and (b) Seller or its Affiliates (not including the Acquired Companies) identified by Seller as supporting the Business (the “Business Employees”), as such list may be updated in accordance with Section 8.1(a).
Section 4.15 Labor Matters.
(a)Except as set forth in Section 4.15(a) of the Seller Disclosure Letter, none of the Acquired Companies or the Business is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements with any labor union, works council, or other labor organization (to the extent relating to the Business) (“Labor Agreement”).
(b)For the past three (3) years, no labor union, labor organization or group of employees of the Acquired Companies, the Offer Employees, or Inactive Employees has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority (to the extent relating to the Business). To the Knowledge of Seller, in the past three (3), there have been no ongoing or threatened labor union organizing activities with respect to any Acquired Companies (to the extent relating to the Business), the Offer Employees, or Inactive Employees.
(c)For the past three (3) years, there has been no actual or, to the Knowledge of Seller, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Acquired Companies (to the extent relating to the Business), the Offer Employees, or Inactive Employees. With respect to the Transaction, the Acquired Companies and Seller and its Affiliates have satisfied all notice, consultation, bargaining, and consent obligations owed to the Business Employees under applicable Law or Labor Agreement.

(d)The Acquired Companies and Seller and its Affiliates (to the extent relating to the Business) are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to labor and employment matters, including those relating to wages, working time (including payment of overtime and monitoring of working time), equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, employees’ mandatory representation, workplace safety, immigration, employee and worker classification, and the payment and withholding of social security and other payroll Taxes. Except as would not result in material Liability to the Acquired Companies or the Business: (i) the Acquired Companies and Sellers and its Affiliates have fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law, Contract, or Acquired Company policy; and (ii) each individual who has provided services to the Acquired Companies in the three (3) years prior to the date of this Agreement and was classified and treated by the Acquired Companies or Seller or its Affiliates as an independent contractor, consultant, or other service provider is and was properly classified and treated for all applicable purposes.
(e)To the Knowledge of Seller, no officer or executive of the Acquired Companies, Offer Employee, or Inactive Employee: (i) has any present intention to terminate his or her employment with the Acquired Companies within the first twelve (12) months following the Closing Date; or (ii) is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such employee’s employment duties or the ability of Acquired Companies to conduct their business.
(f)The Acquired Companies have investigated all material allegations of employment discrimination and sexual harassment by, or against, any employee.
Section 4.16 Employee Benefit Plans
(a)Section 4.16(a) of the Seller Disclosure Letter sets forth a list of each material Seller Plan, separately designating each Business Plan, and indicating whether such plan is a Foreign Plan. Except as specifically indicated on Section 4.16(a) of the Seller Disclosure Letter, no Business Plan covers employees of Seller or any of its Affiliates (other than the Acquired Companies). With respect to each material Business Plan, Seller or its Affiliates have made available to Buyer a true and complete copy of the following items (in each case, only if applicable): (i) the plan document (or if such Business Plan is not reduced to writing, a summary of the material terms of such Business Plan) and any amendments thereto; (ii) each trust, insurance or other funding arrangement; (iii) each summary plan description and summary of material modifications; (iv) the most recently filed annual report on the IRS Form 5500 and all required schedules and attachments; (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (vi) the most recently received IRS determination or opinion letter; and (vii) each form award or grant agreement or notice. With respect to each material Seller Plan that is not a Business Plan, Seller or its Affiliates have made available to Buyer a current and complete copy of the most recent summary plan description or a summary of the material terms thereof.
(b)The Seller Plans have been established, maintained, funded and operated in all material respects in compliance with their terms and, to the extent applicable, provisions of ERISA, the Code and all other applicable Laws. Other than routine claims for benefits, there are no Actions pending or, to the Knowledge of Seller, threatened in writing with respect to any Seller Plan, except as would not result in a material Liability to any of the Acquired Companies, Buyer or any of its Affiliates.

(c)Each Seller Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, and, to the Knowledge of Seller, there are no existing circumstances or events that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.
(d)Except as set forth on Section 4.16(d) of the Seller Disclosure Letter, no Seller Plan or Business Plan is, and none of Seller, the Acquired Companies, their Subsidiaries or their ERISA Affiliates have or could reasonably be expected to have any Liability under or with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any single employer defined benefit pension plan or other pension plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code or (iii) a plan, agreement or arrangement that provides for medical, life insurance or other welfare-type benefits after termination of employment or service, except as required under Section 4980B of the Code or any other similar applicable Law for which the covered individual pays the full premium cost or for coverage through the end of the calendar month in which a termination of employment occurs.
(e)Except as would not result in a material Liability to any of the Acquired Companies, Buyer or any of its Affiliates, (i) all contributions, distributions, premium payments and disbursements required to be made with respect to any Seller Plan have been timely made or properly accrued, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty with respect to any Seller Plan, and (iii) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Seller Plan participant have been timely filed or distributed. None of the Acquired Companies have incurred, nor do any of them reasonably expect to incur, any material Liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(f)Except as would not result in a material Liability to any of the Acquired Companies, Buyer or any of its Affiliates, each Foreign Plan (i) to the extent required to be registered or approved by a non-U.S. Governmental Entity, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of Seller, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iii) if required to be book reserved, funded or insured, is so reserved, funded or insured, in compliance with applicable Laws. No Foreign Plan is a defined benefit pension plan or provides similar pension benefits or has any material unfunded Liabilities that are not reflected or reserved against on the Balance Sheet, nor are such material unfunded Liabilities reasonably expected to arise in connection with the Transaction.

(g)Neither the execution of this Agreement nor the Transaction could (either alone or in combination with the occurrence of any additional or subsequent events, directly or indirectly): (i) result in any payment becoming due or increase the amount of any compensation due to any current or former Business Employee or any other natural service provider to the Business, (ii) increase any compensation or benefits otherwise payable under, or trigger any funding obligation under or to, any Seller Plan, (iii) accelerate the time of payment, funding or vesting of any such benefits or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code that would not be deductible for U.S. federal income tax purposes.
(h)No Seller Plans provide for a “gross-up” of interest or Taxes incurred under Section 4999 or Section 409A of the Code.
Section 4.17 Compliance with Laws
(a)Each Acquired Company is in compliance with all applicable Laws (to the extent relating to the Business) except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in Damages in excess of $2,500,000 payable by any Acquired Company or to materially impair the operation of the Business. In the five (5) years prior to the date of this Agreement, no Acquired Company has received any written or, to the Knowledge of Seller, oral notice or inquiry relating to any such actual or potential violation of or material liability or potential responsibility under any such Laws (to the extent relating to the Business).
(b)All material approvals, authorizations, permits, registrations, franchises, certificates and licenses (collectively, “Permits”) required to conduct the Business, as conducted on the date of this Agreement and immediately prior to Closing, are in the possession of the Acquired Companies, are in full force and effect and the Business is being operated in compliance therewith, except for where the failure to possess such Permits or be in compliance therewith would not be material to the Business taken as a whole.
(c)Neither Seller, nor any of the Acquired Companies (in each case, to the extent relating to the Business), nor any of their respective Affiliates acting on their behalf, nor, to the Knowledge of Seller as of the date of this Agreement, any of their respective agents or other third parties acting on their behalf: (i) is currently, or has, in the five (5) years prior to the date of this Agreement, been, (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export-Import Laws or (D) otherwise in material violation of applicable Sanctions Laws or Export-Import Laws (collectively, “Trade Control Laws”); or (ii) has at any time made any unlawful payment or given, offered, promised, authorized, received or agreed to give or receive, any money or thing of value, directly or indirectly, to or from any Governmental Official or other Person in material violation of any Anti-Bribery Laws or has otherwise been in material violation of any Anti-Bribery Laws.
(d)In the five (5) years prior to the date of this Agreement, neither Seller nor any of the Acquired Companies, in each case concerning any actual or alleged violation or wrongdoing related to Trade Control Laws or Anti-Bribery Laws, has (i) received from any Governmental Entity or any other Person any written notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit.

(e)To the Knowledge of Seller, the Acquired Companies and Seller (in each case, to the extent relating to the Business) have been for the three (3) years prior to the date of this Agreement and are in compliance with Laws directly applicable to the Acquired Companies and Seller (in each case, to the extent relating to the Business) pertaining to the protection or processing of personal data or other personally identifiable information and non-public information of individuals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Neither any Acquired Company nor Seller (in each case, to the extent relating to the Business), have or has within the three (3) years prior to the date of this Agreement received any written claims, notices or complaints regarding the use or processing by the Business or the Acquired Companies of any personal data or other personally identifiable information and non-public information of individuals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(f)No audit, review, or examination of any Acquired Company by any Governmental Entity or its agents has resulted in material adverse findings, directives, requests, Orders, or corrective actions, that have not been fully resolved, implemented, or otherwise remain outstanding. None of Seller nor any Acquired Company has received written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Consent and none of the material Consents are reasonably expected to be terminated as a result of or in connection with the Transaction or any Transaction Documents.
Section 4.18 Environmental Matters
(a)For the three (3) years prior to the Closing Date (or earlier for matters which have not been fully resolved), neither Seller nor any of the Acquired Companies has received written notice that any of the Acquired Companies or the Business is not in compliance with or has any Liability under any applicable Environmental Laws.
(b)Seller (with respect to the Business) and the Acquired Companies (i) are and for the three (3) years prior to the Closing Date, have been in material compliance with all Environmental Laws, and (ii) have obtained, and are and, for the three (3) years prior to the Closing Date, have been in compliance with (except where the failure to comply would not be material), all material Permits that are required pursuant to any Environmental Laws in order to conduct the Business, including as conducted as of the date of this Agreement.

(c)Except as set forth in Section 4.18(c) of the Seller Disclosure Letter, Seller and the Acquired Companies have received no unresolved notice of any claim of exposure of any Person to any Hazardous Materials. Except as set forth in Section 4.18(c) of the Seller Disclosure Letter, there has been no treatment, storage, disposal, transport or release of, contamination by, or exposure of any Person to any Hazardous Materials (including at, on, under or from: (i) the Leased Real Property or (ii) any other property currently or formerly owned, leased or operated by any Acquired Company or otherwise in connection with the Business in any way or by any other Person not in connection with the Business) in a manner that has given or would give rise to any material Liability relating to, Environmental Laws for any Acquired Company. Nothing in this Section 4.18(c) applies to, and no representation is given with respect to, residential homes owned or held by Cartus Corporation, Cartus Financial Corporation, Cartus Relocation Canada Limited, Cartus Limited or Cartus Financing Ltd. for the benefit of their clients in connection with the Business.
(d)Seller and the Acquired Companies have furnished to Buyer all environmental assessments, audits and reports and other material environmental documents in their possession or control relating to the Business.
Section 4.19 Insurance. Section 4.19 of the Seller Disclosure Letter lists, as of the date of this Agreement, each insurance policy maintained by, or which covers the assets, properties, directors, officers or liabilities of, the Acquired Companies (to the extent relating to the Business), whether maintained by the Acquired Companies or Seller or any of their respective Affiliates, and a description of any self-insurance or co-insurance arrangements by or affecting any Acquired Company, including any reserves established thereunder (all of the insurance policies set forth or required to be set forth in Section 4.19 of the Seller Disclosure Letter, the “Insurance Policies”). As of the date of this Agreement, neither Seller nor its Subsidiaries has received written notice of cancellation, termination, denial of coverage or material increase in deductible or premiums with respect to any such Insurance Policy, and each such Insurance Policy is and will remain through the Closing Date in full force and effect. Neither Seller nor its Subsidiaries is in default in any material respect with respect to its obligations under any of such Insurance Policies, and all premiums or other payments due and payable under such Insurance Policies have been paid on a timely basis. No current or historical limits under any Insurance Policy has been eroded or materially impaired by claims. There has not been any failure by the Acquired Companies or Seller or any of their respective Affiliates to give notice of any material pending claim under any Insurance Policy in a timely fashion or in the manner or detail required by such Insurance Policy. No written disallowance of, or reservation of rights letter with respect to, any material claim under any Insurance Policy has been received by any Acquired Company or Seller or any Affiliate of Seller. No Acquired Company nor Seller or any of its Affiliates has been refused any insurance (other than, for the avoidance of doubt, pursuant to a decision made by the carrier in the ordinary course not to provide a quote for any particular coverage), nor has any of their coverage been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the three (3) years prior to the date of this Agreement.
Section 4.20 Title to and Sufficiency of Acquired Company Assets.
(a)The Acquired Companies have good and valid title or a valid leasehold interest to possess or use all of their material property and assets (other than the Excluded Assets), whether tangible or intangible, used or held for use in the Business, located on its premises to the extent related to the Business, reflected on the Financial Statements or acquired since the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)At the Closing and following the Restructuring, the assets, property and interests of the Acquired Companies, together with the assets used to provide services to Buyer under the Transition Services Agreement, will constitute all of the material assets, property and interests (other than the Excluded Assets) used in the conduct of the Business during the past twelve (12) months (including all right, title and interest of the Seller and its Affiliates to “Alpha” and “MovePro360”).
Section 4.21 Affiliate Transactions
(a)Except as set forth on Section 4.21(a) of the Seller Disclosure Letter, no Affiliate of the Acquired Companies (other than another Acquired Company) is a party to any Contract with any Acquired Company (collectively, the “Affiliated Contracts”).
(b)Section 4.21(b) of the Seller Disclosure Letter sets forth as of the date of this Agreement all Contracts of Seller and/or any of its Affiliates (other than the Acquired Companies) from which the Acquired Companies and/or the Business derive a material benefit (other than any Contract to which an Acquired Company is a party and any Contract relating to the services provided under the Transition Services Agreement).
(c)Except as set forth and described on Section 4.21(c) of the Seller Disclosure Letter, none of the material assets or properties (real, personal or mixed, tangible or intangible) used by the Acquired Companies are owned by Seller or any of its Affiliates (other than the Acquired Companies).
(d)Section 4.21(d) of the Seller Disclosure Letter sets forth a true and complete list of all guarantees, assurances and other credit support provided by any of the Acquired Companies, in each case to support obligations of Seller or any of its Affiliates (the “Credit Support Obligations”) and all guarantees, security agreements, pledge agreements, trust agreements and other documents, instruments and financing statements providing for a pledge of any capital stock or other equity interests of any Acquired Company, granting an Encumbrance over any assets of any Acquired Company or otherwise providing for any guarantee or other Credit Support Obligations by any Acquired Company with respect to or securing obligations under the Credit Support Obligations (the guarantees, security agreements, pledge agreements, trust agreements and other documents, instruments and financing statements listed or required to be listed on Section 4.21(d) of the Seller Disclosure Letter, collectively, the “Credit Support Documents”).
(e)No right, title or interest in any property, plant, equipment, Intellectual Property or Systems of any Acquired Company has been transferred to Seller or any of its Affiliates (other than another Acquired Company) since January 1, 2019.
Section 4.22 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE IV AND ARTICLE V AND THE CERTIFICATE CONTEMPLATED IN SECTION 10.2(D), NEITHER SELLER, THE ACQUIRED COMPANIES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE ACQUIRED COMPANIES OR THEIR AFFILIATES OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE). NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS OR OTHER INFORMATION WITH RESPECT TO ANY

ONE OR MORE OF THE FOREGOING, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLER, ANY OF THE ACQUIRED COMPANIES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO (A) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE OR BUDGET RELATING TO SELLER, ANY OF THE ACQUIRED COMPANIES, THE BUSINESS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR, (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS Article IV AND Article V AND THE CERTIFICATE CONTEMPLATED IN SECTION 10.2(D), ANY ORAL OR WRITTEN INFORMATION PRESENTED TO BUYER OR ANY OF ITS REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF SELLER, ANY OF THE ACQUIRED COMPANIES, THE BUSINESS, THE NEGOTIATION OF THE TRANSACTION DOCUMENTS OR THE COURSE OF THE TRANSACTION.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Seller Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:
Section 5.1 Corporate Organization. Seller (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has the requisite corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, in each case.
Section 5.2 Authority. Seller has full corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction, except where the failure to have such power and authority would not prohibit or materially impair or delay Seller’s ability to consummate the Transaction and to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all required action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of the Transaction Documents or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms and provisions of this Agreement (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).
Section 5.3 Consents and Approvals; No Conflict

(a)No filing with or notice to, and no Consent of, any Governmental Entity is required on the part of Seller or any Acquired Company for the execution, delivery and performance by Seller of this Agreement or any Transaction Document or the consummation by Seller of the Transaction, except (i) compliance with the applicable requirements of the HSR Act and any non-U.S. Antitrust Laws set forth on Section 5.3(a)(i) of the Seller Disclosure Letter; (ii) compliance with the Permits relating to the Business set forth on Section 5.3(a)(ii) of the Seller Disclosure Letter; or (iii) as otherwise set forth on Section 5.3(a)(iii) of the Seller Disclosure Letter.
(b)Subject to receipt of the Consents set forth in Section 5.3(b) of the Seller Disclosure Letter, neither the execution, delivery or performance of any of the Transaction Documents nor the consummation by Seller of the Transaction will: (i) violate, breach or conflict with, or allow any Person to exercise any rights under the Organizational Documents of Seller; or (ii) except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Seller’s ability to perform its obligations hereunder, (x) violate any Law (related to the Business) to which Seller is subject or (y) require a Consent under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any material Contract to which Seller is a party.
Section 5.4 Litigation; Orders. As of the date of this Agreement, there are no pending or, to the Knowledge of Seller, threatened Actions against Seller that, if adversely determined, would (a) reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Seller’s ability to perform its obligations hereunder or (b) prohibit or materially impair or delay the performance or consummation of the Transaction. Seller is not subject to any Order which would prohibit or materially impair or delay the consummation of the Transaction.
Section 5.5 Ownership.
(a)Seller has good and valid title to and beneficial ownership of the Shares, and the Shares are (i) validly issued, fully paid and non-assessable and (ii) except as set forth in Section 5.5(a) of the Seller Disclosure Letter, free and clear of all Encumbrances.
(b)Other than the Shares listed on Section 4.5(a)(ii) and Section 5.5(a) of the Seller Disclosure Letter, Seller owns no equity interest of the Acquired Companies.
Section 5.6 Brokers. Except for Barclays Capital Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Acquired Companies or Seller; provided that any such fee or commission (contingent or otherwise) will be the sole responsibility of Seller.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:

Section 6.1 Corporate Organization. Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has the requisite corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
Section 6.2 Authority. Buyer has full corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction, except where the failure to have such power and authority would not prohibit or materially impair or delay Buyer’s ability to consummate the Transaction and to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the Transaction have been duly and validly authorized by all required action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of the Transaction Documents or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms and provisions of this Agreement (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).
Section 6.3 Consents and Approvals; No Conflict. Neither the execution, delivery or performance of any of the Transaction Documents, nor the consummation by Buyer of the Transaction will: (a) violate, breach or conflict with, or allow any Person to exercise any rights under, the Organizational Documents of Buyer; (ii) violate any Law to which Buyer is subject or (iii) require a Consent under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any material Contract to which Buyer is a party.
Section 6.4 Litigation; Orders. There are no pending or, to the knowledge of Buyer, threatened, Actions against Buyer that, if adversely determined, would (a) reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Buyer’s ability to perform its obligations hereunder or (b) prohibit or materially impair or delay the performance or consummation of the Transaction. Buyer is not subject to any Order which would prohibit or materially impair or delay the consummation of the Transaction.
Section 6.5 Investment Purpose. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer (a) is able to bear the economic risk of its investment in the Shares, (b) acknowledges that the Shares have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities Law and none of Seller or the Acquired Companies is under any obligation to file a registration statement with the SEC with respect to the Shares and (c) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

Section 6.6 Financial Capacity.
(a)Buyer has delivered to Seller true, accurate and complete copies of (i) the fully executed debt commitment letter (including all exhibits, schedules and annexes thereto and the executed fee letter associated therewith and referenced therein (which fee letters may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including flex terms) set forth therein)), dated as of November 6, 2019, between Buyer and Barclays, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of America, N.A. and BofA Securities, Inc. (the “Debt Commitment Letter”) and (ii) the fully executed commitment letter (including all exhibits, schedules and annexes thereto and the executed fee letter associated therewith and referenced therein (which fee letters may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including flex terms) set forth therein)), dated as of November 6, 2019, between an Affiliate of Buyer and Wells Fargo Bank, National Association, and Wells Fargo Bank, N.A., London Branch (the “Securitization Commitment Letter” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Commitments”), pursuant to which Debt Financing Sources party thereto have committed, subject only to the terms and conditions expressly set forth therein, to provide debt financing and securitization financing, respectively, in the amounts set forth therein for the purposes of funding the Transaction and terminating the existing U.S. securitization facilities of the Acquired Companies (the “Debt Financing”) and (iii) the executed equity commitment letter (including all exhibits, schedules and annexes thereto), dated as of November 6, 2019, between Buyer and the Guarantors (the “Equity Financing Sources” and such equity commitment letter, the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Equity Financing Sources have committed, subject only to the terms and conditions expressly set forth therein, to provide equity financing in the amounts set forth therein for the purposes of funding the Transaction (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)The Equity Financing Commitments provide, and will continue to provide, that Seller is an express Third Party beneficiary thereof on the terms specified therein with respect to the provisions specified therein. Each of the Financing Commitments, as delivered, is in full force and effect on the date of this Agreement and, as of the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn, rescinded or terminated, or otherwise amended, supplemented or modified in any respect, and no withdrawal, rescission, termination, amendment, supplement or modification is contemplated (except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Financing Commitments provided as of the date hereof or to add any additional agents or other financial institutions thereto as provided for therein). As of the date of this Agreement, the Financing Commitments constitute legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable in accordance with its respective terms against the parties thereto (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)). As of the date of this Agreement, Buyer has fully paid (or caused to be fully paid) any and all commitment fees, costs and expenses or other fees, costs and expenses required to be paid on or prior to the date of this Agreement pursuant to the Financing Commitments, and Buyer will fully pay (or will cause to be fully paid), after the date of this Agreement, any and all other commitments or other fees, costs and expenses pursuant to the Financing Commitments as and when they become due and payable. Except for the Financing Commitments and as set forth therein, there are no other agreements, side letters, understandings or other arrangements of any kind to which Buyer or any of its Affiliates is a party that (i) relate to the Financing, or (ii) impose additional conditions, or modify, amend or expand the conditions to the funding of the Financing in a manner that would impair the availability of the Financing. Assuming satisfaction of the conditions set forth in Article X, as of the date of this Agreement, Buyer does not know of any facts or circumstances that could be expected to result in Buyer being unable to satisfy, prior to Closing, any term or condition of Closing to be satisfied by it contained in the Financing Commitments, or that could otherwise cause the Financing to be unavailable on the Closing Date. As of the date of this Agreement, no party to any Financing Commitment has notified Buyer, or any of its Affiliates, of its intention to terminate the Financing Commitment or not to provide the Financing.
(c)As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would (x) constitute a default or breach on the part of Buyer or, to Buyer’s knowledge, any other party thereto under any term or condition of any of the Financing Commitments or (y) result in any portion of the Financing Commitments being unavailable on the Closing Date. As of the date of this Agreement, neither Buyer nor any of its Affiliates has any reason to believe (both before and after giving effect to any market flex provisions contained in the Debt Financing Commitments) that any of the terms or conditions contained in the Financing Commitments will not be satisfied on a timely basis on or before the Closing Date or that the full amounts committed pursuant to the Financing will not be available to Buyer on the Closing Date if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. The aggregate proceeds contemplated by the Financing Commitments and cash held by Buyer will be sufficient for Buyer to (i) pay the Closing Date Payment, (ii) to pay any and all fees and expenses required to be paid by Buyer in connection with the Financing or the Transaction, (iii) (without duplication to clause (i)), to satisfy when due all of the payment obligations of Buyer required pursuant to this Agreement to consummate the Transactions and the Financing on or prior to the Closing, (iv) repay or refinance all Indebtedness set forth in Section 7.21(a) of the Seller Disclosure Letter required to be repaid, refinanced, redeemed and (v) terminate and repay in full the Apple Ridge Funding LLC securitization program (as in effect on the date hereof) of the Acquired Companies (clauses (i) through (v), the “Required Amount”).

(d)Concurrently with the execution of this Agreement, Buyer has caused the Guarantors to deliver a true, accurate and complete copy of the fully executed Limited Guaranty (including all exhibits, schedules and annexes thereto), dated as of the date of this Agreement, to Seller. The Limited Guaranty is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Limited Guaranty is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms. The execution and delivery of the Limited Guaranty by each Guarantor, and the consummation of the transactions contemplated thereby in accordance with the terms thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of any provision of the Organizational Documents of such Guarantor, (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of material Law applicable to such Guarantor, or (iii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination under, or require any Consent under, any material Contract to which such Guarantor is a party. No event has occurred or circumstance exists that, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Guarantors under such Limited Guaranty.
(e)Buyer acknowledges that, subject in all respects to Article XI and Section 13.8(b), its obligations set forth in this Agreement are not contingent or conditioned upon Buyer’s, its Affiliate’s or any other Person’s ability to obtain financing (including the Financing or any Alternative Financing) for or in connection with the Transaction.
Section 6.7 Solvency. Assuming (a) that the representations and warranties in Article IV, Article V and the other Transaction Documents are true and correct in all material respects, (b) that Seller and Buyer and its Subsidiaries and Affiliates have each complied in all material respects with their respective obligations under this Agreement, (c) the satisfaction of the conditions to Buyer’s obligation to consummate the Transaction, and (d) that, immediately prior to the Closing, without giving effect to the Financing, the Business is solvent, then, immediately after giving effect to the Transaction, Buyer and its Subsidiaries (including the Acquired Companies) taken as a whole on a consolidated basis shall (i) be able to pay its debts as they become due; (ii) own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer.
Section 6.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 6.9 No Reliance. Buyer has conducted, to its satisfaction, its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Companies, and acknowledges that it and its Representatives (a) have received adequate access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Acquired Companies which it and its Representatives have deemed necessary to review and (ii) the “data rooms” and “virtual data rooms” in connection with the Transaction, and (b) have had adequate opportunity to meet with the management of Seller and the Acquired Companies and to discuss the business and assets of the Acquired Companies. In making its determination to proceed with the Transaction, Buyer has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties in this Agreement (including Article IV and Article V), the other Transaction Documents and the certificate contemplated in Section 10.2(d). Buyer hereby acknowledges that, notwithstanding anything contained in this Agreement to the contrary,

(x) neither Seller, any of the Acquired Companies, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to the Acquired Companies or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to Buyer or any of its Representatives or any information developed by Buyer or any of its Representatives other than those expressly given solely by Seller in this Agreement (including Article IV and Article V),the other Transaction Documents and the certificate contemplated in Section 10.2(d); and (y) Buyer is not relying on any express or implied representation or warranty with respect to Seller or any of the Acquired Companies or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to Buyer or any of its Representatives or any information developed by Buyer or any of its Representatives other than those expressly given solely by Seller in this Agreement (including Article IV and Article V), the other Transaction Documents and the certificate contemplated in Section 10.2(d). In connection with Buyer’s independent investigation, Buyer, as well as its Representatives, may have certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Acquired Companies. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) Buyer is familiar with such uncertainties and is taking responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to Buyer or its Representatives and (iii) no Person (including Buyer or its Representatives) shall have any claim against anyone with respect to any such projections or other forecasts.
ARTICLE VII
COVENANTS
Section 7.1 Conduct of the Business.
(a)From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except (w) as otherwise expressly required in the Transaction Documents, (x) as required by Law, (y) as required in connection with the Restructuring or (z) as set forth in Part A of Section 7.1 of the Seller Disclosure Letter, Seller shall cause each Acquired Company to (i) operate the Business, in all material respects, in the ordinary course of business consistent with past practice (including with respect to receivables, payables, securitization facilities and accrued expenses), (ii) take the actions referred to in Part B of Section 7.1 of the Seller Disclosure Letter, (iii) solely with respect to matters pertaining to the Business, use its commercially reasonable efforts to preserve intact in all material respects (x) the assets of the Business and the operations and goodwill related to the Business and (y) the business relationships of the Business with material suppliers, contractors, licensors, employees, customers and distributors of the Business, (iv) make capital expenditures in the ordinary course of business and continue with the development plan of the Acquired Companies’ and Seller’s and its Affiliates’ (to the extent related to the Business) technology platforms, programs and applications, including Alpha and MovePro360, and (v) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) not do any of the following (to the extent relating to the Business):

(i)amend any of the Organizational Documents of any Acquired Company;
(ii)issue or sell, or cause to be issued or sold, any additional Business Equity Interests or other equity interests of the Acquired Companies, or securities convertible into or exchangeable or exercisable for the Business Equity Interests or other equity interests of the Acquired Companies, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional Business Equity Interests or other equity interests of the Acquired Companies;
(iii)except with respect to working capital assets and homes in inventory, in each case in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any of the material tangible assets of the Business;
(iv)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification or other reorganization with respect to the Acquired Companies;
(v)sell, assign, transfer, license, permit to lapse, abandon, or otherwise dispose of any Intellectual Property of the Business, other than non-exclusive licenses granted to customers or vendors in the ordinary course of business;
(vi)(A) except in the ordinary course of business, enter into any new, extend, modify, amend, transfer, terminate or renew any Material Contract or Real Property Lease (or any Contract which would have been a Material Contract or Real Property Lease had such Contract been entered into prior to the date of this Agreement), (B) except for annual renewals in the ordinary course of business (which renewals shall solely be with respect to a renewal of the term of the facility and no other material modifications or amendments shall be made in respect thereof), enter into any new, extend, modify, amend, transfer, terminate or renew any Contract with respect to the Apple Ridge Funding LLC securitization program of the Acquired Companies or (C) waive any right of material value under any Material Contract or Real Property Lease (or any Contract which would have been a Material Contract or Real Property Lease had such Contract been entered into prior to the date of this Agreement);

(vii)other than (A) disclosed on Section 7.1(a)(vii)of the Seller Disclosure Letter, (B) as required by the terms of any Seller Plan existing on the date hereof and disclosed on Section 4.16(a) of the Seller Disclosure Letter, or (C) as required by applicable Law, (I) grant or increase any severance or termination pay of (or amend or modify any existing severance or termination pay arrangement with) any Business Employee, (II) enter into any employment, deferred compensation or other similar agreement (or amend or modify any such existing agreement) with any Business Employee, (III) enter into, establish, adopt, renew, terminate or amend any Business Plan, or any new arrangement for the benefit of any Business Employee that would be a Business Plan if it were in existence as of the date of this Agreement, (IV) transfer any Seller Plan to any of the Acquired Companies, (V) increase the annual base salary, incentive compensation percentage opportunity or other benefits of any Business Employee (other than: (1) increases in base salary in the ordinary course of business consistent with past practice and (2) increases in benefits made in connection with any action pursuant to any broad-based Seller Plan that applies uniformly to the Business Employees and similarly situated other employees of Seller and its Affiliates,), (VI) take any action to accelerate the vesting or payment of, or fund or otherwise secure the payment of, any compensation or benefits under any Business Plan, (VII) hire or terminate (other than for cause) any Business Employee or other service provider with an annual base salary or compensation that exceeds $250,000, or (VIII) make or grant any bonus or similar award (except in the ordinary course of business);
(viii)except as required by Law, recognize any labor union, works council, or other labor organization as the bargaining representative of any Business Employees;
(ix)(A) sell, transfer or otherwise dispose of or subject to Encumbrances (other than Permitted Encumbrances), any Intellectual Property owned by the Acquired Companies or (B) agree to terminate or permit the lapse of any material registered owned Intellectual Property of the Acquired Companies;
(x)except as would not reasonably be expected to affect any Tax liability or Tax attribute of the Buyer or any of the Acquired Companies (A) make or change any material Tax election, (B) change any material annual Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any material Tax Proceeding, (E) agree to or request an extension or waiver of the statute of limitations with respect to the assessment or determination a material amount of Taxes, (F) enter into any closing agreement with respect to an income or other material amount of Tax, (G) surrender any right to claim an income or other material Tax refund or material credit of Taxes, (H) incur any liability for material Taxes outside the ordinary course of business, or (I) change its U.S. federal income tax classification.
(xi)change any method of accounting or accounting practice used by any Acquired Company, other than such changes required by a change in Law or GAAP;
(xii)with respect to any Acquired Companies, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or (B) acquire any material equity interest or other securities of any Person;
(xiii)(A) make any loans or investments (in each case, solely with respect to the Business), in excess of $1,000,000, in the aggregate, or (B) incur any indebtedness (solely with respect to the Business), in excess of $1,000,000, in the aggregate, in each case, other than (i) in the ordinary course of the business, (ii) pursuant to any Indebtedness instrument outstanding as of the date of this Agreement and made available to Buyer as of the date of this Agreement or (iii) Indebtedness that is repaid at or prior to the Closing;

(xiv)incur, authorize or commit to make any capital expenditure (or series of related capital expenditures) of the Acquired Companies that commit the Buyer or its Affiliates (including the Acquired Companies) to make capital expenditures after the Closing Date in excess of $5,000,000 in the aggregate;
(xv)transfer (including rehiring after termination or resignation) any Business Employees to Seller or its Affiliates (other than the Acquired Companies), not including any Inactive Employee, or transfer any employees of Seller or its Affiliates to become Business Employees;
(xvi)after the Calculation Time, distribute (whether by dividend, redemption, capital reduction, repayment of intercompany notes or otherwise) any amount included in the calculation of Estimated Closing Cash to Seller or its Affiliates;
(xvii)fail to maintain in full force and effect any insurance policies covering the Business and set forth on Section 4.19 of the Seller Disclosure Letter, except for any such policy replaced by a new or successor policy of substantially similar coverage; or
(xviii)authorize any of, or commit or agree to take any of, the foregoing actions.
Notwithstanding the foregoing, nothing in this Section 7.1 or anywhere else in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing, and, prior to the Closing, Seller and its Affiliates shall exercise, consistent with the covenants, terms and conditions of this Agreement, complete and unilateral control and supervision over the operation of the Acquired Companies.
Section 7.2 Public Announcements. Prior to the Closing, neither Buyer nor any of its Affiliates, on the one hand, nor Seller nor any of its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement or the Transaction without obtaining the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent, disclosure is otherwise required by Law or by the applicable rules of any stock exchange on which such Party (or any of its respective Affiliates) lists its securities; provided, however, that, to the extent disclosure is required by applicable Law or by the rules of any such stock exchange, the Party intending to make such release or announcement shall consult in advance with the other Party and make any changes in respect to the text thereof reasonably requested by such other Party; provided, further, that, no Party shall be required to obtain the approval of the other Party pursuant to this Section 7.2 if all of the information about this Agreement or the Transaction that is contained in any proposed release or announcement has previously been made public without any breach of this Section 7.2 by the Party proposing to issue such release or announcement; provided, further, that following the initial public announcement of the Transaction in accordance with the last sentence of this Section 7.2, each of the Parties may make internal announcements to their respective employees and Seller, Buyer and their respective Affiliates may make announcements to their respective customers, in each case, (x) in form and substance reasonably acceptable to the other Party and (y) regarding a general description of the Transaction that is otherwise consistent with the

Parties’ permitted prior public disclosures regarding this Agreement and the Transaction. Notwithstanding the foregoing or anything in this Agreement to the contrary, (a) Seller may disclose any information concerning the Transaction which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, however that in no event shall any fee letter associated with the Debt Financing be disclosed in connection therewith and provided that Seller shall not disparage the Business or the Buyer or any of their respective officers, directors or managers in such communications, (b) Seller, Buyer and their respective Affiliates may provide general information about the subject matter of this Agreement in connection with its fundraising, marketing, informational or reporting activities and (c) Buyer may schedule and announce the scheduling of any meetings in connection with the Financing. The Parties agree that the initial press release to be issued with respect to the Transaction shall be in form and substance as agreed to by Seller and Buyer on or prior to the date hereof.
Section 7.3 Financing.

(a)Buyer shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its Representatives to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) expressly set forth in the Debt Financing Commitment, including using their respective reasonable best efforts to (i) comply with and maintain in effect the Debt Financing Commitments in accordance with the terms and subject to the conditions thereof until the Transaction is consummated or this Agreement is terminated in accordance with its terms, (ii) satisfy or obtain a waiver of all conditions applicable to Buyer and its Affiliates in the Debt Financing Commitments that are within its or its Affiliates’ control, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Financing Commitments, (iv) consummate the Debt Financing on or prior to the Closing Date; and (v) enforce its rights under the Debt Financing Commitments; provided that the foregoing shall not require Buyer or any of its Subsidiaries to institute an Action or other legal proceeding. Without the prior written consent of Seller, Buyer shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, any of the Debt Financing Commitments if such amendment, supplement, replacement, modification or waiver would reasonably be expected to: (x) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing) such that the aggregate Financing that would be available on the Closing Date would not be sufficient to pay the Required Amount; (y) impose any new or additional conditions or contingencies to the Debt Financing Commitments in a manner that would reasonably be expected to materially impair, delay or prevent or make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing; or (z) adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment or other agreements relating to the Debt Financing as provided by this Section 7.3(a). Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Financing Commitments provided as of the date hereof or to add any additional agents or other financial institutions thereto as provided for therein shall be permitted and shall not require written consent of Seller. Buyer shall promptly deliver to Seller copies of any amendment, modification, supplement or waiver to or under, or any replacement of, any Debt Financing Commitment.
(b)Buyer shall, upon Seller’s reasonable request, keep Seller informed on a reasonably current basis and in reasonable detail with respect to all material developments with respect to the status of its efforts to arrange, obtain and complete the Debt Financing (including providing Seller with copies of all executed definitive agreements related to the Financing).
(c)Buyer shall give Seller prompt written notice (and, in any event, within two (2) Business Days after becoming aware) of: (i) any termination of any Debt Financing Commitments; (ii) any actual or threatened breach, default, termination or repudiation of any provisions of the Debt Financing Commitments, in each case, by any party thereto, of which Buyer becomes aware; and (iii) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Financing Commitments. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any market flex provisions) thereof or from the Debt Financing Sources contemplated in the Debt Financing Commitments or any of the Debt Financing or Debt Financing Commitments (or any definitive financing agreement relating thereto) shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason (but without limiting the obligations of Buyer in this Section 7.3(a)) (unless such portion of the Debt Financing is not reasonably required to consummate the Transaction), Buyer shall use its reasonable best efforts to (x) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the Transaction with terms and conditions not materially less favorable in the aggregate to Buyer than those set forth in the Debt Financing Commitments (or replace any unavailable portion of the Financing) and (y) obtain a debt financing commitment letter (including any associated fee letter) with respect to such Alternative Financing, true, accurate and complete copies of which shall be promptly provided to Seller upon execution thereof (which fee letters may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including flex terms) set forth therein). The Alternative Financing (A) shall be sufficient to pay, when added to the Equity Financing and the remaining Debt Financing (if any), the Required Amount and (B) shall not include conditions or contingencies that could reasonably be expected to materially impair, delay or prevent or make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing. For purposes of this Agreement, references to the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as permitted or required to be amended, supplemented, modified or replaced by this Section 7.3, and references to the “Debt Financing” and the “Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted or required to be amended, modified, supplemented or replaced by this Section 7.3.

(d)Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, or replacement of, the Equity Financing Commitments or other documentation relating to the Equity Financing other than to increase the amount of the Equity Financing. In addition, Buyer shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including to (i) maintain in effect the Equity Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer in such Equity Financing Commitments that are within its control, (iii) consummate the Equity Financing at or prior to the Closing, (iv) enforce its rights (including through litigation) under the Equity Financing Commitments, including seeking any specific performance of the parties’ obligations thereunder and (v) cause the Equity Financing Sources and any other Person providing financing to fund the Equity Financing no later than the Closing.
(e)Notwithstanding anything contained in this Section 7.3 or anything else in this Agreement, in no event shall the reasonable best efforts of Buyer be deemed or construed to required Buyer to, and Buyer shall not be required to, (x) incur or pay any fees to obtain a waiver or amendment of any term of the Debt Financing Commitments or fees (in the aggregate) in excess of those contemplated by the Debt Financing Commitments as of the date hereof, (y) agree to conditionality or economic terms of the Debt Financing Commitments that are less favorable than those contemplated by the Debt Financing or related fee letter (including any flex provisions therein) as of the date hereof, or (z) seek equity financing from a Person other than the Guarantors or in an amount in excess of the Equity Financing Commitments as of the date hereof.
(f)Notwithstanding anything in this Agreement to the contrary, but without limiting or amending the provisions of Article XI or Section 13.8, Buyer acknowledges and agrees that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain financing for or in connection with the Transaction.
Section 7.4 Financing Cooperation.

(a)

(a)

(a)Prior to the Closing Date, Seller shall use, and shall cause its Subsidiaries (including the Acquired Companies) to use, reasonable best efforts to provide reasonable cooperation as is customary in connection with the arrangement and reasonably requested by Buyer in connection with the arrangement of the Debt Financing, including the following: (i) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business and operations of the Acquired Companies; (ii) upon reasonable advance notice and during normal business hours of the Acquired Companies, cause the appropriate senior officers of the Acquired Companies to participate in a reasonable number of lender meetings, road shows, due diligence sessions and sessions with rating agencies at locations and times to be mutually agreed; (iii) reasonably cooperate with the marketing efforts of Buyer for all or any portion of the Debt Financing, including reasonable assistance with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda, prospectuses and similar documents customarily required in connection with obtaining financing, including providing customary authorization letters to the Debt Financing Sources as contemplated by the Debt Financing Commitments (provided that such customary authorization letters (or the bank information memoranda, offering memoranda or private placement memoranda in which such letters are included) shall include language that exculpates Seller, the Acquired Companies and their respective Representatives from any liability in connection with the use or misuse by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith); (iv) furnish to the Debt Financing Sources at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date) all documentation and other information required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act to the extent required by the Debt Financing Commitments; (v) request customary accountants’ consents with respect to financial information derived from the financial statements of the Acquired Companies in respect of the Business, and use commercially reasonable efforts to provide the financial information requested by Buyer’s accounting firm, as applicable, to enable it to comply with such request; (vi) assist Buyer and its counsel in delivery of customary legal opinions by Buyer and its counsel in connection with effectuating the Debt Financing; (vii) provide such financial and other pertinent information regarding the Business and the Acquired Companies as may be reasonably requested by Buyer to assist in its preparation of customary bank information memoranda, offering documents, private placement memoranda, offering memoranda, prospectuses and other customary information documents used in financings of the type contemplated by the Debt Financing Commitments (including any offering or private placement of non-convertible debt securities pursuant to Rule 144A under the Securities Act) as of the date hereof (provided that other than with respect to the Required Financial Information, Seller shall have no obligation to provide any financial or other information that is not reasonably available to Seller); (viii) prevent the offer, placement, issuance or arrangement of any debt securities or bank or other credit facilities by or on behalf of the Acquired Companies (but excluding any debt securities or bank or other credit facilities, indebtedness expressly permitted under this Agreement, intercompany indebtedness, deferred purchase price obligations, advances under securitization and mortgage repurchase facilities, indebtedness incurred in the ordinary course of business (including, without limitation, working capital facilities, capital lease obligations, purchase money and equipment financings, borrowings of revolving credit loans and letters of credit) of the Retained Business) that would reasonably be expected to have a material adverse impact on the primary syndication of the Debt Financing Commitments; provided that notices, requests for consent and other contacts with customers shall not be required prior to Closing; (ix) take all actions (including delivery of all notices and any other documents, obtain all Consents, delivery of any reports (including any audits, field exams and requested weekly report information) and any financial data (including on a pro forma basis), and execute any agreements, transfers, or amendments) necessary to facilitate the sale of the receivables under the securitization facilities included in the Debt Financing; (x) cooperate as reasonably requested in connection with the obtaining, amending, funding and the taking of any other action otherwise required in connection with any securitization financing included as part of the Debt Financing; (xi) take such corporate actions as shall be reasonably requested by Buyer (which actions shall not be effective prior to the Closing) by persons that shall remain officers or directors of the Acquired Companies after the Closing to authorize and permit the consummation of the Debt Financing (including (subject to and contingent upon the Closing) the Acquired Companies executing agreements to pledge, grant security interests in, and otherwise grant liens on, the assets of the Acquired Companies); (xii) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letters, execute and deliver a customary certificate of the chief financial officer (or other comparable officer) of the Seller in customary form with respect to financial information constituting Required Financial Information that is included in the offering materials used in connection with the offer and sale of secured notes as reasonably requested by the Debt Financing Sources; and (xiii) request and facilitate the independent auditors of the Acquired Companies to (A) provide comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Acquired Companies as reasonably requested by Buyer as necessary or customary for financing similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (B) participating in accounting due diligence sessions. Notwithstanding anything to the contrary set forth herein, in no event shall Seller or any of its Affiliates (including the Acquired Companies) be required to: (1) pay any commitment or other similar fee or reimburse any expenses with respect to the Debt Financing, or incur any other actual or potential liability in connection with the Financing (excluding in connection with any authorization letters delivered by Seller in connection with the Debt Financing or contemplated by clause (iii) above); (2) take any actions to the extent such actions would unreasonably interfere with their respective ongoing business or operations; (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any of their respective organizational and governing documents, any applicable Laws or any Contract to which such Person is a party; (4) cause any condition to Closing set forth in Article X to not be satisfied or otherwise cause any breach of this Agreement; (5) provide access to or disclose information that Seller reasonably determines would violate any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Seller or any or any of its Affiliates (including the Acquired Companies) or waive or eliminate any privilege (provided that in the case of any confidentiality obligation, Seller shall, to the extent permitted by such confidentiality obligations, notify Buyer if any such information that Buyer or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality); provided, that if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letter, Buyer will take reasonable steps to ensure that the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement contained in the Required Financial Information, in the context in which it was made, not misleading; (6) become an issuer or other obligor with respect to the Debt Financing, except, solely in the case of the Acquired Companies, unless and until the Closing occurs; (7) take any action that could result in any director, officer or employee of Seller or any of its Subsidiaries (including the Acquired Companies) to incur or have any personal liability under the Debt Financing Commitments or any other agreements related to the Debt Financing or having to give any indemnity in connection with the Debt Financing (except, solely in the case of the Acquired Companies, unless and until the Closing occurs); (8) deliver or cause the delivery of any legal opinions in connection with the Debt Financing; or (9) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing, except, any authorization letters delivered by Seller in connection with the Debt Financing or contemplated by clause (iii) above, and, solely in the case of the Acquired Companies, that would be effective prior to the Closing. Seller consents to the reasonable use of the logos of the Acquired Companies in connection with the Debt Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller, any of its Affiliates (including the Acquired Companies) or the reputation or goodwill of any of the foregoing.
(b)Except as otherwise provided by Section 7.4(c) or Section 7.4(d) with respect to providing the financial information required to be delivered thereunder, whether or not the Closing occurs, Buyer shall, reimburse Seller, on the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI, for all out-of-pocket costs and expenses incurred by Seller or any of its Representatives in connection with such cooperation pursuant to Section 7.4(a) or otherwise in connection with the Financing, including reasonable fees and expenses of legal, accounting and other advisors. Buyer shall indemnify and hold harmless Seller and its Representatives from and against any and all Damages suffered or incurred by any of them in connection with the Financing and any information used in connection therewith, except to the extent any such Damage results from the Fraud, bad faith, willful misconduct or gross negligence of Seller as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)Without limiting the generality of the foregoing provisions of Section 7.4(a), Seller shall prepare and provide to Buyer (i) as promptly as reasonably practicable and in any event on or prior to February 29, 2020 copies of an audited (x) balance sheet of the Business as of December 31, 2018, and (y) statement of income and cash flows of the Business for the year ended December 31, 2018, in each case prepared in accordance with GAAP, addressed to Cartus and which Buyer may use for purposes of the Debt Financing, (ii) on or prior to February 29, 2020, copies of an unaudited (x) balance sheet of the Business and (y) statement of income and cash flows of the Business reviewed by an independent auditor under SAS 100 for the nine (9) months ended September 30, 2019 and prepared in accordance with GAAP, (iii) (A) if the Closing has not occurred by January 1, 2020 and all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letters or (B) if the Closing has not occurred by March 31, 2020, copies of audited (x) balance sheet of the Business as of December 31, 2019, and (y) statements of income and cash flows of the Business for the year ended December 31, 2019, in each case prepared in accordance with GAAP, addressed to Cartus and which Buyer may use for purposes of the Debt Financing (the “2019 Audited Financial Statements”) as promptly as reasonably practicable and in any event by no later than March 31, 2020, (iv) if the Closing has not occurred prior to the forty-fifth (45th) day following the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2019, copies of an unaudited (x) balance sheet of the Business and (y) statements of income and cash flows of the Business for each such fiscal quarter, by no later than forty-five (45) days after the end of each such fiscal quarter, (v) the Unaudited Financial Statements, (vi) subject to the proviso set forth in Section 7.17(a), such other financial and other pertinent information regarding the Business, Seller and the Acquired Companies (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Buyer to assist in the preparation of a customary confidential information memorandum, offering memorandum, private placement memorandum or other customary information documents used in financings of the type contemplated by the debt commitment letter (including, without limitation, a “Rule 144A-for-life” offering involving high yield debt securities), including information with respect to total assets, total liabilities, revenue, operating income and, to the extent available, EBITDA, with respect to Acquired Companies that will be non-guarantors in the aggregate, (vii) such other historical financial information regarding the Acquired Companies as is reasonably requested by Buyer in connection with Buyer's preparation of pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Act and necessary to satisfy the condition set forth in paragraph 7 of Exhibit C to the Debt Financing Commitments, (viii) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letters, all other financial data that would be reasonably necessary for Buyer to receive customary comfort letters from the independent accountants of the Acquired Companies in connection with the offering (including as to negative assurances and change period comfort) and (ix) if all or any portion of the Debt Financing is taking the form of secured notes as provided in the Debt Commitment Letters, such records, data or other information necessary to support any statistical information or claims relating to the Business, Seller and the Acquired Companies appearing in the aforementioned information documents ((i)-(ix), collectively, the “Required Financial Information”). If the Closing occurs, Buyer shall, promptly upon request by Seller, reimburse Seller for 50% of the reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Representatives in connection with the preparation, review and audit of the Required Financial Information described in clauses (i) - (ix) above pursuant to this Section 7.4(c).

(d)Unless delivered prior to the Closing in accordance with Section 7.4(c), on or before March 31, 2020, if the Closing occurs, Seller shall cause the 2019 Audited Financial Statements to be delivered to Buyer and the Debt Financing Sources. Furthermore, if the Closing occurs, Seller shall deliver to Buyer (x) on or prior to February 29, 2021, an audited balance sheet of the Business as of the Closing Date and statements of income, cash flows, and equity for the Business for the period from January 1, 2020 to the Closing Date, in each case, with an independent auditor’s report that shall be addressed to Cartus and (y) within forty-five (45) days after each quarterly period ended on or after January 1, 2020 and prior to the Closing Date, an unaudited balance and statement of income, cash flows and equity for the Business reviewed by the independent accountants for Buyer or the Business as provided in Statement on Auditing Standards No. 100 or the successor thereto addressed to Cartus. In addition, Seller covenants and agrees that, following the Closing Date, it will provide Buyer and the independent accountants for the Business with reasonable access to all books, records and other information within it or its Affiliates’ control and access to Seller’s and its Affiliates’ independent accountants and accounting and financial reporting personnel in order to enable Buyer and the independent accountants for the Business and statutory auditors to prepare, support and complete such other financial statements and financial and other information and disclosure documents (including a management’s discussion and analysis) as required by the Debt Financing Commitments or Law for periods ending on or prior to Closing Date or that include the Closing Date, including as such financial statements or financial information may be audited or reviewed by the independent accountants for Buyer or the Business as provided in applicable Statement on Auditing Standards; provided, however, that Buyer acknowledges that Seller shall have the right to prepare all financial statements in respect of the Business with respect to any period ending on or prior to the Closing Date and Buyer shall not separately require cooperation to prepare such financial statements to the extent that Seller is timely preparing and delivering such financial statements to Buyer. Buyer shall reimburse Seller promptly upon request for all costs and expenses incurred by it and its Affiliates (including any fees and costs of auditors) in connection with providing information pursuant to the immediately foregoing sentence of this Section 7.4(d).
(e)Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the condition precedent set forth in Section 10.2(b), as applied to Seller’s obligations under Section 7.4(a) shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of Seller’s breach of its obligations under Section 7.4(a) and such breach remains uncured as of the date that is ten (10) days following receipt of written notice by Seller of such breach from Buyer.
Section 7.5 Directors and Officers Liability.
(a)From and after the Closing, Buyer shall cause the applicable Acquired Companies to (i) indemnify and hold harmless each present and former director, officer or equivalent positions in non-U.S. entities of such Acquired Companies (collectively, the “Covered Persons”), against any Damages incurred or suffered by any of the Covered Persons in connection with any liabilities or any Action, arising out of or pertaining to matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Acquired Companies would have been permitted under the Organizational Documents of such Acquired Companies as in effect on the date of this Agreement, to indemnify such Covered Persons and (ii) advance expenses as incurred by any Covered Person in connection with any matters for which such Covered Person is entitled to indemnification from Buyer pursuant to this Section 7.5(a) to the fullest extent permitted under such Organizational Documents of such Acquired Companies; provided, however, that the Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately finally determined by a court of competent jurisdiction and all rights of appeal have lapsed, that such Covered Person is not entitled to indemnification under applicable Law, the Organizational Documents of the Acquired Companies, or pursuant to this Section 7.5(a).
(b)For a period of six (6) years following the Closing, Buyer shall cause each Acquired Company to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by such Acquired Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as Buyer’s existing coverage.
(c)Buyer hereby agrees that it will not (i) cause or permit any Acquired Company to amend or modify the indemnification provisions in the Organizational Documents of such Acquired Company or (ii) amend or revoke any indemnification agreement between any Acquired Company and its director or officer currently in effect, in each case, in any way that diminishes or adversely affects the indemnification or exculpation provisions as provided therein or herein.

(d)In the event that Buyer, the Acquired Companies or any of their respective successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger, (ii) has all of its equity securities purchased by or transferred or conveyed to any Person or (iii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Acquired Companies, as the case may be, fulfill and comply with the indemnification and other obligations set forth in this Section 7.5. Any such assumption of the obligations of Buyer or the Acquired Companies, as the case may be, shall not operate to release, relieve, waive, terminate or modify the obligations of Buyer or the Acquired Companies, as the case may be, under this Section 7.5.
(e)The terms and provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the Covered Persons by applicable Law or the Organizational Documents, and shall operate for the benefit of, and shall be enforceable by, the Covered Persons and their respective heirs and Representatives, each of whom is an intended Third Party beneficiary of this Section 7.5.
Section 7.6 Regulatory and Other Authorizations.

(a)In accordance with the terms and subject to the conditions of this Agreement, each Party shall use their respective reasonable best efforts to cause the conditions set forth in Article X to be satisfied as soon as practicable following the date of this Agreement (giving effect, among other things, to the remaining provisions of this Section 7.6 (including the last sentence of this Section 7.6(a) and Section 7.6(b)) and in any event on or prior to the Outside Date (as the same may be extended in accordance with this Agreement) and to cause the Closing to occur on the terms and (unless otherwise validly waived by a Party) subject to the conditions specified in this Agreement as soon as practicable after the Required Financial Information has been delivered (giving effect to the provisions of the Marketing Period and Section 2.3)), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary Consents and approvals from the Governmental Entities necessary in connection with the consummation of the Transaction, and the making of all necessary registrations and filings (including filings with the Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Entity necessary in connection with the consummation of the Transaction; (ii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction, performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Transaction and any other transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each Party shall (x) promptly (and in no event later than ten (10) Business Days following the date of this Agreement) make and not withdraw its respective filings under the HSR Act, (y) as promptly as reasonably practicable, make any other applications and filings as reasonably determined by the Parties to be required under any other applicable Antitrust Laws with respect to the Transaction and (z) promptly (and in no event later than ten (10) Business Days following the date of this Agreement) make and not withdraw its respective filings set forth on Section 7.6(a) of the Seller Disclosure Letter; neither Buyer nor Seller shall, without prior written consent of the other Party (not to be unreasonably delayed, conditioned, or withheld (including if it may cause a delay in Closing (including as a result of the condition in Section 10.1(a)) as long any Closing would reasonably be expected to occur prior to the Outside Date (as may be extended in accordance herewith)): (i) withdraw its filing under the HSR Act or any other applicable Antitrust Laws or (ii) commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or applicable Antitrust Laws or to delay consummation of the Transaction.
(b)Buyer shall use its reasonable best efforts to take, and shall cause its Affiliates to use their reasonable best efforts to take, promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case, with competent jurisdiction, so as to enable the parties to consummate the Transaction as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or other disposition of such assets or businesses as are required to be divested, or other behavioral remedies or other commitments, in each case, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transaction as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, Buyer will not be obligated to take or refrain from taking, or to agree that Buyer will take or refrain from taking, any action, or to suffer to exist any condition, limitation, restriction or requirement that with any other actions, conditions, limitations, restrictions or requirements, would result in, either individually or in the aggregate, the reduction, on a pro forma basis, of annual revenues of Buyer and its Affiliates (including the Acquired Companies) on a combined basis by an amount in excess of $30,000,000 of revenues for the year ended December 31, 2018.

(c)Each Party shall furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including (i) promptly informing the other Party of such inquiry, (ii) consulting in advance before making any substantive presentations or submissions to a Governmental Entity, (iii) giving the other Party advance notice of, and the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Entity, to the extent not prohibited by such Governmental Entity, and (iv) supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement; provided that materials provided pursuant to this Section 7.6(c) may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that Buyer and Seller may reasonably designate any competitively sensitive material provided to the other under this Section 7.6(c) as “Outside Counsel Only.” The foregoing obligations in this Section 7.6(c) shall be subject to any attorney-client, work product or other privilege considerations. Notwithstanding anything to the contrary herein, each of Buyer and Seller shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any applicable foreign antitrust or competition-related Antitrust Law. Buyer and Seller shall cooperate fully with each other in connection with the making of all such filings or responses.
(d)Notwithstanding anything in this Section 7.6 to the contrary, nothing in this Section 7.6 shall require, or be deemed to require, Seller or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to (i) any sale, divestiture, license or disposition of assets or businesses of the Acquired Companies or (ii) any behavioral remedy of the Acquired Companies that is not conditioned on the occurrence of the Closing.
Section 7.7 Shared Contracts; Required Third Party Consents.
(a)The Parties acknowledge that Seller and its Affiliates are parties to certain contracts set forth on Section 7.7(a) of the Seller Disclosure Letter that relate to both the operations or conduct of the Business and the Retained Business (the “Shared Contracts”). From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Parties shall reasonably cooperate and shall use their respective commercially reasonable efforts to separate the Shared Contracts and obtain the agreement of the counterparties to each such Shared Contract to enter into a new Contract (or an amendment thereto, as applicable), effective as of the Closing Date or as soon thereafter as is reasonably possible, pursuant to which Seller or its Affiliate, as applicable, will receive substantially the same goods, services and Intellectual Property rights provided to Seller and its Affiliates with respect to the Business as of the date of this Agreement pursuant to the Shared Contract (the “Shared Contract Rights”) on terms and conditions substantially similar to those contained in the Shared Contract as of the date of this Agreement (each, a “Replacement Contract”) and to cause the applicable counterparty to release Buyer and its applicable Affiliates from any obligations under the Shared Contract that become the obligation of Seller or its Affiliates under the Replacement Contract. If one or more Replacement Contracts are not so obtained (unless the Parties otherwise agree in writing or unless doing so would not be permitted by applicable Law, the terms of the applicable Shared Contract or the applicable counterparty) for a reasonable period of time following the Closing (not to exceed six (6) months), Buyer will, or will cause its applicable Affiliate to, use commercially reasonable efforts, and Seller will cooperate in all reasonable respects with Buyer and/or its Affiliates, as applicable, so that Seller or its Affiliates, as applicable, receive the benefits of the Shared Contract Rights following the Closing Date. Seller shall bear the economic, Tax and other liabilities under such Shared Contract related to the Shared Contract Rights given to Seller or its Affiliates in accordance with the foregoing, and if Seller fails to timely and fully bear such liabilities with respect to any Shared Contract, Buyer shall no longer be obligated to provide Shared Contract Rights for any Shared Contract hereunder. Buyer shall bear the economic, Tax and other liabilities under such Shared Contract related to the rights retained by the Buyer or its Affiliates in accordance with the foregoing and will be responsible for all pre-Closing breaches of all Shared Contracts.

(b)From the date of this Agreement until the earlier of termination of this Agreement or the Closing, if requested by Buyer, the Parties shall cooperate and shall use their respective commercially reasonable efforts to obtain any necessary Consents, approvals or waivers under the U.K. Documents, the Overdraft Facility or otherwise from any Third Parties required by the terms of a Material Contract (including because consummation of the Transaction would result in breach thereof or acceleration of or increase any rights of a counterparty to such Material Contract or obligations of any Acquired Company under such Material Contract) as a result of the Transaction (collectively, “Required Third Party Consents”).
(c)With respect to Section 7.7(a), (i) no Replacement Contract shall impose any liability on Buyer or its Affiliates after the Closing; (ii) neither Buyer nor any of its Affiliates shall be required (A) to expend any money with respect to any Replacement Contract, (B) to remedy any breach under or with respect thereto, or (C) to commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any Third Party in order to provide Seller with the benefits with a Replacement Contract; and (iii) no representation, warranty or covenant of Buyer contained in the Transaction Documents shall be breached, or deemed breached, and no condition shall be deemed not satisfied, and neither Buyer nor any of its Affiliates will have any liability whatsoever to Seller or any of its Affiliates, based on, arising out of or relating to (A) the failure to obtain any Replacement Contract or (B) any Action commenced or threatened in writing by or on behalf of any Person arising out of or relating to the failure to obtain any Replacement Contract.
(d)With respect to Section 7.7(b), (i) no Required Third Party Consent shall impose any liability on Seller or its Affiliates after the Closing; (ii) neither Seller nor any of its Affiliates shall be required (A) to expend any money with respect to any Required Third Party Consent, (B) to remedy any breach under or with respect thereto, or (C) to commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any Third Party in order to provide Buyer with the benefits with a Required Third Party Consent; and (iii) no representation, warranty or covenant of Seller contained in the Transaction Documents shall be breached, or deemed breached, and no condition shall be deemed not satisfied, and neither Seller nor any of its Affiliates will have any liability whatsoever to Buyer or any of its Affiliates, based on, arising out of or relating to (A) the failure to obtain any Required Third Party Consent or (B) any Action commenced or threatened in writing by or on behalf of any Person arising out of or relating to the failure to obtain any Required Third Party Consent.
Section 7.8 Shared Property. At the Closing, Seller shall enter, or cause its applicable Affiliates to enter, into sublease agreements with respect to each leased office space set forth on Section 7.8 of the Seller Disclosure Letter (the “Designated Premises”), substantially in the form attached hereto as Exhibit D (the “Danbury Sublease Agreement”) and Exhibit E (the “Irving Sublease Agreement,” and, collectively, the “Sublease Agreements”), with the applicable tenant under each lease for the Designated Premises, for such portion of the Designated Premises that Seller or its Affiliates will be using in the operation of the Retained Business after the Closing. The Sublease Agreements shall provide for the pass-through to Seller or its applicable Affiliate of all of the applicable tenant’s costs and expenses related to the subleased portion of the Designated Premises, and each Sublease Agreement shall be co-terminus with the respective lease for the Designated Premises, unless an earlier termination date is required pursuant to such lease.
Section 7.9 Wrong Pockets.
(a)During the twelve (12) month period following the Closing Date, if Buyer or Seller discovers that any:

i.Excluded Asset was, directly or indirectly, transferred to Buyer (or held by the Acquired Companies) at the Closing (each, a “Held Asset”), Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee, and (B) pending such transfer, (x) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (y) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; or
ii.asset of an Acquired Company or an asset of Seller and its Affiliates primarily used in the operation of the Business was not, directly or indirectly through an Acquired Company, transferred to Buyer at the Closing (each, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to, use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (B) pending such transfer, (x) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (y) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer.
(b)Buyer or Seller, as applicable, shall, and shall cause their Affiliates, as applicable, to, use reasonable best efforts to, in addition to the other actions set forth in Section 7.9(a)(i) and Section 7.9(a)(ii), promptly upon the request of the other party, (i) reasonably cooperate to obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning and conveying such Held Asset or Omitted Asset (or part thereof), as applicable, or the relevant interests in them to the other party and (ii) reasonably cooperate to allow the requesting party to complete all such further acts or things as the other party may reasonably direct in order to transfer, assign and convey such Held Asset or Omitted Asset (or parts thereof), as applicable, or the relevant interests in them to the other party; provided that the transferring party and its Affiliates shall not be required to incur any out-of-pocket expense pursuant to this clause (b) which is not agreed to be paid or reimbursed by the transferring party or its Affiliates.

(c)To the extent that, on or after the Closing Date, (i) Buyer or any of its Affiliates receives any payment or instrument that (x) is for the account of Seller or any of its Affiliates according to the terms of this Agreement or the Transition Services Agreement or (y) relates to any business or business segment of Seller other than the Business, in each case to the extent not included in Cash, Net Working Capital or Net Securitization Asset Amount, Buyer shall promptly deliver such amount or instrument to Seller or its Affiliates, as applicable, and (ii) Seller or any of its Affiliates receives any payment or instrument that is for the account of Buyer or any of its Affiliates (including the Acquired Companies) according to the terms of this Agreement or the Transition Services Agreement, Seller shall promptly deliver such amount or instrument to Buyer or its Affiliates, as applicable. All amounts due and payable under this Section 7.9(c) shall be due and payable by the applicable Party in immediately available funds net of any Tax incurred or payable in connection with the receipt of such payment or instrument or required to be withheld on payment, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.
(d)Buyer or the applicable Acquired Company shall promptly forward any claim for any Liability of the Retained Business to Seller after the Closing and Seller shall forward any claim for any Liability of the Acquired Companies (to the extent such claim is due to a post-Closing Liability) or the Business to Buyer after the Closing.
Section 7.10 Further Assurances. From time to time, at the request of the other Party, without further consideration, each Party shall execute and cause to be delivered to the other Party such instruments and other documents, and shall use reasonable best efforts to take or cause to be taken such other action, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Transaction and for executing and performing the Transaction Documents.
Section 7.11 Restrictive Covenants.
(a)From the date of this Agreement until the Closing Date, Buyer shall not, and shall not permit any of its Representatives to, directly or indirectly, solicit for employment or service any person employed by Seller or its Subsidiaries as of the date of this Agreement with whom Buyer or any of its Representatives first came in contact with in connection to the Transaction or encourage any such employee to leave such employment (other than solicitations through general advertising or other general solicitation, including through the use of a recruitment agency, in each case, not targeted at such persons).
(b)From the date of this Agreement until five (5) years after the Closing Date, Seller shall not, and shall not permit any of its Representatives to, directly or indirectly, solicit or hire for employment or service any (i) Continuing Employee, (ii) Business Employee or other employee of the Acquired Companies as of the date hereof, or (iii) employee of Buyer or its Representatives with whom Seller or any of its Representatives first came in contact with in connection with the Transaction, or, in each case, as applicable, encourage any such employee to leave such employment (other than solicitations through general advertising or other general solicitation, including through the use of a recruitment agency, in each case, not targeted at such persons or specifically targeted or directed at the senior management of any Acquired Company, or with the prior written permission of Buyer); provided that nothing in this Section 7.10(b) shall prevent Seller or any of its Representatives from hiring or soliciting (A) any Business Employee or other employee whose employment has been terminated by the Acquired Companies or Buyer and its Representatives after the Closing; or (B) after ninety (90) days from the date of termination of employment, any Business Employee or other employee whose employment has been terminated by the employee after the Closing.

(c)From the Closing Date until five (5) years after the Closing Date (the “Restricted Period”), Buyer shall not, and shall not permit any of its Representatives to, directly or indirectly, solicit or hire for employment or service any employee of Seller or its Representatives with whom Buyer or any of its Representatives first came in contact with in connection to the Transaction, or, in each case, as applicable, encourage any such employee to leave such employment (other than solicitations through general advertising or other general solicitation, including through the use of a recruitment agency, in each case, not targeted at such persons or specifically targeted or directed at the senior management of Seller or its Representatives, or with the prior written permission of Seller); provided that nothing in this Section 7.11(c) shall prevent Buyer or any of its Representatives from hiring or soliciting (x) any employee whose employment has been terminated by Seller or its Representatives; or (y) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(d)During the Restricted Period, Seller shall not (and shall cause its controlled Affiliates not to), without the prior written consent of Buyer, directly or indirectly, (A) own any interest in, manage, control, operate, or participate in (whether as an officer, director, manager, employee, partner, agent, representative, supplier or otherwise) or in any other manner engage in the business or operations of, any Person engaged in or otherwise competing with the Business anywhere in the world, or (B) induce or attempt to induce any customer, supplier or other business relation of Buyer or any of its Subsidiaries (in respect of the Business) to cease doing business with Buyer or any of its Subsidiaries (in respect of the Business) or to materially reduce or materially modify the terms of its business relationship with Buyer or any of its Subsidiaries (in respect of the Business) or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and Buyer or any of its Subsidiaries (in respect of the Business) on the other hand (the foregoing clauses (A) and (B), collectively, the “Restricted Activities”); provided that nothing in this Section 7.11(d) shall prohibit Seller or any of its Affiliates from being a passive owner of less than five percent (5%) of the outstanding shares of any class or series of capital stock of a corporation that is publicly traded and, directly or indirectly, engages in any Restricted Activity so long as Seller does not have any active participation in the business of such corporation. Notwithstanding the foregoing, this Section 7.11(d) shall not prohibit Seller or its Affiliates from owning any interest in, managing, controlling, participating in (whether as an officer, director, manager, employee, partner, agent, representative or otherwise) or in any other similar manner engaging anywhere (inside or outside the U.S.) in the Retained Business and in any business engaged in real estate brokerage franchising, owned real estate brokerage, the purchase and selling of real estate (other than in respect of the Business), property management (other than in respect of the Business), real estate title (including title insurance underwriting) and settlement services and mortgage origination, mortgage brokerage and property and casualty insurance. Seller shall not target its marketing efforts toward corporate sponsored relocation programs (for the avoidance of doubt to include lump-sum benefit programs). Subject to the immediately preceding sentence, nothing contained in this Agreement shall restrict Seller’s or its Affiliates’ ability to directly market its Affinity Programs to (i) companies that may otherwise provide employee relocation programs, (ii) relocation clients that approach Seller or one of its Affiliates directly, (iii) participants in Affinity Program (e.g., Military Rewards, Turnkey, etc.) that do not directly target employees receiving “lump-sum” relocation benefits, (iv) non-Affinity Program membership groups or (v) companies that offer a suite of benefits services where affinity is one benefit among a suite of products (e.g., BenefitHub).

(e)It is the desire and intent of the Parties that the provisions of this Section 7.11 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 7.11 shall be adjudicated to be invalid or unenforceable, this Section 7.11 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.11 in the particular jurisdiction in which such adjudication is made.
(f)Seller acknowledges and agrees that (i) Buyer would not receive the benefit of the bargain in connection with the Transaction if Seller were not to comply fully and in all respects with its obligations under this Section 7.11, (ii) each of the Acquired Companies would be irreparably damaged if Seller were not to comply fully and in all respects with its obligations under this Section 7.11 and that any such failure to comply would result in a significant loss of goodwill by the Acquired Companies, and (iii) the Business has been, or is currently contemplated to be, conducted by the Acquired Companies on a global basis throughout the world.
Section 7.12 Securitization Matters.

(a)Without limiting Seller’s obligations under Section 7.4, at all times prior to the Closing, Buyer and Seller shall fully cooperate with each other, to take all actions to effectuate the termination of the Apple Ridge Funding LLC securitization program of the Acquired Companies and the termination and release of all obligations, guaranties, liens and other security interests with respect to such securitization facilities to allow for the satisfaction of the liabilities thereunder at the Closing in accordance with the Debt Commitment Letters. Seller shall also cooperate to obtain any documentation evidencing such releases, including any payoff letters and UCC termination statements, to ensure the transfer of the receivables under any such Apple Ridge Funding LLC securitization program free and clear of all Encumbrances in connection with the termination of the Apple Ridge Funding LLC securitization program and satisfaction of liabilities thereunder as contemplated by the Debt Commitment Letters. Further, until the Closing, Seller shall provide any reasonably requested cooperation to assist Buyer in transitioning the receivables of the Business into any securitization program of the Buyer or its Affiliates effective as of the Closing, including termination or assignment of account control agreements and transfers of such accounts to Buyer or its Affiliates, establishing new bank accounts, assignments and transfers of receivables, delivery of notices (including negotiating and obtaining any reduced notice periods in connection with the termination of the securitization facilities), negotiating and executing any necessary amendments, or any other action necessary to effectuate as of the Closing (i) the termination of the Apple Ridge Funding LLC securitization program, (ii) release of the receivables of the Business from all Encumbrances and (iii) transitioning of the receivables into any securitization facility of the Buyer or its Affiliates contemplated by the Debt Commitment Letter; provided that notices to, requests for consent and other contact with, customers shall not be required prior to Closing. Further, for purposes of facilitating the termination of the Acquired Companies’ Apple Ridge Funding LLC securitization program and the implementation of the securitization programs of Buyer and its Affiliates on the Closing Date, Seller shall provide as soon as practicable after the date hereof to the extent permitted by and in a manner permitted by Law (but in any event within three (3) Business Days after the date that the condition in Section 10.1(a)(i) has been satisfied) the following information: (A) billed and unbilled receivable aging and rollforward amounts, in each case, including the Person that owns such receivables pursuant to the Contract with any Acquired Company, (B)  equity loan aging and rollforward amounts, including additions, prepaid funding and adjustments and the Person that owns the receivable pursuant to the Contract with any Acquired Company, (C) an unidentified cash report, including the original date received, the client name and the bank name where the deposit was originally received, (D) a cash receipt report with transaction line item postings entered into the system by bank account (including possible misdirected deposits that need to be transferred between accounts), the original date received in bank account and the system application date, and the Person that owns the receivable and cash receipt pursuant to the Contract with any Acquired Company, (E) an adjustment report for billed and unbilled receivables, separating voids, write-offs, etc. and the Person that owns the receivable pursuant to the Contract with any Acquired Company, (F) accrued contract rebates, client deposits, service level agreements and liability balances, and Person party to the client Contract that the bank will look to reduce the advance amount and (G) the originator for each item or the obligor, including tracking of the top 25 client balances on a weekly basis and information to understand which originator and country as it relates to any limits therein. For each item in clauses (A) - (G), the information provided shall delineate the Person, source system, client name, client identification number, transferee identification number and name, service program, unique transaction line item identifier for complete life cycle and system status traceability, transaction description, transaction status, balance amount, currency, and original service date, invoice number and invoice billed date. The Parties acknowledge and agree that any information disclosed pursuant to this Section 7.12 will be subject to the provisions of the Confidentiality Agreement and that Seller may designate any competitively sensitive information made available to Buyer under the last and second-to-last sentence of this Section 7.12 as “clean team members only,” and such information shall be given only to (i) the clean team members of Buyer pursuant to the Confidentiality Agreement and (ii) any additional Persons set forth on Section 7.12(a) of the Seller Disclosure Letter, and may not be shared with Buyer or any of its Subsidiaries or any of their respective Representatives (other than such clean team members) and may redact information as necessary to comply with applicable Law.
(b)Buyer and Seller shall cooperate in good faith in order to determine the most appropriate Closing Date in light of the provisions of the Apple Ridge Funding LLC securitization program, including any agreed amendments to such facility to facilitate the redemption.

Section 7.13 Affiliate Arrangements.
(a)Except for the Transition Services Agreement, the Sublease Agreement or as set forth in Section 7.13(a) of the Seller Disclosure Letter, effective upon the Closing, all Contracts between an Acquired Company, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand (collectively, “Terminating Agreements”), shall be terminated as between them without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder. Buyer agrees to take and to cause the Acquired Companies and their Subsidiaries to take any action following the Closing that would be required to give effect to the termination of the Terminating Agreements.

(b)Except as set forth in Section 7.13(b) of the Seller Disclosure Letter, all inter-company accounts, whether payables or receivables, between an Acquired Company, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand, effective upon the Closing, shall be eliminated (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion) prior to the Calculation Time, in each case without any Liability to any Acquired Company.
(c)At or prior to Closing, Seller shall cause each confidentiality and invention assignment agreement between Seller or any of its Affiliates, on the one hand, and any employee of the Acquired Companies whose duties include design or engineering of products or creation of Intellectual Property, on the other hand, and each of the Contracts set forth on Section 7.13(c) of the Seller Disclosure Letter (collectively, the “Assigned Contracts”) to be assigned with respect to the Business to Buyer (or an Acquired Company designated by Buyer).
(d)Effective as of the Closing, Seller hereby transfers all of its and its Subsidiaries’ respective right, title and interest (if any) in and to all assets and property (including any and all Intellectual Property rights and registrations and applications therefor, including any of the foregoing for which ownership interests arise through the operation of any assignment provisions in employment agreements or employee invention assignment agreements) that are listed on Schedule 7.13 attached hereto and all other Intellectual Property that is used exclusively in the operation of the Business, in each case other than the Excluded Assets. From and after the Closing, Seller hereby renounces, on behalf of itself and its Subsidiaries, any and all ownership interest and any and all other rights, title and interest of Seller and/or any of its Subsidiaries in any assets or property (including any and all Intellectual Property rights and registrations and applications therefor) of the Acquired Companies, including all assets located on the premises of any Acquired Company or otherwise conveyed to the Acquired Company hereunder, in each case other than the Excluded Assets.
Section 7.14 Seller Guarantees. With respect to each Seller Guaranty, Buyer shall use its reasonable best efforts to (a) cause itself or one or more of its Affiliates to be substituted in all respects for Seller or any of its Affiliates, as applicable, effective as of the Closing, in respect of all obligations of Seller or its Affiliates under any Seller Guaranty by offering such beneficiary a guaranty of Buyer of like character and on terms (financial and otherwise) no less favorable to such beneficiary and (b) arrange for the release effective at or as soon as reasonably practicable after the Closing of Seller and its Affiliates from their respective obligations to the beneficiary of such Seller Guaranty. To the extent any Seller Guarantees are not terminated or released, from and after the Closing, Buyer shall (i) indemnify, defend and hold harmless Seller and its Representatives (individually, a “Seller Indemnified Person” and collectively, the “Seller Indemnified Persons”) from and against any and all Damages incurred by any of them relating to the Seller Guarantees and (ii) not permit any of the Acquired Companies or any of its Subsidiaries or Affiliates to (x) renew or extend the term of or (y) increase its obligations under, or transfer to another Third Party, any loan, lease, Contract or other obligation for which any Seller Indemnified Person is or would reasonably be expected to be liable under such Seller Guaranty. The failure by Buyer or its Affiliates to achieve any such substitution or release shall not (A) constitute a failure to satisfy any condition set forth in Article X, (B) relieve Seller from its obligation to consummate the Transaction or any of the other Transaction Documents or (C) relieve Buyer from its obligation under Section 12.3.

Section 7.15 R&W Insurance Policy. The Parties acknowledge that, as of the date of this Agreement, Buyer has obtained a binder to the R&W Insurance Policy, a true and correct copy of which is attached hereto as Exhibit B. The Parties further acknowledge that obtaining the R&W Insurance Policy is a material inducement to Seller entering into the Transaction and the other Transaction Documents, and that Seller is relying on Buyer’s covenants and obligations set forth in this Section 7.15. Buyer shall bear the cost of all fees, expenses and premiums relating to the procurement and binding of the R&W Insurance Policy. Prior to and after the Closing, Buyer shall take all commercially reasonable actions necessary to complete the conditions in the conditional binder to the R&W Insurance Policy within the times set forth therein so that the R&W Insurer will issue the R&W Insurance Policy. The R&W Insurance Policy shall provide that the R&W Insurer shall waive and not pursue any subrogation rights against Seller, except for Fraud. Following the Closing, the R&W Insurance Policy may not be amended in any manner materially adverse to Seller (including with respect to the subrogation provisions, policy term, retention amount or coverage amount), and neither Buyer nor any of Buyer’s Affiliates shall cause the cancellation of the R&W Insurance Policy, without Seller’s prior written consent (which consent shall be given or withheld in the sole and absolute discretion of Seller).
Section 7.16 Confidentiality.
(a)The Parties acknowledge that following the date of this Agreement, the terms of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate and Section 7.17 shall govern. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 11.2 in accordance with its terms.
(b)Except as provided in Section 7.16(d), for a period commencing on the Closing Date and terminating on the date that is thirty-six (36) months after the Closing Date, Seller shall maintain the existence and terms of this Agreement and the other Transaction Documents and all non-public, proprietary and confidential information relating to Buyer, the Acquired Companies, their respective Representatives or the Business (collectively, “Buyer Confidential Information”) disclosed to Seller or any of its Representatives in connection with this Agreement, in confidence and not disclose to any other Person any Buyer Confidential Information or use any such Buyer Confidential Information for any purpose.
(c)Except as provided in Section 7.16(d), for a period commencing on the Closing Date and terminating on the date that is thirty-six (36) months after the Closing Date, Buyer shall, and shall cause its Representatives (including the Acquired Companies) to, maintain the existence and terms of this Agreement and the other Transaction Documents and all non-public, proprietary and confidential information relating to (i) Seller or its Representatives (other than the Acquired Companies) or (ii) the Retained Business (collectively, “Seller Confidential Information”) disclosed to Buyer or any of its Representatives in connection with this Agreement or made available to or in the possession of any of the Acquired Companies, in confidence and not disclose to any other Person any Seller Confidential Information or use any such Seller Confidential Information for any purpose.

(d)The obligations of each Party (a “Receiving Party”) set forth in this Section 7.16 shall not apply to (i) any information that becomes available to the general public prior to, on or after the Closing Date (other than as a result of disclosure by the Receiving Party or any of its Representatives in violation of this Section 7.16), (ii) any information that becomes available to the Receiving Party or any of its Representatives after the Closing Date on a non-confidential basis from a source other than the other Party (the “Disclosing Party”) or its Representatives; provided that such source was not, to the knowledge of the Receiving Party, prohibited from disclosing such information by a legal, contractual, fiduciary or other obligation, (iii) except as provided in clause (vi) below, any disclosure requested or required by applicable Law or any Governmental Entity, including any applicable Tax Laws, securities Laws or securities exchange or listing regulations or requirements; provided that, to the extent such disclosure is requested or required in connection with an Order, the Receiving Party shall, to the extent reasonably practicable and legally permissible, promptly notify the Disclosing Party of such disclosure under this clause (iii) prior to making such disclosure with reasonably sufficient time, where reasonably practicable, to allow the Disclosing Party to seek protective measures for such Confidential Information (and the Receiving Party and its Representatives shall cooperate with the Disclosing Party in seeking such protection, at the Disclosing Party’s sole cost and expense), (iv) any Order in connection with the enforcement of a Party’s rights or remedies under this Agreement or the other Transaction Documents solely to the extent necessary for any filings with a Governmental Entity (provided that to the extent possible, the applicable Party shall request that such Governmental Entity treat such Confidential Information as confidential and non-public), (v) any disclosure or use of Confidential Information in connection with the preparation of financial statements, (vi) in connection with and to the extent necessary for a Party or any of its Representatives to prepare or file Tax Returns or other Tax filings, (vii) any disclosure or use of Confidential Information that is necessary for a Party to perform or satisfy any of its obligations under this Agreement or any of the other Transaction Documents or (viii) any information that is independently developed by the Receiving Party or its Representatives without reference to or use of any Confidential Information of the Disclosing Party.
Section 7.17 Access to Properties, Books and Records.

(a)From the date of this Agreement until the earlier of termination of this Agreement or the Closing, Seller shall give Buyer and the Debt Financing Sources reasonable access, upon reasonable notice during normal business hours to all properties, books, records (other than personnel records) and key management personnel of or pertaining to the Acquired Companies (to the extent relating to the Business), solely for purposes of consummating the Transaction and as otherwise provided in Section 7.25; provided, however, that the foregoing will not: (i) interfere unreasonably with the day-to-day operations of the Acquired Companies; or (ii) require the Acquired Companies to provide access or to disclose information where such access or disclosure would contravene any Law or Contract, or would relate to commercially sensitive information, or would result in the waiver of any legal privilege or work-product protection as identified by Seller’s legal counsel. Any information disclosed will be subject to the provisions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. The Parties acknowledge and agree that the Acquired Companies may designate any competitively sensitive information made available to Buyer under this Agreement as “clean team members only,” and such information shall be given only to the clean team members of Buyer and may not be shared with Buyer or any of its Subsidiaries or any of their respective Representatives (other than such clean team members). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the parties agree that the Agreed Communications Plans shall be implemented substantially in accordance with its terms and no such party shall be in breach of this Agreement or the Confidentiality Agreement as a result of such implementation in accordance with its terms.
(b)From the Closing Date and subject to Section 7.16 and applicable Law, until the date which is six (6) years following the Closing Date, Buyer shall, and shall cause its Representatives to, afford Seller and its Representatives reasonable access, upon reasonable notice, during normal business hours to all books, records and Representatives of Buyer to the extent pertaining to the Acquired Companies or the Business in the form presently operated, and to such other information to the extent relating to the Business for audit purposes or in connection with any dispute or proceeding brought by or against any Third Party or Governmental Entity; provided, however, that the foregoing will not: (i) interfere unreasonably with the day-to-day operations of Buyer or the Acquired Companies; or (ii) require Buyer or the Acquired Companies to provide access or to disclose information where such access or disclosure would violate (based upon good faith advice of outside counsel) any Law or Contract to which Buyer or any of its Affiliates (including the Acquired Companies) is subject or is a party, or would relate to Buyer Confidential Information or other commercially sensitive information unrelated to the Business in the form as presently operated, or would (based upon good faith advice of outside counsel) result in the waiver of any legal privilege or work-product protection relating to such information (provided that Buyer will use its reasonable best efforts to provide Seller such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences).
(c)From the Closing Date and subject to applicable Law, until the date which is six (6) years following the Closing Date, Seller shall, and shall cause its Representatives to, afford Buyer and its Representatives reasonable access, upon reasonable notice, during normal business hours to all books, records and Representatives of Seller to the extent pertaining to the Acquired Companies or the Business prior to the Closing, and to such other information to the extent relating to the Business prior to the Closing for audit purposes or in connection with any dispute or proceeding brought by or against any Third Party or Governmental Entity; provided, however, that the foregoing will not: (i) interfere unreasonably with the day-to-day operations of Seller and its Affiliates; or (ii) require Seller or its Affiliates to provide access or to disclose information where such access or disclosure would violate (based upon good faith advice of outside counsel) any Law or Contract to which Seller or any of its Affiliates is subject or is a party, or would relate to confidential information of Seller or other commercially sensitive information unrelated to the Business prior to the Closing, or would (based upon good faith advice of outside counsel) result in the waiver of any legal privilege or work-product protection relating to such information (provided that Seller will use its reasonable best efforts to provide Buyer such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences).

(d)At the Closing, (i) Seller shall cause all tangible books and records (and copies of all intangible books and records) of the Acquired Companies or otherwise primarily related to the Business to be located on the Leased Real Properties to be transferred to Buyer by possession of such premises and (ii) Seller shall transfer, or cause to be promptly transferred, to Buyer all original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies.
(e)For a period of five (5) years after the Closing, Buyer shall provide reasonable assistance to Seller (at Seller’s sole cost and expense) in connection with any reporting obligations of Seller pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated thereunder, and any other financial reporting obligations of Seller, in each case, related to the operations of the activities of the Business or the Acquired Companies prior to Closing.
Section 7.18 Insurance. Effective at the time of the Closing, other than pursuant to the Transition Services Agreement, the Acquired Companies and the Business shall cease to be insured by any insurance policies or self-insurance programs of Seller and its Affiliates. In addition, with respect to any claims, acts, omissions, events, circumstances, occurrences or losses that occur prior to the Closing and which Seller or any of its Affiliates becomes aware (excluding constructive knowledge) of prior to the Closing for which coverage under such policies would be available, Seller shall use commercially reasonable efforts to file all claims for coverage thereunder in the ordinary course of business in accordance with its standard risk management and claims procedures. For the avoidance of doubt, subject to its obligations pursuant to this Agreement, Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes (but not the policies themselves) with respect to any of its insurance policies and self-insurance programs to the extent provided in the third-to-last sentence of this Section 7.18 and Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage. For any claim that may be asserted by the Acquired Companies or their Affiliates with respect to the Business after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing (such claims, “Pre-Closing Claims”), the Acquired Companies or their Affiliates may tender such Pre-Closing Claim to Seller for submission by Seller or one of its Affiliates to the applicable Third Party insurer under any of the Third Party insurance policies of Seller or its Affiliates issued prior to the Closing Date to the extent such insurance coverage exists at the time the Pre-Closing Claim is tendered to Seller and under which the Acquired Companies or the Business were insured as of the date of the events, incidents, conduct or circumstances giving rise to such Pre-Closing Claim if permitted by the terms of such policy (such policies, the “Pre-Closing Policies” and each such claim, a “Noticed Pre-Closing Claim”), and Seller shall reasonably promptly thereafter tender, or cause one of its Subsidiaries to, tender such Pre-Closing Claim to the applicable insurer for coverage; provided, however, that (a) none of Buyer, the Acquired Companies or any of their respective Affiliates shall have any recourse to Seller pursuant to this Section 7.18 for any uninsured or uncovered amounts for such Pre-Closing Claims (including any deductible or other amount for which Seller provides self-insurance), except for (i) amounts directly resulting from a breach of Seller to provide timely notice of any Noticed Pre-Closing Claim to the applicable insurer upon Seller’s receipt of notice of such Noticed Pre-Closing Claim from the Acquired

Companies or their Affiliates if required to do so under this Section 7.18 or (ii) matters with respect to which any Buyer Indemnified Person is entitled to indemnification in accordance with this Agreement; (b) except for matters with respect to which any Buyer Indemnified Person is entitled to indemnification in accordance with this Agreement, Buyer or the applicable Acquired Company shall be responsible for the satisfaction or payment of any and all associated self-retentions, deductibles, costs and expenses with respect to any Pre-Closing Claims and shall promptly reimburse Seller or its applicable Affiliates for its respective reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims or otherwise under this Section 7.18; (c) Buyer shall reasonably cooperate with Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith; (d) the Parties shall work in good faith and use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder; (e) Seller shall not be required to make any concessions to any insurance carrier in connection with any Pre-Closing Claim; and (f) Seller shall not be required to take any action that would violate any Pre-Closing Policy (and Seller makes no representation or warranty with respect to the ability to take any of the actions otherwise contemplated by this Section 7.18). Seller shall notify Buyer and the applicable Acquired Company of all coverage determinations made by the insurer(s) in respect of any Pre-Closing Claims and, if any amounts are paid or to be paid by the insurer in respect thereof, shall request that such insurer make payment directly to the applicable Acquired Company, or shall transfer such insurance net proceeds actually received by Seller or its applicable Affiliates to the applicable Acquired Company no later than ten (10) days after receipt of such insurance proceeds. Seller shall not release, commute, buy-back or otherwise eliminate the coverage available under any Pre-Closing Policy without Buyer’s consent (not to be unreasonably delayed, conditioned or withheld). Buyer agrees (A) that neither it nor any of the Acquired Companies shall have the right to request that Seller make any claim under any Pre-Closing Policy unless Buyer has previously made or is contemporaneously making a claim under the R&W Insurance Policy or any other insurance policy of Buyer, in each case that would reasonably be expected to cover such losses and to the extent that any such insurance proceeds are received with respect to such claim after the date that an insurance payment is made hereunder, then the Buyer shall return to Seller such amounts so recovered from its insurers (but not to exceed the amount of the proceeds received from the Pre-Closing Policy, and net of the cost of obtaining such recovery) and (B) in no event will Buyer or any of the Acquired Companies have the right to receive any benefits or coverage under any Pre-Closing Policy (either individually or together with all other claims made or benefits or coverage sought by Buyer or any of the Acquired Companies after the Closing) in excess of thirty three and one-third percent (33.3%) of the limit of such policy. Nothing in this Agreement is intended to waive or abrogate in any way Seller’s or its Affiliates’ own rights to insurance coverage for any liability, whether relating to the Acquired Companies or otherwise.
Section 7.19 Mutual Release.

(a)Effective as of the Closing, Seller does hereby, for itself and each of its Affiliates (other than the Acquired Companies) (each, a “Seller Releasing Party”), release and absolutely forever discharge each Acquired Company, Buyer and each of their respective Affiliates (each, a “Seller Released Party”) from and against all Seller Released Matters. For purposes of this Agreement, “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (“Claims”), that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Business or any of the Acquired Companies, or as a counterparty to any Contract with any Acquired Company or otherwise, in each case, arising with respect to any matter occurring at or prior to the Closing; provided that Seller Released Matters shall not include (i) any Claim arising out of, relating to or pursuant to this Agreement or any other Transaction Document or (ii) any Claim unrelated to the Business and the Acquired Companies, the Transaction or any other Transaction Document. It is the intention of Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.
(b)Effective as of the Closing, Buyer does hereby, for itself and each of the Acquired Companies and each of its Affiliates (each, a “Buyer Releasing Party”), release and absolutely forever discharge Seller and each of its Affiliates (other than the Acquired Companies) (each, a “Buyer Released Party”) from and against all Buyer Released Matters. For purposes of this Agreement, “Buyer Released Matters” means any and all Claims that any Buyer Releasing Party now has, or at any time previously had, or shall or may have in the future, as a Buyer Released Party, or as an owner of the Business, or as a counterparty to any Contract with any Buyer Released Party, or as Person managed or otherwise directed by any Buyer Released Party or otherwise, in each case, arising with respect to Seller’s ownership of the Business at or prior to the Closing; provided that Buyer Released Matters shall not include (i) any Claim arising out of, relating to or pursuant to this Agreement or any other Transaction Document or (ii) any Claim unrelated to the Business and the Acquired Companies or the Transaction or any other Transaction Document. It is the intention of Buyer agreeing to the Buyer Releasing Parties providing this release to the Buyer Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters and the final resolution by the applicable Buyer Releasing Party and the Buyer Released Parties of all Buyer Released Matters.
Section 7.20 Required Cash Distributions. Prior to the Calculation Time, Seller shall take (and shall cause each of its Affiliates (including the Acquired Companies) to take) all actions required such that at the Calculation Time (i) all Cash of each Acquired Company organized under the laws of any state of the U.S. (other than such an Acquired Company that is Person that is a Subsidiary of a Person organized outside the U.S.) have been distributed to Seller or an Affiliate of Seller (other than an Acquired Company), as directed by Seller, (ii) all Cash of the Acquired Companies organized under the laws of any jurisdiction outside the U.S. and Subsidiaries of an Acquired Company organized under the laws of any jurisdiction outside the U.S. (“Foreign Cash”) is not less than $16,000,000, and (iii) Foreign Cash in excess of $16,000,000 has been distributed to Seller and its Affiliates; provided that (a) no such distribution of Cash shall be required hereunder to the extent such distribution would be prohibited by applicable Law and (b) no such distribution of Cash shall involve the creation or assumption of any intercompany loans or accounts (whether (i) between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, or (ii) between or among any Acquired Companies), in each case, that are not extinguished at or prior to the Calculation Time without Liability to Buyer or any of the Acquired Companies from and after the Calculation Time. Without limiting Seller’s obligations under the preceding sentence, in the event that Seller leaves less than $16,000,000 in Foreign Cash as of the Calculation Time in the Acquired Companies, Seller will have the opportunity to cure such shortfall (which will not be considered a breach under this Agreement as long as such shortfall is inadvertent) by transferring such shortfall amount to the Acquired Company or one of its Subsidiaries, or, at Seller’s option and expense, to Buyer with further direction to Buyer to transfer such amount to the applicable Acquired Company or Subsidiary (the “Shortfall Transfer”), as applicable, within ten (10) Business Days following the Closing Date.  Seller shall be solely responsible for payment of all Taxes and other Liabilities with respect to the distributions contemplated by this Section 7.20.
Section 7.21 Credit Support Obligations and Company Indebtedness.
(a)Seller shall take all actions required such that all Credit Support Obligations (including all Encumbrances on each and every asset and equity security of the Acquired Companies related to such Credit Support Obligations) shall be released and terminated in writing automatically as of the Closing without further action on the part of any of the Acquired Companies or any other Person and without further Liability to Buyer or any of the Acquired Companies.  Furthermore, Seller shall ensure that all applicable requirements of the Credit Support Documents are complied with in full and all releases and terminations of Encumbrances and Credit Support Obligations are effective upon the Closing and take actions within its control to cause the agents and trustees referred to in the immediately foregoing sentence to deliver lien and/or guarantee release letters and evidence of the releases referred to in the immediately foregoing sentence.
(b)Seller shall use reasonable best efforts to deliver to Buyer, on or prior to the Closing Date, a payoff letter (the “Payoff Letter”) for all indebtedness for borrowed money of the Acquired Companies set forth in Section 7.21(a) of the Seller Disclosure Letter, which Payoff Letter shall be in customary form, shall be executed by all Persons required therefor and provide that (i) all Liabilities and obligations of the Acquired Companies under or with respect to such Indebtedness shall be satisfied (other than unmatured contingent indemnification obligations set forth in the written agreements governing such Indebtedness) and all amounts owing thereunder for which the Acquired Companies are liable shall be repaid upon receipt of the amounts indicated therein and (ii) all Encumbrances and guarantee obligations in respect of such indebtedness relating to the assets and properties of the Acquired Companies shall be released and terminated automatically upon, and subject only to, receipt of the payoff amounts indicated therein.

(c)Seller shall use commercially reasonable efforts to cause the Acquired Companies to obtain and deliver to Buyer final invoices and/or releases for all Transaction Expenses described in clause (i) of the definition thereof on or prior to the Closing Date, together with applicable customary Tax forms.
Section 7.22 Use of Cartus and Realogy Names and Trademarks. The Parties acknowledge that, as between Buyer and the Acquired Companies, on the one hand, and Seller and its other Affiliates, on the other hand, Buyer and the Acquired Companies will hold as of the Closing all rights with respect to the name “Cartus” and all derivations, combinations, and translations thereof (collectively, the “Cartus Marks”), and Seller and its other Affiliates will hold as of the Closing all rights with respect to the name “Realogy” and all derivations, combinations, and translations thereof (collectively, the “Realogy Marks”) (and the Cartus Marks with respect to Seller and its other Affiliates, and the Realogy Marks with respect to Buyer and the Acquired Companies, the “Other Party’s Marks.”). As soon as reasonably practical after the Closing Date, but in any event within sixty (60) days after the Closing Date, Seller will (and will cause its Affiliates to), and Buyer and the Acquired Companies will, cease to use the Other Party’s Marks in any form and will, at their own expense, (a) remove any and all exterior signs and other identifiers located on their property or premises that refer or pertain to or that include the Other Party’s Marks and (b) remove from the letterhead, envelopes, invoices, supplies, labels, packaging, advertising, catalogues, product brochures, websites, website publications and other communications media of any kind of theirs all references to the Other Party’s Marks. The foregoing shall not preclude Seller, Buyer or their respective Affiliates from using the Other Party’s Marks in accurate historical references or in a manner that could otherwise be used by a third party under applicable Law.
Section 7.23 Intellectual Property Chain of Title. Prior to the Closing, Seller shall make filings at the United States Patent and Trademark Office and intellectual property offices or agencies in any other jurisdictions as necessary to remedy any material title breaks or title deficiencies, and evidencing the release of any Encumbrances (other than Encumbrances that will be discharged as of the Closing) in any registered Intellectual Property or applications for registrations of Intellectual Property owned by the Acquired Companies, such that the title records at the applicable intellectual property offices and agencies properly reflect (or will reflect, after any such filing is processed) ownership of all such registered Intellectual Property or applications for registrations of Intellectual Property in the name of an Acquired Company and a clean chain of title (free of material title breaks, title deficiencies, and the unreleased recordation of any Encumbrances other than Encumbrances that will be discharged as of the Closing). In the event any title breaks, title deficiencies, or unreleased Encumbrances remain on the title record of any Intellectual Property registrations or applications in any intellectual property office or agency after the Closing, Seller shall take such further action (including the execution and delivery of such further instruments and documents) as Buyer may reasonably request, at the sole cost and expense of Seller, as necessary to correct any title breaks, title deficiencies, or recorded Encumbrances existing prior to the Closing and to evidence a clean chain of title with ownership of the same in an Acquired Company.
Section 7.24 Resignations. Seller shall use its reasonable best efforts to deliver to Buyer at or prior to the Closing, for each director of the Acquired Companies as set forth in Section 7.24 of the Seller Disclosure Letter, a customary letter effecting his or her resignation as a director (in each case, in such director’s capacities as a director and not as an employee), to be effective as of the Closing.
Section 7.25 Separation Planning and Collaboration.
(a)Between the date hereof and Closing, Seller shall, upon Buyer’s reasonable request, make its and its Affiliates’ personnel and facilities available during regular business hours to Buyer and its advisers for purposes of facilitating discussions and activities around pre-Closing separation and migration activities in anticipation of the separation of the Business from Seller and of the services to be provided under the Transition Services Agreement. The Parties shall collaborate and work together in good faith to prepare for such separation and services, including Seller taking reasonable measures with respect to logical separation of systems and data and other activities for Closing Date readiness for services under the Transition Services Agreement and operation of the Business.
(b)Promptly following the date hereof (and in any event prior to the Closing), the Parties will negotiate in good faith to agree by the Closing Date the Service Charge (as defined in the Transition Services Agreement) for each Service (as defined in the Transition Services Agreement) set forth on the Schedules to the Transition Services Agreement; provided, that if the Parties are unable to agree on a Service Charge for a particular Service, then the Service Charge for such Service shall be calculated as the Provider’s fully-loaded cost for the provision thereof (but, in no event shall the aggregate cost of all Services set forth on Schedule 2.01-1, as in effect on the date of this Agreement, to the Transition Services Agreement excluding those Services set forth on Schedule 2.08 -- Migration Support -- to the Transition Services Agreement and any other IT Services set forth on Schedule 2.01-1 relating to the Migration Support – for example, discrete project costs, such as the Oracle Upgrade, Clone of the Oracle Instance) and the Tax Transfer Pricing Study -- exceed 120% of the total amount of corporate cost allocations (both direct billed corporate costs and general corporate overhead) included in the Unaudited Financial Statements for Cartus’s relocation business for the year ended December 31, 2018.
ARTICLE VIII
EMPLOYEE MATTERS
Section 8.1 Employment.

(a)No later than twenty-five (25) days prior to the Closing Date, Seller shall provide Buyer with an update to the list of Business Employees and related information as set forth in Section 4.14 to reflect terminations and replacement hires for such terminated employees occurring between the date of this Agreement and the Closing Date consistent with Section 7.1(a); provided that no such termination or replacement shall be as a result of a transfer of employment between Seller and its Affiliates and an Acquired Company except as consented to in writing by Buyer. As of no later than ten (10) days prior to the Closing Date, Buyer shall, or shall cause its Affiliates to, make an Offer to (and Seller and its Affiliates shall terminate the employment of, if the Offer is accepted) each Business Employee whose employment will not transfer to Buyer or its Affiliates by operation of law in connection with the Closing other than the Inactive Employees (“Offer Employees”), which employment (and termination, if applicable) shall be effective as of the Closing. The offer of employment in each case must be for the same position (including requiring the same or similar primary duties and responsibilities), within twenty-five (25) miles of such Business Employee’s location of employment as in effect immediately prior to the Closing, on terms compliant with Section 8.1(a) and not subject to any background check or pre-employment testing (an “Offer”). Such Offers shall be presented to Seller for reasonable review and comment prior to the time that such Offers are made. Notwithstanding anything to the contrary in this Section 8.1, if any Business Employee is not actively at work and is receiving, or in a waiting or elimination period for, short-term or long-term disability benefits as of the Closing Date pursuant to a Seller Plan (other than a Business Plan) (each, an “Inactive Employee”), and such Inactive Employee is within nine (9) months following the Closing Date, able to return to active service (in accordance with the terms of the applicable Seller Plan), with or without a reasonable accommodation, Buyer shall make an Offer to such employee as soon as possible after Seller notifies Buyer of such Inactive Employee’s return to active service date, such Offer to be on terms consistent with those applicable to Offer Employees generally under this Article VIII but effective on the date of such return to active service. With respect to each such Inactive Employee who commences employment with Buyer, references to “Closing” and “Closing Date” in this Agreement shall be deemed to refer to the date that such Inactive Employee commences employment with Buyer and its Affiliates.
(b)Continuation Period. Subject, and in addition, to the requirements imposed by local Law, Buyer or an Affiliate of Buyer shall provide each Continuing Employee with (i) for the twelve (12) month period following the Closing Date (or, if earlier, until the date of termination of the relevant Continuing Employee), a base salary or wage rate that is no less than that provided to such Continuing Employee by Seller and its Affiliates immediately prior to the Closing Date, (ii) for a period ending December 31, 2020 (or, if earlier, until the date of termination of the relevant Continuing Employee) (the “Continuation Period”), short-term cash incentive compensation opportunities no less favorable than that provided to such Continuing Employee by Seller and its Affiliates immediately prior to the Closing Date and (iii) for the Continuation Period, other employee benefits, in the aggregate that are either: (A) substantially comparable to those provided to such Continuing Employee by Seller and its Affiliates immediately prior to the Closing Date (excluding defined benefit pension, post-termination or retiree welfare benefits, deferred compensation, transaction-based compensation, and equity or equity-based compensation) or (B) no less favorable than those provided to a similarly situated employee of Buyer or its Affiliates. Without limiting the generality of the foregoing and subject to the requirements imposed by local Law, Buyer shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Buyer or any of their respective Affiliates during the twelve (12) month period following the Closing Date with severance benefits, in the aggregate, that are no less favorable than those that would have been provided to such Continuing Employee by Seller and its Affiliates under the applicable severance policies had such termination occurred prior to the Closing Date.

(c)Welfare Plan Obligations and Service Credit. Subject, and in addition, to the requirements imposed by local Law, with respect to the employee benefit plans maintained by Buyer or any of its Affiliates (a “Buyer Benefit Plan”) in which any Continuing Employee becomes eligible to participate, Buyer or its Affiliates shall recognize such Continuing Employee’s past service with Seller and its Affiliates for purposes of eligibility to participate and vesting to the same extent and for the same purpose that such service was recognized prior to the Closing Date under the analogous Seller Plan, but in no event shall credit be provided where it would result in a duplication of benefits or for benefit accrual purposes under any defined benefit pension plan, deferred compensation plan, or post-termination or retiree welfare plan. Effective from and after the Closing Date, subject, and in addition, to the requirements imposed by local Law, to the extent that a Continuing Employee becomes eligible to participate in a Buyer Benefit Plan providing group health benefits, Buyer or its applicable Affiliate shall use reasonable best efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under any such Buyer Benefit Plan, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Benefit Plan immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Buyer Benefit Plan, and (ii) provide credit under such Buyer Benefit Plan to the same extent and for the same purpose as credited under the corresponding Employee Benefit Plan providing group health benefits for co-payments, deductibles and similar payments such Continuing Employee made or incurred under such corresponding Employee Benefit Plan as of immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Buyer Benefit Plan for the same plan year.
(d)Buyer Assumed Employee Liabilities. On and following the Closing Date, Buyer shall indemnify Seller and its Affiliates as provided in Section 12.3 and assume, and shall pay, discharge or perform when due, (i) all Liabilities, other than the Liabilities retained or assumed by Seller as provided for in Section 8.1(e), with respect to the service of the Business Employees (excluding Offer Employees and Inactive Employees who do not accept an offer of employment by Buyer or its Affiliates made consistent with this Article VIII) incurred prior to, on or following the Closing Date, including any severance, notice pay or other similar Liabilities (including Liabilities related to the WARN Act) paid to such Business Employees that are incurred by Seller or any of its Affiliates on or following the Closing Date as a result of either (a) Buyer and its Affiliates failing to comply with the requirements of Section 8.1(a) and Section 8.1(b) or (b) any terminations of employment made by Seller or its Affiliates at the written direction of Buyer after the date hereof and prior to the Closing Date, (ii) all Liabilities with respect to the employees or natural service providers of Seller and its Affiliates to the extent included in the calculation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses, and (iii) all Liabilities under the Business Plans (the “Buyer Assumed Employee Liabilities”). For the avoidance of doubt, nothing in this Article VIII shall result in the assumption by Buyer of any Liabilities arising from or related to the Restructuring, or with respect to any person that is not a Business Employee.

(e)Seller Retained Liabilities. Seller, or its applicable Affiliates, shall, as of the Closing Date, retain or assume the sponsorship of and indemnify Buyer and its Affiliates as provided in Section 12.2 for all Liabilities and obligations under or relating to each Seller Plan (including (i) those related to the service of the Business Employees, (ii) those related to the Realogy Group LLC Pension Plan, and (iii) any ERISA “controlled group” Liabilities) and all Liabilities and obligations related to any employee of Seller and its Affiliates (other than Business Employees), other than (A) all Liabilities with respect to employees or natural service providers of Seller and its Affiliates to the extent included in the calculation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses, (B) Liabilities and obligations relating to Offer Employees and Inactive Employees who accept an offer of employment by Buyer or its Affiliates made consistent with this Article VIII, or (C) Liabilities under the Business Plans. Unless otherwise provided under the Transition Services Agreement, effective as of the Closing Date, the Seller or its Affiliates shall take all necessary or appropriate action such that Continuing Employees shall cease all active participation in and accrual of benefits under the Seller Plans (other than the Business Plans) and to remove the Acquired Companies as participating employers in such Seller Plans.
(f)WARN Act. Subject, and in addition, to the requirements imposed by local Law, and provided that prior to the Closing Date Seller delivers to Buyer a list (including the name, work location, and termination date) of all Business Employees whose employment was terminated by Seller or its Affiliates within the ninety (90) days immediately preceding the Closing, Buyer agrees (i) that in the ninety (90) days following the Closing it will not, and will cause its Affiliates (including the Acquired Companies) not to, cause any of the Continuing Employees to suffer an “employment loss” for purposes of the WARN Act if such employment loss would reasonably be expected to create any liability for Seller or its Affiliates under the WARN Act and (ii) to be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of a Continuing Employee after the Closing Date, including any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable Law occurring on or after the Closing Date. Seller agrees to be solely responsible for all Liabilities incurred as a result of Seller or its Affiliates’ failure to comply with the WARN Act with respect to employment losses occurring on or prior to the Closing Date.
(g)Vacation and Other Leave. Subject, and in addition, to the requirements imposed by local Law, which may require a cash payment by Seller or its Affiliates in lieu of any assumption by Buyer, Buyer shall, or shall cause its Affiliates to, recognize and credit paid time-off accrued in accordance with any of Seller’s or its applicable Affiliate’s policies but unused by the Continuing Employees as of the Closing to the extent included in the calculation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses.

(h)Health Claims; Disability Benefits. Any claims incurred by a Continuing Employee under a Buyer Benefit Plan for medical, dental, vision and prescription drug services rendered on or after the Closing Date shall be the responsibility of the applicable Buyer Benefit Plan. Any claims incurred by a Continuing Employee under a Seller Plan (other than a Business Plan) for medical, dental, vision and prescription drug services rendered prior to the Closing Date (or otherwise during such Continuing Employees’ participation in such Seller Plan) shall be the responsibility of the applicable Seller Plan. For purposes of this Section 8.1(h), a claim is incurred upon provision of medical, dental, vision and prescription drug services, materials or supplies. Seller and its Affiliates (other than the Acquired Companies) shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Business Employee (and his or her qualified beneficiaries) whose employment is located in the U.S. for whom a “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date. Buyer and its Affiliates shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Continuing Employee (and his or qualified beneficiaries) whose employment is located in the U.S. for whom a “qualifying event” within the meaning of Section 4980B(f) of the Code occurs after the Closing Date. Seller and its Affiliates (other than the Acquired Companies) shall be responsible for ensuring that each Inactive Employee shall continue to receive or be entitled to receive short and long-term disability benefits under such Seller Plan until the end of the benefit period described in such plan.
(i)401(k) Plan. Seller shall cause each Continuing Employee to be given the opportunity to receive a distribution of his or her account balance from the Realogy Group LLC Employee Savings Plan (the “Seller 401(k) Plan”) on account of the Transaction, and Buyer or any of its Affiliates shall establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the “Buyer 401(k) Plan”) that on or after the Closing Date shall cover eligible Continuing Employees and accept a contribution in cash from such Continuing Employees attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) from the Seller 401(k) Plan. Seller and Buyer shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Seller 401(k) Plan on and after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Buyer 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans. On or immediately prior to the Closing Date, the Seller, or any applicable Affiliate, shall make any employer contributions to the Seller 401(k) Plan on behalf of the Business Employees for all periods prior to the Closing (including those that would have been made irrespective of any end-of-year service requirement otherwise applicable to such contributions, prorated for the portion of the year ending on the Closing Date), and shall fully vest any unvested account balances of the Business Employees who participate in the Seller 401(k) Plan.

(j)U.S. Flexible Spending Accounts. Effective as of the Closing Date, Buyer or one of its Affiliates will cover each Continuing Employee who has elected to participate in a flexible spending account plan maintained by Seller or any of its Affiliates in the United States (“Seller’s FSA”) under a flexible spending account plan maintained by Buyer or one of its Affiliates in the United States (“Buyer’s FSA”). Each Continuing Employee will be treated as if his or her participation in Buyer’s FSA had been continuous from the beginning of the plan year under Seller’s FSA in which the Closing occurs and each existing salary reduction election will be taken into account for the remainder of the plan year under Buyer’s FSA in which the Closing occurs, as if made under Buyer’s FSA. Effective as of the Closing Date, Buyer and its Affiliates will cause Buyer’s FSA to accept a spin-off of the flexible spending accounts of each Continuing Employee who participates in Seller’s FSA immediately prior to the Closing Date. As soon as practicable following the Closing Date, (i) Seller shall cause to be transferred from Seller’s FSA to Buyer’s FSA the excess, if any, of the aggregate accumulated contributions to the flexible spending accounts made by the Continuing Employees prior to the Closing Date during the plan year in which the Closing occurs over the aggregate reimbursement payouts paid to the Continuing Employees for such year from such accounts and (ii) Buyer shall reimburse Seller for the excess, if any, of the aggregate reimbursement payouts paid to the Continuing Employees from the flexible spending accounts prior to the Closing Date during such year over the aggregate accumulated contributions to such accounts made by the Continuing Employees prior to the Closing Date during such year. Subject to the transfers described above, from and after the Closing Date, Buyer shall assume and be solely responsible for all claims by the Continuing Employee under Seller’s FSA incurred at any time during the plan year in which the Closing Date occurs, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.
(k)Annual Bonus.
(i)In the event that the Closing Date occurs prior to Seller paying in full cash incentives in respect of any period including on or prior to December 31, 2019, there shall be included in Closing Indebtedness for each Continuing Employee a bonus in respect of such period in an amount equal to the cash bonus amount based on the actual or projected actual level of achievement of the applicable performance criteria as determined in good faith by Seller in accordance with the Seller’s and its Subsidiaries’ (as applicable) ordinary course cash incentive compensation plans, and without regard to any costs and expenses associated with the Transaction or any non-recurring events that would not reasonably be expected to have affected Seller and its Affiliates in the absence of the Transaction (individually, a “2019 Bonus”, and collectively the “2019 Bonuses”). To the extent that 2019 Bonuses have not been paid in full prior to the Closing, the Acquired Companies shall pay each Continuing Employee his or respective 2019 Bonuses, less any required withholding Taxes, no later than March 15, 2020, whether or not such Continuing Employee is employed with Buyer or its Affiliates on such payment date.
(ii)In the event that the Closing Date occurs on or following January 1, 2020, there shall be included in Closing Indebtedness for each Continuing Employee a portion of a cash annual bonus in respect of 2020 in an amount equal to the pro rata portion of the employee’s cash annual bonus for service from January 1, 2020 through the Closing Date, based on the projected actual level of achievement of the applicable performance criteria as determined by Seller consistent with prior years, and without regard to any costs and expenses associated with the Transaction or any non-recurring events that would not reasonably be expected to have affected Seller and its Affiliates in the absence of the Transaction (individually, a “2020 Pro Rata Bonus” and collectively, the “2020 Pro Rata Bonuses”). The Acquired Companies shall pay each Continuing Employee the 2020 Pro Rata Bonus (if any), less any required withholding Taxes, at the same time annual bonuses are paid by Buyer and its Affiliates, but no later than March 15, 2021, and whether or not such Continuing Employee is employed with Buyer or its Affiliates on such payment date.
(l)Withholding. For purposes of payroll taxes with respect to the Continuing Employees whose employment is located in the U.S., the Parties shall use commercially reasonable efforts to treat the Transaction as a transaction described in Treasury Regulation Sections 31.3121(a)(1)1(b)(2) and 31.3306(b)(1)-1(b)(2) and the Parties further agree to implement this treatment by utilizing solely Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.

(m)Employee Communications. Subject, and in addition, to the requirements imposed by applicable local Law, on and after the date of this Agreement, and prior to the Closing, any communications (including any website posting) provided to Business Employees by Buyer with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transaction shall be subject to the prior approval of Seller, which approval shall not be unreasonably withheld.
(n)Other Employee Matters. Seller agrees on behalf of itself and its Affiliates that it will not enforce any restrictive covenants against any Continuing Employee with respect to activities in furtherance of the Business.
(o)No Amendment; No Third Party Beneficiaries. Nothing in this Section 8.1 (i) amends, or will be deemed to establish, amend, modify or terminate any Seller Plan, Buyer Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement or (ii) shall prevent the amendment, modification or termination of, any Seller Plan, Buyer Benefit Plan or any other employee benefits or compensation plan, program or arrangement. Nothing contained in this Section 8.1 or elsewhere in this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Buyer or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. The provisions contained in this Section 8.1 are included for the sole benefit of the Parties to this Agreement and nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any Person, including any Continuing Employees or any other employee, former employee or participant in any employee benefit plan or other compensation arrangement of the Seller, Buyer, or their respective Affiliates.
ARTICLE IX
TAX MATTERS
Section 9.1 Section 338 Tax Matters.

(a)Seller and Buyer shall jointly make (or cause to be jointly made by the required party) a timely and valid election provided for by Section 338(h)(10) of the Code (and any corresponding election under state, local or non-U.S. Tax Law) with respect to the purchase and sale of the Shares hereunder and the deemed sale of each of the Acquired Companies that is a member of the consolidated group for U.S. federal income tax purposes that includes Seller (the “Section 338(h)(10) Entities”) (collectively, the “Section 338(h)(10) Elections”). Seller and Buyer shall, or shall cause their relevant Affiliates to, timely file all Tax Returns consistent with such Section 338(h)(10) Elections and hereby agree not to take any action that could cause such Section 338(h)(10) Elections to be invalid, and shall not take any position contrary thereto unless required to do so pursuant to a final “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Tax Law). Seller shall prepare copies of the IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and including any schedules thereto, and any similar state, local or non-U.S. forms (collectively, the “Section 338 Forms”) as may be required. Buyer shall cooperate with Seller in the preparation of such Section 338 Forms, and Buyer and Seller shall deliver duly executed final copies of such Section 338 Forms to such other parties at the Closing on the Closing Date consistent with Sections 2.4(a)(v) and 2.4(b)(v). Seller and Buyer shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and comparable provisions of each applicable state, local or non-U.S. Tax Law) or any successor provisions.
(b)The Purchase Price (plus the liabilities of the Acquired Companies and any other amounts that should be included in determining the “aggregate deemed sales price” and the “adjusted grossed-up basis” as described in Treasury Regulations Sections 1.338-4 and 1.338-5, respectively) shall be allocated among the Acquired Companies and the assets of the Section 338(h)(10) Entities in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Tax Law, as appropriate) and in a manner consistent with the methodology set forth in Treasury Regulation Section 1.338-6(b). No later than ninety (90) days following the Closing, Seller shall prepare and deliver a proposed allocation to Buyer (the “Proposed Allocation” and as finalized in accordance with this Section 9.1(b), the “Allocation”). Buyer and Seller agree that, for Tax purposes, Buyer will not be deemed to receive a payment from Seller in exchange for assuming any deferred revenue of Seller. Buyer shall have thirty (30) days to provide Seller, through a written notice of objection delivered by Buyer, with any objections to the Proposed Allocation delivered by Seller. Seller and Buyer shall use their commercially reasonable efforts to resolve any such objection and, if any item of dispute is so resolved, the Proposed Allocation shall be modified to the extent necessary to reflect such resolution. If a final resolution is not obtained within thirty (30) days after Seller has received the written notice of objection from Buyer, Buyer and Seller shall submit the issue(s) in dispute to the Settlement Accountant for resolution, it being understood that any item not included in the submission to the Settlement Accountant shall be conclusive and binding upon each of the parties as set forth on the Proposed Allocation. The determination of the Settlement Accountant shall be set forth in a written notice delivered to Buyer and Seller by the Settlement Accountant and shall be final, binding and conclusive for all purposes hereunder. Each Party shall bear its own attorney’s fees, costs and expenses relating to such dispute and all reasonable fees, costs and expenses invoiced by the Settlement Accountant relating to such dispute shall be borne by Buyer, on the one hand, and Seller, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the disputed items weighted in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses (in a manner as described under Section 3.5(b)).
(c)The Allocation shall be revised appropriately to take into account any other payments made pursuant to Section 9.5 or Article XI, or any other provision of this Agreement, and Seller shall deliver to Buyer an amended Allocation reflecting any such revisions within sixty (60) days of the end of the Tax Period (including valid extensions) in which such payments are made.

(d)Seller, Buyer, their respective Affiliates and any other applicable Persons (each, a “Tax Filing Party”) shall file all Tax Returns consistent with the Allocation (as it may be amended pursuant to Section 9.1(c)), including IRS Form 8883 (Asset Allocation Statement Under Section 338), using where applicable the “aggregate deemed sales price” and the “adjusted grossed-up basis” as described in Treasury Regulations Sections 1.338-4 and 1.338-5, respectively. Each Tax Filing Party shall not take any Tax position inconsistent with such Allocation, and no Tax Filing Party shall agree to any proposed adjustment to the Allocation by any Taxing Authority, in each case, unless otherwise required pursuant to a final “determination” (as defined in Section 1313(a) of the Code) or any similar provision of state, local or non-U.S. Tax Law.
(e)Buyer shall make or cause to be made a valid and timely election under Section 338(g) of the Code and any comparable provision of state, local, provincial or non-U.S. Tax Law with respect to the acquisition (or deemed acquisition) of each of the Acquired Companies that are treated as “controlled foreign corporations” as defined in Section 957(a) of the Code.
Section 9.2 Tax Returns; Allocation of Taxes
(a)Seller and Buyer shall prepare and file Tax Returns as follows:
(i)Seller shall (at its sole cost and expense) prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any valid extension of a required filing date) all Tax Returns of the Acquired Companies related to Pre-Closing Tax Periods that are due (taking into account any valid extension of a required filing date) on or before the Closing Date.
(ii)Buyer (or its Affiliates) shall (at Seller’s cost and expense, but only to the extent such costs and expenses are reasonable and incurred solely (A) with respect to Buyer-Filed Tax Returns related solely to a Tax period ending on or before the Closing Date and (B) are in excess of the amount accrued for such costs and expenses in Net Working Capital (as finally determined)) prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any extensions of a required filing date) all other Tax Returns of the Acquired Companies related to Pre-Closing Tax Periods (including Straddle Periods) that are first due after the Closing Date (each such Tax Return, a “Buyer-Filed Tax Return”).
(iii)All Tax Returns filed with respect to Pre-Closing Tax Periods in accordance with this Section 9.2(a) shall be prepared in a manner consistent with past practice, except to the extent required by applicable Tax Law.

(iv)Any Buyer-Filed Tax Return shall be submitted in draft form to Seller (together with schedules, statements or other supporting documentation reasonably requested) at least twenty (20) days (or, in the case of any Tax Return that is not an income Tax Return, as soon as reasonably practicable) prior to the due date (including any applicable valid extension) of such Buyer-Filed Tax Return. Seller shall have the right to review and comment on such Buyer-Filed Tax Return and Buyer shall incorporate reasonable comments thereto that are provided by Seller to Buyer in writing at least seven (7) days prior to the due date (including any applicable valid extensions of time). Notwithstanding anything herein to the contrary, nothing shall require Buyer or its Affiliates to wait to file a Buyer-Filed Tax Return until after its due date (taking into account any applicable extensions) and timely filing any such Tax Return shall not void any indemnity obligation under this Agreement.
(v)Except to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. Tax Law), none of Acquired Companies shall amend any Tax Return or agree to the waiver or any extension of the statute of limitations relating to a Pre-Closing Tax Period of the Acquired Companies (other than as a result of ordinary course extension of time to file Tax Returns consistent with past practice) to the extent such aforementioned amendment would adversely affect Seller or any of its Affiliates without the prior written consent of Seller (not to be unreasonably conditioned, delayed, or withheld).
(b)Buyer shall pay or cause to be paid to Seller any refund or credit of Taxes actually received, realized, or utilized by Buyer, any of its Affiliates or the Acquired Companies solely with respect to a Pre-Closing Tax Period; provided, however, that the Buyer shall not be required to pay over any such refund or credit to the extent (i) such refund or credit arises as a result of a Tax (A) paid by Buyer or one of its Affiliates (including the Acquired Companies) after the Closing, (B) which was not included in Indebtedness or Net Working Capital (in each case, as finally determined) and (C) which is not a Tax for which the Buyer Indemnified Persons have been fully indemnified pursuant to this Agreement, (ii) such refund or credit was previously included in the determination of Net Working Capital or Indebtedness, (iii) such refund or credit is required to be paid to a third-party pursuant to a Contract in place as of the Closing or to the insurer pursuant to the terms of the R&W Insurance Policy, or (iv) such refund or credit in lieu thereof is attributable to a carryback of an item that was generated in a Post-Closing Tax Period. The amount of such refunds, credits or other overpayments shall be paid to Seller no later than ten (10) days following receipt or the filing of the Tax Return reflecting utilization thereof to offset a Tax that would have otherwise been required to be paid, net of any Taxes with respect to the receipt or delivery thereof and any reasonable out-of-pocket costs or expenses incurred in obtaining such refund or credit. At Seller’s reasonable request, Buyer shall use commercially reasonable efforts to claim any refund or credit of Taxes solely with respect to a Pre-Closing Tax Period to which Seller reasonably believes Buyer or the Acquired Companies may be entitled and which, if actually received and utilized would be payable to Seller in accordance with this Section 9.2(b).

(c)Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer and similar Taxes, levies, charges and fees arising (excluding any capital gain Taxes (including Taxes under Public Notice 7) imposed with respect to the sale of the Shares under this Agreement) (“Transfer Taxes”) from the purchase of the Shares shall be borne 50% by Buyer and 50% by Seller. All Transfer Taxes arising from the Restructuring shall be borne solely by Seller. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith and any capital gains Taxes triggered by the transactions contemplated by this Agreement.
(d)With respect to any income or employment Tax included in the determination of “Indebtedness” (as finally determined), if the amount of any such Tax so included exceeds the amount of such Tax payable to the relevant Taxing Authority, then Buyer shall pay over to Seller the amount of such excess within fifteen (15) days of the filing of the relevant Tax Return (or, if no Tax Return is due with respect to such Tax, the payment of such Tax). With respect to any overpayment of Taxes included in the determination of "Indebtedness" (as finally determined), if the amount of any such overpayment of Taxes is less than the amount of such overpayment of Taxes to which the relevant Acquired Company is entitled, Seller shall pay over to Buyer the amount of such difference within fifteen (15) days of the filing of the relevant Tax Return reflecting such lesser overpayment amount (or, if no Tax Return is due with respect to such Tax, the payment of a greater amount of Taxes as a result of such difference in overpayment). For the avoidance of doubt, no amount of such income or employment Taxes or such overpayment of Taxes actually included in the determination of “Indebtedness” (as finally determined) or payable pursuant to this Section 9.2(d) shall give rise to an indemnification claim pursuant to this Agreement, or a right to receive a refund or credit of Tax pursuant to this Agreement.
Section 9.3 Tax Sharing Agreements and Powers of Attorney. All Tax sharing agreements or similar agreements with respect to a consolidated, combined, unitary or similar group for Tax purposes involving any of the Acquired Companies and all powers of attorney with respect to Taxes relating to the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Acquired Companies shall be bound thereby or have any liability to Seller or any of its Affiliates thereunder.
Section 9.4 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by Buyer or Seller, as applicable, in connection with the preparation, execution and filing of any Tax Returns and any Tax Proceeding. Such cooperation shall include access to records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that Seller shall not be required to provide any copies of any portion of its consolidated, combined or unitary Tax Returns not related to the Acquired Companies or the Business under this Section 9.4 or any other provisions of this Agreement. Seller and Buyer shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective Tax Periods or Tax matters and abide by all record retention agreements entered into with any Taxing Authority. Buyer and Seller each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transaction.
Section 9.5 Tax Indemnification.

(a)Effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Subsidiaries and each of their respective Representatives and Affiliates (individually, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) against and agrees to hold each of them harmless from any and all Indemnified Taxes and any and all reasonable, out-of-pocket expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors and all reasonable amounts incurred or paid in investigation, defense and/or settlement of any of the foregoing) and costs associated therewith sustained, incurred or suffered by any Buyer Indemnified Person to the extent resulting from such Indemnified Taxes; provided that Seller shall not be required to indemnify and hold harmless the Buyer Indemnified Persons from and against any Taxes (including estimated Taxes) or expenses, to the extent (i) such Taxes are reflected in the calculation of Indebtedness or Net Working Capital (as finally determined), (ii) that Seller or its Affiliates duly and timely paid in full on or before the Closing Date, (iii) to the extent resulting from any action taken on the Closing Date after the Closing by Buyer or its Affiliates (including, after the Closing, the Acquired Companies) outside the ordinary course of business or not otherwise contemplated under this Agreement (such as Section 338(h)(10) Elections) or (iv) resulting from or attributable to any breach or violation (or failure to fully perform) by Buyer or its Affiliates (including the Acquired Companies after the Closing) of a covenant, agreement, undertaking or obligation in this Article IX. For the avoidance of doubt, (A) Indemnified Taxes shall be determined taking into account any net operating losses, capital losses and other Tax attributes generated in a Pre-Closing Tax Period to the extent such net operating losses, capital losses, or other Tax attributes actually reduce cash Taxes payable, and (B) Seller shall have no indemnity obligation hereunder with respect to the existence or utilization of any net operating loss, capital loss, or other Tax attributes (i) in a Taxable period or portion thereof beginning after the Closing Date or (ii) in a Pre-Closing Tax Period unless the non-existence or non-utilization of any such net operating loss, capital loss, or other Tax attributes results in any Indemnified Taxes (without duplication).
(b)For purposes of allocated Taxes of a Straddle Period between a Pre-Closing Tax Period and a Post-Closing Tax Period:
(i)real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and
(ii)Taxes of any Person (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the end of the Closing Date.
(c)If any Tax Proceeding shall be initiated, which, if successful, could result in an indemnification obligation of Seller pursuant to this Section 9.5, Buyer shall notify Seller within fifteen (15) days of receipt of notice of such Tax Proceeding; provided that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure or delay shall have actually prejudiced the indemnifying parties as a result thereof.

(d)Buyer shall assume and control the applicable Tax Proceeding; provided, however, that Seller shall have the opportunity to timely elect to control, at Seller’s sole expense, any such Tax Proceeding that relates to a Pre-Closing Tax Period and is not reasonably expected to materially and adversely affect a Post-Closing Tax Period. Any such Seller election must be made in writing to Buyer within twenty (20) days of Seller receiving notice of such Tax Proceeding. Regardless of who controls such Tax Proceeding, (i) the non-controlling party shall reasonably cooperate with the party controlling the Tax Proceeding in pursuing such defense, including by executing any powers of attorney in favor of the controlling party where required, (ii) the party controlling such Tax Proceeding shall keep the other party reasonably informed of all material developments and events relating to such Tax Proceeding, (iii) the non-controlling party, at its own expense and with its own counsel, shall have the right to participate in (but not control) the Tax Proceeding, and (iv) the party controlling such Tax Proceeding (nor any of its Affiliates) shall not settle or otherwise compromise (or extend the statute of limitations for) any Tax Proceeding without the non-controlling party’s prior written consent (not to be unreasonably delayed, conditioned or withheld). Notwithstanding any other provision of this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be entitled to participate in any Tax Proceeding relating to any consolidated, combined, affiliated or unitary Tax Return that includes Seller or any of its Affiliates, excluding, following the Closing, the Acquired Companies.
Section 9.6 Treatment of the Restructuring. The parties agree that the Restructuring is intended to be treated as a distribution described in Section 332 of the Code as described in Treasury Regulation Section 1.338(h)(10)-1(e) Ex. (2) by each of the Acquired Companies that are domestic subchapter C corporations for U.S. federal income tax purposes of their assets to Seller, except to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. Tax Law).
Section 9.7 Survival. This Article IX (including Claims under Section 9.5) shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to the relevant Tax matter. No Claim may be made or brought by any Party after the expiration of the applicable survival period (as extended) unless such Claim has been asserted by written notice reasonably specifying the details supporting the Claim on or prior to the expiration of the applicable survival period (as extended).
Section 9.8 Satisfaction of Claims. Except in the event of Fraud, the indemnification provisions provided in Section 9.5(a) are the sole and exclusive remedy for any Tax matters between the parties. Seller has no obligation to indemnify the Buyer Indemnified Persons under Section 9.5(a) with respect to (i) any Taxes arising from, or attributable to, any of the Acquired Company’s change in or continuation of, after the Closing, any Tax practice, procedure, policy or reporting position followed by the Acquired Companies prior to the Closing, or (ii) Taxes resulting from any voluntary disclosure (or similar proceedings or actions) to a Taxing Authority for a Pre-Closing Tax Period or a Straddle Period that is initiated by Buyer, its Affiliates or the Acquired Companies after the Closing Date without the consent of Seller (such consent not to be unreasonably conditioned, delayed, or withheld).
Section 9.9 Treatment of Payments. Seller and Buyer agree to treat all payments made either to or for the benefit of the other (and each of their respective Affiliates) pursuant to this Article IX or the Shortfall Transfer as adjustments to the Purchase Price for all Tax purposes, except as otherwise required by applicable Tax Law.
Section 9.10 Conflict. This Article IX (and not Article XII) shall control with respect to Taxes and Tax matters.
ARTICLE X
CONDITIONS TO CLOSING
Section 10.1 Conditions to Obligations of Each Party. The respective obligations of Buyer and Seller to consummate, or cause to be consummated, the Transaction pursuant to this Agreement shall be subject to the satisfaction or, to the extent not prohibited by Law, waiver by Buyer and Seller, at or prior to the Closing, of the conditions set forth in this Section 10.1:
(a)Governmental and Regulatory Approvals. (i) All waiting periods (and any extensions thereof) under the HSR Act and any agreement between the Parties and a Governmental Entity not to consummate the Transaction agreed to in accordance with the last sentence of Section 7.6(a) shall have expired or been terminated, and (ii) all Consents of the Governmental Entities set forth in Section 10.1(a)(ii) of the Seller Disclosure Letter shall have been obtained.
(b)No Injunctions. At the Closing Date, there shall not be in effect any preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Transaction, and no Law shall have been enacted, issued, enforced, entered, or promulgated and remains in effect that prohibits or makes illegal the consummation of the Transaction.
Section 10.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Closing and consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions set forth in this Section 10.2, any of which may be, to the extent not prohibited by Law, waived, in writing, exclusively by Buyer in its sole and absolute discretion:
(a)Representations and Warranties of Seller. (i) The representations and warranties of Seller set forth in this Agreement (other than Seller Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except where the failure of any such representation or warranty to be so true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect on the Business, taken as a whole, and (ii) Seller Fundamental Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Material Adverse Effect”) as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be so true and correct only as of such specific date).

(b)Performance. Seller shall have performed and complied with, in all material respects, each covenant and obligation required by this Agreement to be so performed or complied with by Seller on or before the Closing.
(c)No Material Adverse Effect. Since the date of this Agreement, no events or circumstances shall have occurred that, individually or in the aggregate, have had a Material Adverse Effect.
(d)Officer’s Certificate. Buyer shall have received a certificate of a duly authorized executive officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.2(e) have been satisfied.
(e)Restructuring. The Restructuring shall have been completed in all material respects in accordance with Section 2.2(a) of the Seller Disclosure Letter.
Section 10.3 Conditions to the Obligations of Seller. The obligations of Seller to effect the Closing and consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 10.3, any of which may be, to the extent not prohibited by Law, waived, in writing, exclusively by Seller in its sole and absolute discretion:
(a)Representations and Warranties of Buyer. (i) The representations and warranties of Buyer set forth in this Agreement (other than Buyer Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except where the failure of any such representation or warranty to be so true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Material Adverse Effect”) would not prevent Buyer from consummating the Transaction or materially impair Buyer’s ability to perform its obligations under this Agreement and (ii) Buyer Fundamental Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Material Adverse Effect”) as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date).
(b)Performance. Buyer shall have performed and complied with, in all material respects, each covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.
(c)Officer’s Certificate. Seller shall have received a certificate of a duly authorized executive officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied.
ARTICLE XI
TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by either Seller or Buyer at or after 11:59 p.m. Eastern Time, on April 30, 2020 (as may be extended pursuant to the immediately following proviso, the “Outside Date”) unless the Closing has occurred on or prior to the Outside Date; provided that if, on or prior to the Outside Date, all of the conditions to Closing set forth in Article X have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied or measured at the Closing, but subject to such conditions being capable of being satisfied at the Closing and the date of termination) other than Section 10.1(a)(i) or Section 10.1(b) with respect to Antitrust Laws, then the Outside Date may be extended by either Seller or Buyer to November 6, 2020 by delivery of written notice of such extension to the other Party on or prior to the Outside Date, in which case the Outside Date shall be deemed for all purposes to be such later date; provided, further, that the right to terminate this Agreement under this Section 11.1(a) shall not be available to any Party whose failure to take any action required under or breach of this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur by the Outside Date;
(b)by either Seller or Buyer in the event that any Governmental Entity has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Transaction, taken as a whole, that has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose failure to take any action required under this Agreement shall have been the cause of, or shall have resulted in, an injunction or other order that had the effect of restraining, enjoining or otherwise prohibiting the Transaction;
(c)by Buyer if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 10.2(a) would not be satisfied at the Closing, or (ii) Seller has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 10.2(b) would not be satisfied at the Closing, and, in each case of clauses (i) and (ii), such failure or breach with respect to any such representation, warranty or obligation is not capable of being cured, or, if curable, shall remain uncured as of the earlier of (x) the date that is twenty (20) Business Days following receipt by Seller of written notice of such breach or failure from Buyer and (y) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement under Section 11.1(c) if Buyer is then in material breach of its obligations under this Agreement;

(d)by Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 10.3(a) would not be satisfied at the Closing, or (ii) Buyer has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 10.3(b) would not be satisfied at the Closing, and, in each case of clauses (i) and (ii), such failure or breach with respect to any such representation, warranty or obligation is not capable of being cured, or, if curable, shall remain uncured as of the earlier of (x) the date that is twenty (20) Business Days following receipt by Buyer of written notice of such breach or failure from Seller and (y) the Outside Date; provided that Seller shall not have the right to terminate this Agreement (A) under Section 11.1(d) if Seller is then in material breach of its obligations under this Agreement or (B) with respect to the first sentence of Section 7.6(a) or first sentence of Section 7.6(b) prior to the expiration or termination of the Marketing Period (determined for this purpose as though clause (x)(b) of the first sentence of the definition of Marketing Period was deleted therefrom);
(e)by Seller if (i) all of the conditions set forth in Section 10.1 and Section 10.2 have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied by actions to be taken at the Closing, each of which shall then be capable of being satisfied at the Closing) and Buyer fails to consummate the Closing on the date required pursuant to the terms of Section 2.3, (ii) after the occurrence of clause (i), Seller has irrevocably confirmed to Buyer in writing that all of the conditions set forth in Section 10.1 and Section 10.2 have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall then be capable of being satisfied at the Closing and the date of termination) and that if the Debt Financing and Equity Financing are funded, then Seller will consummate the Closing in accordance with the terms of this Agreement, and (iii) Buyer has failed to consummate the Closing within three (3) Business Days after receipt of such irrevocable confirmation (it being understood that the conditions to the obligations of Buyer to consummate the Closing set forth in Section 10.1 and Section 10.2 shall remain satisfied or waived at the close of business on such third (3rd) Business Day, and during such time, Buyer has not terminated this Agreement pursuant to Section 11.1(a)); or
(f)by the mutual written consent of Seller and Buyer.
Section 11.2 Effect of Termination. In the event that this Agreement is terminated under Section 11.1, written notice thereof shall be given to the other Party, specifying the provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party or its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives and all rights and obligations of any Party shall cease; provided, however, that no such termination shall relieve (i) Buyer of its obligations as expressly provided for in Section 11.3 or (ii) Seller of any Liability resulting from any Willful Breach of this Agreement prior to such termination, in which case Buyer shall be entitled to all rights and remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of Section 7.4(b), the last sentence of Section 7.4(c), the last sentence of Section 7.4(d), Section 7.16(a), this Section 11.2, Section 11.3 and Article XIII (provided that Section 13.8 shall survive only with respect to those provisions of this Agreement that expressly survive termination pursuant to this Section 11.2) shall survive any termination of this Agreement in accordance with their respective terms.
Section 11.3 Termination Fees..

(a)If this Agreement is terminated (i) by either Seller or Buyer pursuant to Section 11.1(a) and all conditions to Closing set forth in Section 10.1 (other than Section 10.1(a)(i) and other than Section 10.1(b)(to the extent arising under Antitrust Laws)) and Section 10.2 are satisfied or capable of being satisfied or are waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied at the Closing and the date of termination), (ii) by either Seller or Buyer pursuant to Section 11.1(b) and the applicable injunction or other order giving rise to such termination right arises under Antitrust Laws, or (iii) by Seller pursuant to (x) Section 11.1(d) or (y) Section 11.1(e), then, in each such case, Buyer shall, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, to Seller or its designee an amount equal to thirty million dollars ($30,000,000) (the “Termination Fee”) without deduction or offset of any kind. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be required to pay the Termination Fee on more than one occasion.
(b)The Parties acknowledge that the agreements contained in this Section 11.3 are an integral part of the Transaction, and that without these agreements, the Parties would not have entered into this Agreement. Solely for the purposes of establishing the basis for the amount thereof, it is agreed that the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision.
(c)Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 13.8 prior to termination, Seller’s right to receive payment from Buyer of the Termination Fee pursuant to Section 11.3(a), shall constitute the sole and exclusive remedy of Seller against Buyer or its Affiliates, any of the Debt Financing Sources or any of the Guarantors for all losses and damages suffered as a result of the failure of the Transaction to be consummated or for a breach or failure to perform hereunder, and subject to payment of such amount, none of Buyer, any of its Affiliates, any of the Debt Financing Sources or any of the Guarantors shall have any further or other liability or obligation relating to or arising out of this Agreement or the Transaction.
ARTICLE XII
REMEDIES
Section 12.1 Survival.
(a)Other than the Seller Fundamental Representations and the Buyer Fundamental Representations which shall survive the Closing and terminate on the first (1st) anniversary of the Closing Date, none of the representations or warranties contained in Article IV, Article V and Article VI of this Agreement shall survive the Closing.
(b)Claims for breach of any covenants in this Agreement requiring performance prior to the Closing shall survive the Closing and terminate on the first (1st) anniversary of the Closing Date. All of the covenants in this Agreement contemplating performance after the Closing shall survive in accordance with their respective terms.

(c)The obligations of Seller to retain and indemnify Buyer Indemnified Persons pursuant to clauses (iii) and (iv) of Section 12.2(a) shall, in each case, survive the Closing indefinitely and terminate on the fifth (5th) anniversary of the Closing Date.
(d)Any claim for indemnity under this Agreement with respect to any breach of representations, warranties, covenants or agreements not made within the period specified in Section 12.1(a) and Section 12.1(b) shall be deemed time-barred (except as provided by Section 12.1(c)), and no such claim shall be made after the periods specified in Section 12.1(a) and Section 12.1(b), except that if written notice of a claim or claims for indemnification under this Article XII shall have been provided to Seller or Buyer, as the case may be, prior to termination or the applicable survival period, then any representations, warranties, covenants or agreements that are the subject of such Indemnification Claim that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim or claims is fully and finally resolved.
(e)Notwithstanding anything to the contrary, nothing in this Section 12.1 is intended to limit the survival periods contained in the R&W Insurance Policy. It is hereby understood and agreed that nothing in such R&W Insurance Policy shall affect any of the terms of this Agreement, and Buyer hereby agrees and covenants that such R&W Insurance Policy shall acknowledge that Seller and its Representatives (all of which shall be express Third Party beneficiaries of this understanding and agreement) shall have no liability for breaches of representations and warranties hereunder and that the insurer has no right of subrogation (and recourse) against Seller other than in the case of Fraud committed by Seller.
Section 12.2 Indemnification by Seller.
(a)Subject to the terms and conditions set forth in this Article XII, except in respect of Taxes (indemnification in respect of Taxes being governed as set forth in Article IX), following the Closing, Seller shall pay, indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Damages sustained, incurred or suffered (in each case whether before or after delivery of an Indemnification Claim) by any Buyer Indemnified Person to the extent resulting from, arising out of, or relating to:
(i)any misrepresentation or inaccuracy of any Seller Fundamental Representation as of the Closing Date (as though such representations and warranties were made on and as of the Closing Date);
(ii)any breach or non-performance of any covenant or obligation of Seller set forth in this Agreement;
(iii)any Retained Liabilities;
(iv)the Restructuring;
(v)the Excluded Assets; and
(vi)the Retained Business.

(b)Any and all indemnification payments required to be made to Buyer Indemnified Persons under Section 12.2(a) shall be made by Seller; provided, however, that any such indemnification obligation under Section 12.2(a)(i) shall be paid only to the extent that the Damages underlying such indemnification obligation are not fully recoverable by the amount of insurance proceeds actually received by Buyer under the R&W Insurance Policy.
Section 12.3 Indemnification by Buyer. Subject to the terms and conditions set forth in this Article XII, following the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against, and shall reimburse the Seller Indemnified Persons for, all Damages sustained, incurred or suffered (in each case whether before or after delivery of an Indemnification Claim) by any Seller Indemnified Persons to the extent resulting from, arising out of, or relating to:
(a)any misrepresentation or inaccuracy of any Buyer Fundamental Representation as of the Closing Date (as though such representations and warranties were made on and as of the Closing Date);
(i)any breach or non-performance of any covenant or obligation of Buyer set forth in this Agreement; and
(ii)except to the extent Buyer is entitled to be indemnified therefor from Seller pursuant to Section 12.2, any liabilities resulting from the ownership, operation or conduct of the Acquired Companies or the Business by Buyer or its Affiliates, in any event after the Closing.
Section 12.4 Direct Claims.
(a)In the event an Indemnified Party desires to make a claim for indemnification pursuant to Section 12.2 or Section 12.3 against the applicable Indemnitor (a “Direct Claim”), the applicable Indemnified Party shall give reasonably prompt written notice of the claim (a “Notice of Claim”) to the Indemnitor, describing to the extent reasonably practicable and to the extent based on the facts then known by the Indemnified Party in reasonable detail the nature of the claim and the specific basis or bases on which the Indemnitor has liability for the claim under this Agreement, including (if available) reasonably detailed non-privileged supporting documentation, and referring to this Section 12.4 and the terms hereof. Failure, or delay, in giving such Notice of Claim shall not affect the indemnification provided hereunder except to the extent that such failure or delay shall have materially and actually prejudiced the Indemnitor as a result thereof.
(b)Following receipt of a Notice of Claim with respect to a Direct Claim, the Indemnitor shall have forty five (45) days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnitor the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnitor may reasonably request.

(c)If the Indemnitor disputes the validity or amount of the Direct Claim, the Indemnitor shall provide written notice of the dispute to the Indemnified Party within the forty five (45) day period specified in Section 12.4(b). The dispute notice must describe in reasonable detail the nature of the Indemnitor’s dispute. During the thirty (30) day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnitor and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnitor and the Indemnified Party fail to resolve the dispute within that thirty (30) day time period, the Indemnified Party shall be permitted to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnitor fails to respond in writing to the Direct Claim within the forty five (45) day period specified in Section 12.4(b), the Indemnitor is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.
Section 12.5 Third Party Claims.
(a)Except with respect to claims or demands for Taxes, which shall be governed by Section 9.5, if any legal proceeding is instituted or any claim or demand is made by a Third Party (a “Third Party Claim”) against an Indemnified Party that (if prosecuted successfully) would be a matter for which such Indemnified Party may be entitled to indemnification under this Article XII, and a claim for indemnification under this Article XII (an “Indemnification Claim”) is to be made against the Party from which indemnification is sought, such Indemnified Party shall (to the extent known and practicable) give Notice of Claim to (i) such Indemnitor (following the Indemnified Party’s knowledge of such claim and knowledge that such claim is likely to be the basis of a claim under this Agreement) and (ii) the R&W Insurer, in each case, requesting such indemnification and specifying in reasonable detail the basis on which indemnification is sought. Such Notice of Claim shall contain or be accompanied by such other material information as such Indemnified Party shall have concerning the Third Party Claim. The failure, or delay, in notifying the Indemnitor or the R&W Insurer shall not relieve the Indemnitor or the R&W Insurer of any duty to indemnify which otherwise might exist with regard to such claim unless (and only to the extent that) such failure or delay in notifying materially and actually prejudices the Indemnitor or the R&W Insurer as a result thereof. The Indemnified Party shall promptly deliver to the Indemnitor or the R&W Insurer copies of all notices and documents (including court papers) received by such Indemnified Party relating to any such Third Party Claim.

(b)If a Third Party Claim is made or commenced and an Indemnification Claim is made with respect thereto, the Indemnitor shall have the right, upon giving written notice to the Indemnified Party following receipt of the Notice of Claim, to participate in the defense of such claim (to the extent permissible under applicable Law) or to assume the defense of such Third Party Claim through an attorney selected by the Indemnitor at the Indemnitor’s sole cost and expense; provided, however, that (i) the Indemnitor shall have acknowledged in writing such Party’s obligation to indemnify the Indemnified Party for such proceeding (and the Damages in connection therewith) in accordance with this Agreement (provided that such acknowledgment shall not be an admission to the plaintiff in the proceeding to the claims alleged in the Third Party Claim or liability therefor) and (ii) the Indemnitor shall not have the right to assume or continue the defense of such Third Party Claim if: (w) such Third Party Claim principally seeks an injunction or other equitable relief against the Indemnified Party, (x) such Third Party Claim relates to a criminal or quasi-criminal Action against an Indemnified Party, (y) the Indemnified Party has been advised in writing by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor or (z) the Indemnitor has failed or is failing to diligently defend such Third Party Claim.
(c)If the Indemnitor is entitled to and elects to assume the defense of a Third Party Claim, (i) the Indemnified Party will reasonably cooperate with the Indemnitor (and its Representatives) and make available to the extent reasonably available and relevant, such information, books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only money damages for which the Indemnified Party is entitled to full indemnification under this Agreement and does not seek an injunction or other equitable relief (other than customary confidentiality obligations that do not limit the operation of the Indemnified Party’s business), (y) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim and (z) contains a legally binding and enforceable unconditional release from any and all obligation or liabilities of the Indemnified Party with respect to such Third Party Claim. If such conditions are not satisfied and such unconditional release is not obtained, then the Indemnitor shall not compromise or settle such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnitor conducts the defense of a claim, the Indemnified Party may retain separate co-counsel at its own cost and expense and participate in such defense, which, for the avoidance of doubt, shall not constitute Damages for purposes of this Article XII.
(d)If the Indemnitor is not entitled to, or does not elect to assume the defense of, a Third Party Claim, (i) the Indemnified Party shall have the right to conduct such defense, (ii) the Indemnified Party may only consent to entry of any judgment upon, or compromise and settle in good faith any such Third Party Claim, with the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnitor that elected not to assume the defense, then such Indemnitor shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim, and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a liability on account of which the Indemnified Party is entitled to be indemnified hereunder, subject to any limits on the right to be so indemnified hereunder. Upon the determination of liability under and subject to Section 12.2 or Section 12.3 and Section 12.7, the appropriate Party shall, within ten (10) Business Days of such determination, pay the amount of such claim.
Section 12.6 Limitations.

(a)The Indemnified Party shall use its reasonable best efforts to (i) obtain any insurance proceeds under the R&W Insurance Policy with respect to any claim for indemnification that it has asserted under Section 12.2(a)(i) and (ii) observe its common law duty to mitigate Damages in respect of any claim for which it is seeking indemnification.
(b)The amount of Damages for which indemnification is provided under this Article XII shall be net of amounts (i) actually received in connection with an Indemnification Claim by the Indemnified Party from a Third Party (including under the R&W Insurance Policy) and (ii) paid by a Third Party to another for the account or benefit of the Indemnified Party with respect to the settlement or resolution of a Third Party Claim. To the extent that any amount is recovered by any Indemnified Party under an insurance policy (including the R&W Insurance Policy) or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, in each case in respect of the Damages suffered, then such Indemnified Party shall pay to the Indemnitor such amounts so recovered in respect of such Damages no later than ten (10) Business Days after such proceeds are received (but not to exceed the amount of the indemnity payment, and net of the cost of obtaining such recovery).
(c)UNDER NO CIRCUMSTANCES SHALL SELLER OR BUYER BE LIABLE UNDER THIS Article XII OR OTHERWISE, FOR ANY (I) EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES OR (II) SPECIAL OR INDIRECT DAMAGES OR LOSSES THAT ARE NOT A REASONABLY FORESEEABLE RESULT OF THE EVENT, MATTER AND/OR BREACH THAT GAVE RISE THERETO, EXCEPT IN EACH CASE OF EACH OF THE FOREGOING CLAUSES (I) AND (II), (X) IN THE EVENT OF FRAUD, OR (Y) TO THE EXTENT AWARDED TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM (OR SETTLEMENT THEREOF IN ACCORDANCE WITH THIS Article XII).
(d)Neither Party shall be entitled to recover any indemnification payment or other amounts due from the other Party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such Party hereunder or under any document delivered pursuant hereto or in connection herewith.
(e)Solely with respect to indemnity under this Article XII, for purposes of determining whether there was an inaccuracy in or breach of any representation or warranty of any Person, and calculating Damages hereunder, any materiality, Material Adverse Effect or similar qualifications in the representations and warranties will be disregarded.
Section 12.7 Exclusive Remedy. Except (a) with respect to claims arising from Fraud, (b) the remedies set forth in Article IX and (c) the remedies set forth in Section 13.8, the Parties agree that from and after the Closing Date, the exclusive remedies of the parties for any Damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article XII, and that the R&W Insurance Policy shall be the sole and exclusive remedy for any Indemnification Claim based on Damages arising out of Section 12.2(a)(i) (except with respect to the Seller Fundamental Representations); provided, however, that nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance, injunctive relief or other equitable remedy to the extent set forth herein.

ARTICLE XIII
MISCELLANEOUS
Section 13.1 Fees and Expenses. Except as otherwise specified in this Agreement, each of the Parties shall bear its own costs and expenses (including any accounting, financial advisory and legal fees and expenses) incurred in connection with the negotiation, preparation, execution, performance and consummation of this Agreement and the Transaction. Such fees and expenses of the Acquired Companies shall be paid by Seller, except that Buyer shall pay such fees and expenses to the extent included Transaction Expenses. For the avoidance of doubt, Buyer shall pay all of the fees and expenses with respect to the R&W Insurance Policy and Seller shall pay all fees and expenses with respect to the directors and officers insurance policy obtained pursuant to Section 7.5(b).
Section 13.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (with written confirmation of receipt if delivered by courier), when sent by electronic mail (with confirmation of transmission), one (1) Business Day after being sent by a nationally recognized overnight courier service (providing written proof of delivery) or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)If to Buyer (or, if after the Closing, to the Acquired Companies), to:
SIRVA Worldwide, Inc.
        One Parkview Plaza
        Oakbrook Terrace, Illinois 60181
        Attention:       Jeff Margolis
        E-mail:           jeff.margolis@sirva.com
with copies, which copies shall not constitute notice, to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn:  Richard J. Campbell, P.C.
Jon-Micheal A. Wheat, P.C.
Aisha P. Lavinier
Email: richard.campbell@kirkland.com
jon-micheal.wheat@kirkland.com
aisha.lavinier@kirkland.com
(b)If to Seller, to:
Realogy Holdings Corp.
175 Park Avenue

Madison, NJ 07940
Attn:  Executive Vice President and General Counsel
Email:  marilyn.wasser@realogy.com
with copy, which copy shall not constitute notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:  Thomas W. Greenberg
Email: thomas.greenberg@skadden.com
Section 13.3 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.
Section 13.4 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable (by operation of Law or otherwise) by either Party unless such assignment is consented to in writing by the other Party; provided, however, (a) Buyer may without the consent of any other Party assign this Agreement to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assign as collateral in respect of the Debt Financing, and (b) prior to, at or following the Closing, Buyer may, without the consent of Seller, assign its rights and obligations under this Agreement to one or more Affiliates of Buyer, so long as such assignment does not relieve of Buyer of its obligations hereunder. Notwithstanding the foregoing, in no event shall an assignment permitted pursuant to this Section 13.4 be reasonably expected to (i) delay the Closing or (ii) adversely affect Seller, in each case in any material respect. Subject to the preceding sentence, this Agreement and all the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment shall relieve the assigning Party of any of its obligations hereunder; provided that to the extent performance or payment is made at or after the Closing by an Affiliate of Buyer (including any Acquired Company) with respect to an obligation of Buyer hereunder, such obligation shall be in full satisfaction of such obligation of Buyer hereunder (solely to the extent such obligation was fully performed by the Affiliate). Any attempted assignment in violation of this Section 13.4 shall be void ab initio.
Section 13.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 13.6 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant or other agreement in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary in this Agreement, the provisions set forth in Section 11.3, Section 13.4, this Section 13.6, Section 13.7, Section 13.8, Section 13.9(b), Section 13.10(a), Section 13.11, Section 13.15 or Section 13.16 (and, in each case, any related provision or defined terms to the extent a modification, waiver or termination of such provision or defined terms would modify the substance of any of the foregoing provisions) may not be amended, modified or altered in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 13.7 Third Party Beneficiaries. Except as set forth in Section 7.5 (which is for the benefit of the Covered Persons), Article IX and Article XII, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, each Debt Financing Source shall be an express Third Party beneficiary of, and shall be entitled to enforce, the rights of the Debt Financing Sources set forth in Section 11.3, Section 13.4, Section 13.6, this Section 13.7, Section 13.8, Section 13.9(b), Section 13.10(a), Section 13.11, Section 13.15 and Section 13.16.
Section 13.8 Specific Performance and Other Equitable Relief.
(a)The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transaction) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the terms and conditions in this Section 13.8, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to any Party that is expressly entitled to bring an action therefor pursuant to the terms of this Agreement on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party expressly entitled hereunder to seek an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction.

(b)Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall Seller or any of its Representatives (including the Acquired Companies prior to the Closing) be entitled to, or permitted to seek, specific performance against the Debt Financing Sources, except in each case indirectly through the enforcement of Buyer’s obligations hereunder, and (ii) Seller shall be entitled to bring an Action to specifically enforce Buyer’s obligation to consummate the Closing and Buyer’s rights under the Equity Financing Commitments to cause the Equity Financing to be funded if (and only if and for so long as) (A) all of the conditions set forth in Section 10.1 and Section 10.2 have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall then be capable of being satisfied at the Closing and the date of termination) and Buyer fails to consummate the Closing on the date required pursuant to the terms of Section 2.3, (B) the proceeds of the Debt Financing (or any alternative debt financing) have been funded to Buyer or the agent for the Debt Financing Sources under the Debt Financing Commitments (or any definitive agreements executed pursuant thereto) has irrevocably confirmed in writing to Buyer that the Debt Financing will be funded subject only to the funding of the Equity Financing, (C) Seller has not terminated this Agreement in accordance with Article XI and has irrevocably confirmed to Buyer in writing that all of the conditions set forth in Section 10.1 and Section 10.2 have been and continue to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms or nature are to be satisfied by actions to be taken at the Closing, each of which shall then be capable of being satisfied at the Closing) and that if the Debt Financing and Equity Financing are funded, then Seller will consummate the Closing in accordance with the terms of this Agreement, and (D) Buyer has failed to consummate the Closing within three (3) Business Days after receipt of such irrevocable confirmation. For the avoidance of doubt, (a) in no event shall Seller be entitled to specifically enforce (or to bring any Action in equity seeking to specifically enforce) Buyer’s rights under the Equity Financing Commitments to cause the Equity Financing to be funded other than as expressly provided in the immediately preceding sentence, and (b) in no event shall Seller be entitled to seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Action in equity in connection with the transactions contemplated by this Agreement, against Buyer other than against Buyer and, in such case, only under the circumstances expressly set forth in this Section 13.8.
Section 13.9 Choice of Law.
(a)THIS AGREEMENT AND ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT ANY ACTION BROUGHT AGAINST ANY OF THE DEBT FINANCING SOURCES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any Action before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources arising out of or in any way relating to this Agreement or the Transaction, including any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the U.S. Federal and New York State courts located in New York County, State of New York; and (ii) agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources arising out of or in any way relating to this Agreement, the Debt Financing Commitments, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 13.10 Consent to Jurisdiction.
(a)Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement or the Transaction, for and on behalf of itself or any of its properties or assets, in accordance with Section 13.2, and nothing in this Section 13.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware) for the purpose of any Action or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement and the Transaction; (iii) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware) for the purpose of any Action or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Action or counterclaim relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties hereby further agree that New York state or U.S. Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the Transaction, including to the extent arising out of or relating in any way to the Debt Commitment Letter.

(b)The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 13.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
Section 13.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT (INCLUDING THE DEBT FINANCING AND ANY ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE) AND THE TRANSACTION. EACH PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER.
Section 13.12 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, electronic and .PDF signatures shall be deemed originals.
Section 13.13 Entire Agreement. The Transaction Documents, the Limited Guaranty and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms of this Agreement.
Section 13.14 Conflicts and Privilege. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has been engaged by Seller to represent Seller in connection with the Transaction. Buyer (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates, on the one hand, and Seller, on the other hand, Skadden may represent Seller in such dispute even though the interests of Seller may be directly adverse to Buyer, the Acquired Companies or any of their respective Affiliates and even though Skadden may have represented an Acquired Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or any Acquired Company and (b) waives any conflict in connection therewith. Buyer (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Skadden and the Acquired Companies (including any of their respective directors, officers or employees) or Seller that relate in any way to this Agreement or the Transaction, the attorney-client privilege and the expectation of client confidence belong to Seller and shall be controlled by Seller and shall not pass to or be claimed by Buyer, any Acquired Company or any of their respective Affiliates. Buyer (on its behalf and on behalf of its Affiliates) further understands and agrees that the Parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, Buyer (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Transaction may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. Buyer (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Buyer (on its behalf and on behalf of its Affiliates) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any Acquired Company or any of their respective Affiliates and a Third Party, such Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such Third Party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Seller. Skadden shall be a Third Party beneficiary for purposes of this Section 13.14.
Section 13.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of Seller and Buyer agrees it shall not have any rights or claims against any Debt Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. The foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitments or the definitive debt documents executed in connection with the Debt Financing. In addition, in no event will any Debt Financing Source, Buyer, Seller or their respective Affiliates be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.
Section 13.16 Non-Recourse. This Agreement may be enforced only against Seller and Buyer. All Actions (whether in contract, tort, or equity, at law, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the other agreements or documents contemplated hereby, (b) the negotiation, execution, or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (c) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (d) any failure of the Transaction, in each case, may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the Transaction Documents, the debt commitment, letter, the fee letter, the equity commitment letter, the Limited Guaranty, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in such document, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each party hereto covenants, agrees and acknowledges that (except to the extent named as a party to any of the Transaction Documents, the Debt Financing Commitments, the Equity Financing Commitments, the Limited Guaranty, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in such document, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any past, present or future direct or indirect equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of Buyer or the Guarantors (including any Person negotiating or executing this Agreement on behalf of a party) (each, a “Non-Recourse Person”), shall have any liability or obligation (whether in contract, tort, or equity, at law, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise). For the avoidance of doubt, it is expressly agreed and understood by the Parties that nothing contained in this Section 13.16 shall limit Seller’s remedies under the equity commitment letter or the Limited Guaranty against the parties thereto on the terms set forth therein.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.
SIRVA WORLDWIDE, INC.
By: /S/ THOMAS OBERDOF________
Name: Thomas Oberdof
Title: President and Chief Executive Officer
REALOGY HOLDINGS CORP.
By: /S/ RYAN M. SCHNEIDER________
Name: Ryan M. Schneider
Title: Chief Executive Officer and President

EXHIBIT A

Form of Limited Guaranty

LIMITED GUARANTY

This Limited Guaranty, dated as of November 6, 2019 (this “Limited Guaranty”), by Madison Dearborn Capital Partners VII‑A, L.P., Madison Dearborn Capital Partners VII‑C, L.P. and Madison Dearborn Capital Partners VII Executive‑A, L.P., each a Delaware limited partnership (each of the foregoing, a “Guarantor” and collectively, the “Guarantors”) is made in favor of Realogy Holdings Corp., a Delaware corporation (“Seller”). Reference is hereby made to the Purchase and Sale Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of the date hereof, by and between SIRVA Worldwide, Inc., a Delaware corporation (“Buyer”), and Seller. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.Limited Guaranty. Subject to the terms and conditions hereof, the Guarantors, in accordance with their respective Pro Rata Percentages (as hereinafter defined), hereby irrevocably and unconditionally guarantee to Seller, the due, punctual and complete payment of the Termination Fee, if and when due pursuant to the terms and conditions of Section 11.3 of the Purchase Agreement (the “Guaranteed Obligation”); provided that the maximum amount payable by the Guarantors hereunder shall not exceed thirty million dollars ($30,000,000) (the “Cap”), it being agreed by the Buyer that this Limited Guaranty may not be enforced against the Guarantors without giving effect to the Cap; provided, further that this Limited Guaranty will expire and will have no further force or effect, and Seller and its Affiliates will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantors hereunder in accordance with Section 6 hereof. Seller hereby agrees that the Guarantors shall in no event collectively be required to pay more than the Guaranteed Obligation (or, in the case of each Guarantor, its Pro Rata Percentage (as hereinafter defined) of the Guaranteed Obligation) or make any payment (other than payment of the Guaranteed Obligation) pursuant to this Limited Guaranty (with it being understood and agreed that, in circumstances where the Termination Fee is due and payable by Buyer, Buyer shall have no other payment obligations to Seller and this Limited Guaranty shall be construed accordingly), that no Guarantor or Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty (other than for the Guaranteed Obligation), and that this Limited Guaranty may not be enforced against the Guarantors without giving effect to these limitations (with it being understood and agreed that such limitations are an integral part of each Guarantor executing and delivering this Limited Guaranty and no Guarantor would have delivered this Limited Guaranty if such limitations were not given full force and effect). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
2.Terms of Limited Guaranty.
(a)This Limited Guaranty is one of payment, not collection, and a separate Action or Actions may be brought and prosecuted against any or all of the Guarantors to enforce this Limited Guaranty, irrespective of whether any Action is brought against Buyer or whether Buyer is joined in any such Action or actions.

(b)Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the liability of the Guarantors under this Limited Guaranty shall not be released or discharged, in whole or in part, and shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, unaffected, in each case by and irrespective of:
(i)any change in the corporate existence, structure or ownership of Buyer, any Guarantor or any other Person interested in the Transaction, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Buyer, any Guarantor or any other Person interested in the Transaction or any of their respective assets;
(ii)any rescission, waiver, compromise, consolidation or other amendment or modification of the Purchase Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any other agreement or arrangement entered into by Seller, on the one hand, and Buyer, on the other hand, in connection therewith;
(iii)the existence of any claim, set off or other right that the Guarantors may have at any time against Buyer, Seller or any other Person, whether in connection with the Guaranteed Obligation or otherwise;
(iv)the adequacy of any means Seller may have of obtaining payment related to the Guaranteed Obligation;
(v)the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or any Guarantor;
(vi)the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the Transaction (including any other Guarantor); or
(vii)any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of Law or equity (other than payment of the Guaranteed Obligation or as permitted by Section 2(e) of this Limited Guaranty).

(c)The Guarantors hereby expressly, absolutely, irrevocably and unconditionally waive (i) any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by Seller upon this Limited Guaranty or acceptance of this Limited Guaranty and (ii) any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by Seller. The Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Buyer or the Guarantors, on the one hand, and Seller, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. When pursuing its rights and remedies hereunder against any Guarantor, Seller shall be under no obligation to pursue such rights and remedies it may have against Buyer or any Guarantor for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by Seller to pursue such other rights or remedies or to collect any payments from Buyer or any Guarantor or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.
(d)Seller shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect the Guarantors’ liabilities or obligations hereunder. In the event that any payment to Seller in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guaranty shall continue to be effective or reinstated, as the case may be, and the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
(e)Notwithstanding the foregoing or any other provision of this Limited Guaranty, Seller hereby agrees that (i) each of the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guaranty or any claim, set‑off, deduction, defense or release that Buyer could assert against Seller under the terms of, or with respect to, the Purchase Agreement (including, without limitation, any such claim or defense that the Termination Fee is not then required to be due and payable by Buyer pursuant to the terms and conditions of the Purchase Agreement) and (ii) to the extent Buyer is relieved of all or any portion of the Guaranteed Obligation under the Purchase Agreement, the Guarantors shall likewise automatically and without any further action on the part of any Person be relieved of their obligations under this Limited Guaranty.
3.Waiver of Acceptance, Presentment; Etc. Without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the Guarantors irrevocably waive any promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not explicitly provided for herein or not required to be provided to Buyer under or in connection with the Purchase Agreement, other than defenses that are available to Buyer (i) under the Purchase Agreement, (ii) in respect of a breach by Seller of this Limited Guaranty and (iii) in respect of fraud of Seller or any of its Affiliates in connection with the Purchase Agreement or the Transaction. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Purchase Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation and consideration of such benefits.
4.Sole Remedy.
(a)Seller acknowledges and agrees that no funds are expected to be contributed to Buyer unless the Closing occurs, and that, except for rights against Buyer to the extent expressly provided in Section 7 of the Equity Commitment Letter and Section 13.8(b) of the Purchase Agreement and subject to all of the terms, conditions and limitations herein and therein, Seller shall not have any right to cause any assets to be contributed to Buyer by any Guarantor, any Guarantor Affiliate (as hereinafter below) or any other Person.

(b)Seller further agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that the Guarantors may be limited partnerships, Seller does not have any remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or affiliate of any Guarantor, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Buyer or (iii) any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or affiliate of any of the foregoing (other than Buyer and any of the Guarantors) (those Persons and entities described in the foregoing clauses (i) through (iii) being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Buyer or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Guarantor or Buyer against any Guarantor or any Guarantor Affiliate, or otherwise, except for the Retained Claims (as defined below); provided, however, that in the event any Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital commitment is less than such Guarantor’s Pro Rata Percentage of the Cap, then, and in each such case, Seller may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder up to the applicable Pro Rata Percentage of the Guaranteed Obligation for which such Guarantor is liable, as determined in accordance with this Limited Guaranty. As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity.
(c)Seller hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and their respective Representatives not to institute, directly or indirectly, any Action arising under, or in connection with, this Limited Guaranty, the Purchase Agreement, the Financing Commitments or the transactions contemplated hereby or thereby, against any Guarantor or any Guarantor Affiliate except for (i) claims by Seller against any Guarantor (and its permitted legal successors and permitted assigns of its obligations hereunder pursuant to Section 18 hereof) under, in accordance with and subject to all limitations of this Limited Guaranty (the “Retained Guaranty Claims”), (ii) claims by Seller against Buyer under and in accordance with and subject to all limitations set forth in the Purchase Agreement (the “Retained Purchase Agreement Claims”), (iii) with respect to the Confidentiality Agreement, dated September 15, 2019, between Buyer and Seller (the “NDA”), claims by Seller against Buyer under and in accordance with the NDA (the “Retained NDA Claims”) or (iv) to the extent (but only to the extent) Seller is expressly entitled to enforce the Equity Commitment Letter in accordance with Section 7 of the Equity Commitment Letter and Section 13.8(b) of the Purchase Agreement, and subject to all of the terms, conditions and limitations herein and therein, claims by Seller against Buyer seeking to cause Buyer to enforce the Equity Commitment Letter in accordance with its terms (the “Retained Equity Commitment Claims,” and together with the Retained Guaranty Claims, the Retained Purchase Agreement Claims and the Retained NDA Claims, the “Retained Claims”).
(d)Recourse (i) against each Guarantor, as applicable, solely with respect to the Retained Guaranty Claims, (ii) against Buyer with respect to the Retained Purchase Agreement Claims, (iii) against Buyer solely with respect to the Retained NDA Claims and (iv) against Buyer and the Investors (as defined in the Equity Commitment Letter) with respect to the Retained Equity Commitment Claims, shall be the sole and exclusive remedy of Seller and all of its Affiliates against any Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Purchase Agreement, this Limited Guaranty, the Equity Commitment Letter and the NDA or the transactions contemplated thereby and hereby, and such recourse shall be subject to the limitations described herein and therein.

5.Subrogation. The Guarantors will not exercise any rights of subrogation or contribution against Buyer, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been paid in full.
6.Termination.
(a)No Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest to occur of (i) the Closing, (ii) the valid termination of the Purchase Agreement in accordance with its terms (other than a termination of the Purchase Agreement for which a Termination Fee is, in accordance with Section 11.3(a) of the Purchase Agreement, due and owing by Buyer (any such termination for which the Termination Fee is so due and owing, a “Qualifying Termination”)), and (iii) the 60th day after a Qualifying Termination unless prior to the 60th day after a Qualifying Termination, Seller shall have commenced a suit, action or other proceeding against Buyer alleging a Termination Fee is due and owing or against the Guarantors that amounts are due and owing from the Guarantors pursuant to Section 1 hereof (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 60th day after a Qualifying Termination, no Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (w) the Closing, (x) a final, non‑appealable resolution of such Qualifying Suit determining that either Buyer does not owe a Termination Fee or that the Guarantors do not owe any amount pursuant to Section 1 hereof, (y) a written agreement among the Guarantors and Seller terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guaranty, and (z) satisfaction of the Guaranteed Obligation by the Guarantors or Buyer.
(b)In the event that Seller, any of its Representatives or any of their respective Affiliates commences any Action (i) asserting that the provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Cap, (ii) against any Guarantor or any Guarantor Affiliate arising under, or in connection with, this Limited Guaranty, the Purchase Agreement, the Financing Commitments or any of the transactions contemplated hereby or thereby, other than a Retained Claim, and in the case of (i) or (ii) Seller shall not have filed documents necessary to effect the dismissal of such unauthorized Action within ten (10) Business Days after receipt of written demand for such withdrawal by Buyer, or (iii) in respect of a Retained Claim in any jurisdiction other than Delaware, then (x) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guaranty, such Guarantor shall be entitled to recover such payments from Seller, and (z) none of the Guarantors, Buyer nor any Guarantor Affiliate shall have any liability to Seller or any of its Affiliates under this Limited Guaranty or with respect to the Purchase Agreement, the Financing Commitments or the transactions contemplated hereby or thereby. Upon the request of any Guarantor after any valid termination of the obligations and liabilities of the Guarantors pursuant to the provisions of this Section 6, Seller shall provide such Guarantor with written confirmation of such termination.

7.Continuing Guaranty. Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon each Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, Seller and its successors and permitted transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding anything to the contrary contained in this Limited Guaranty, Seller hereby agrees that to the extent Buyer is relieved of any of its representations, warranties, covenants or agreements contained in the Purchase Agreement so as to render any continuing liability or obligations arising in connection with the Purchase Agreement inapplicable or Buyer is relieved of its payment obligation under Section 11.3(a) of the Purchase Agreement, each Guarantor shall be similarly relieved of their applicable Guaranteed Obligation under this Limited Guaranty.
8.Release. By its acceptance of this Limited Guaranty, to the maximum extent permitted by Law, Seller, on its own behalf and, on behalf of its Representatives and their respective Representatives (collectively, the “Releasing Persons”) hereby waives each and every right of recovery against each Guarantor and each Guarantor Affiliate under or in connection with or related to this Limited Guaranty, the Purchase Agreement, the Financing Commitments or the transactions contemplated hereby or thereby or otherwise relating thereto and hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, the Purchase Agreement, the Financing Commitments or any of the transactions contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of any Guarantor, Buyer or any other Person against any Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity (the “Released Claims”); provided that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims. Without otherwise limiting the generality of the foregoing or any rights or remedies available to any Guarantor or any Guarantor Affiliate, Seller agrees, on its own behalf and on behalf of the other Releasing Persons, that this Limited Guaranty shall serve as a complete defense to any Released Claim (but expressly excluding any Retained Claim) against any Guarantor or any Guarantor Affiliate.
9.Entire Agreement. This Limited Guaranty, together with the Purchase Agreement (including all exhibits, schedules and ancillary documents contemplated thereby), the NDA and the Equity Commitment Letter, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Buyer and the Guarantors or any Guarantor Affiliate, on the one hand, and Seller or any of its Affiliates, on the other hand. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Limited Guaranty exist between any of the parties hereto except as expressly set forth in this Limited Guaranty, the Equity Commitment Letter and the Purchase Agreement.
10.Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and Seller, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

11.No Third Party Beneficiaries. Except (a) for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate) and (b) each parties’ respective permitted legal successors and permitted assigns, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
12.Counterparts and Delivery by Electronic Transmission. This Limited Guaranty and any amendments or waivers hereto may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Limited Guaranty, electronic and .PDF signatures shall be deemed originals. This Limited Guaranty will become effective when duly executed by each party hereto.
13.Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Limited Guaranty shall be in writing and shall be deemed to have been duly given when delivered personally (with written confirmation of receipt if delivered by courier), when sent by electronic mail (with confirmation of transmission), one (1) Business Day after being sent by a nationally recognized overnight courier service (providing written proof of delivery) or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
a.If to any Guarantor (addressed in such Guarantor’s name):
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 4600
70 West Madison Street
Chicago, Illinois 60602
Attention: Thomas S. Souleles
Richard H. Copans
Drew Macha
Legal Department
E‑mail: tsouleles@MDCP.com
rcopans@MDCP.com
dmacha@MDCP.com
legal@MDCP.com

with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862‑2200
Attention: Richard J. Campbell, P.C.
Jon‑Micheal A. Wheat, P.C.
Aisha P. Lavinier
E‑mail: rcampbell@kirkland.com
jwheat@kirkland.com
aisha.lavinier@kirkland.com

a.If to Buyer:

SIRVA Worldwide, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois 60181
Attention: Jeff Margolis
E-mail: jeff.margolis@sirva.com
with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Richard J. Campbell, P.C.
Jon‑Micheal A. Wheat, P.C.
Aisha P. Lavinier
E‑mail: rcampbell@kirkland.com
jwheat@kirkland.com
aisha.lavinier@kirkland.com

a.If to Seller:

Realogy Holdings Corp.
175 Park Avenue
Madison, NJ 07940
Attention: Executive Vice President and General Counsel
E-mail: marilyn.wasser@realogy.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Thomas W. Greenberg
E-mail: thomas.greenberg@skadden.com

14.Governing Law. THIS LIMITED GUARANTY AND ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, OR THE ACTIONS OF SELLER OR THE GUARANTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

15.Jurisdiction; Venue; Service of Process. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Limited Guaranty or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 13, and nothing in this Section 15 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware) for the purpose of any Action or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Limited Guaranty or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Limited Guaranty and the transaction contemplated hereby; (c) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware) for the purpose of any Action or counterclaim; (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (e) waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Action or counterclaim relating to this Limited Guaranty or the transactions contemplated hereby in any court other than the aforesaid courts. The parties hereto hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
16.Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS LIMITED GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER.

17.Representations and Warranties. Each Guarantor hereby represents and warrants to Seller with respect to itself that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (d) the execution, delivery and performance by such Guarantor of this Limited Guaranty do not and will not (i) contravene, conflict with or result in any violation of any provision of the organizational documents of the Guarantor, (ii) contravene, conflict with or result in any violation of any applicable Law, rule, regulation, decree, order or judgment binding on such Guarantor or its assets or (iii) contravene, conflict with or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party; (e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its Guaranteed Obligation under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with the terms hereof; (f) such Guarantor’s Pro Rata Percentage of the Cap is less than the maximum amount that such Guarantor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (g) such Guarantor has uncalled capital commitments (subject only to any customary notification procedures to call such commitments) or otherwise has available unrestricted funds in excess of such Guarantor’s Pro Rata Percentage of the Cap hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding, and such funds shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect.
18.No Assignment. Neither the Guarantors nor Seller may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of applicable Law) without the prior written consent of Seller (in the case of an assignment by any Guarantor) or the Guarantors (in the case of an assignment by Seller); provided, however, that the Guarantors may assign their rights, interests, and obligations hereunder, without the prior written consent of Seller, to any Affiliate of the Guarantors; provided, further, that in the case of assignments under the immediately foregoing proviso, notwithstanding any other provision hereof, no such assignment of any of the Guarantors’ rights, interests, or obligations hereunder will relieve the Guarantors of any of their liability or obligations hereunder until such obligations are performed in full by the assignee in accordance with the terms of this Limited Guaranty; provided, further, that no such action shall be taken if reasonably likely to materially delay, prevent, impair or impede the consummation of the Transaction. Subject to the preceding sentence, this Limited Guaranty shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted legal successors and permitted assigns. Any assignment or attempted assignment in violation of this Section 18 shall be null and void.
19.Severability. Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder with respect to the Guaranteed Obligation provided in Section 1 hereof and to the provisions of Sections 2, 4, 5 and 8 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates, members, securityholders and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.
20.Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to Seller solely in connection with the execution and delivery of the Purchase Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement and the Financing Commitments), except with the written consent of the Guarantors and Seller; provided that no such written consent shall be required (and the Guarantors, Seller and its Affiliates shall be free to release such information) in connection with any Action to enforce this Limited Guaranty, the Equity Commitment Letter, or the Purchase Agreement, in connection with the approval or consummation of the Transaction or for disclosures to such Person’s respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 20; provided, further, that the Guarantors, Sellers and their respective Affiliates may disclose this Limited Guaranty to the extent required by Law, the applicable rules of any national securities exchange or as required or requested by the SEC in connection with any SEC filings relating to the Transaction.
21.Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22.Relationship of the Parties; Several Liability. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Guarantors under this Limited Guaranty are solely contractual in nature and (c) the determination of each of the Guarantors was independent of each other. Notwithstanding anything to the contrary contained in this Limited Guaranty, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage and no Guarantor shall be liable for any amount hereunder in excess of its Pro Rata Percentage of the Cap. The “Pro Rata Percentage” for each Guarantor is as set forth below:

Madison Dearborn Capital Partners VII‑A, L.P.	65.300340%
Madison Dearborn Capital Partners VII‑C, L.P.	28.423040%
Madison Dearborn Capital Partners VII Executive‑A, L.P.	6.276620%

In no event shall Buyer or any Guarantor be considered an “Affiliate,” “member,” “securityholder” or “representative” of Seller or a Releasing Person for any purpose of this Limited Guaranty. Nothing herein shall be deemed to limit, amend or release any rights of Buyer under the Debt Financing Commitments.

23.Financing Commitments. Seller hereby acknowledges that it has received fully executed copies of the Financing Commitments and acknowledges and agrees that, except as expressly and to the extent provided in the Purchase Agreement and Section 7 of the Equity Commitment Letter and subject to all of the terms, conditions and limitations herein and therein, nothing contained herein or therein shall entitle Seller or any of its Affiliates to (a) enforce specifically the Financing Commitments or (b) otherwise have any rights as a third party beneficiary or otherwise against the Guarantors or any other Person under the Financing Commitments.
* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.
GUARANTORS:
MADISON DEARBORN CAPITAL
PARTNERS VII‑A, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: _________________________________
Its: Managing Director

MADISON DEARBORN CAPITAL
PARTNERS VII-C, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.

Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: ________________________________
Its: Managing Director

MADISON DEARBORN CAPITAL
PARTNERS VII EXECUTIVE-A, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: _________________________________
Its: Managing Director

Accepted and agreed as of November 6, 2019

SELLER:

REALOGY HOLDINGS CORP.

By: _____________________________
Name:
Title:

EXHIBIT G

Form of Deferred Payment Amount Agreement

GLOBAL RELOCATION AND MOVING SERVICES, LP
One Parkview Plaza
Oakbrook Terrace, IL 60181

November 6, 2019

Realogy Holdings Corp.

Attention: Executive Vice President and General Counsel

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement, dated as of November 6, 2019 (as amended, modified and/or waived from time to time in accordance with its terms, the “Purchase Agreement”), by and between SIRVA Worldwide, Inc., a Delaware corporation (“Buyer”), and Realogy Holdings Corp., a Delaware corporation (“Seller”), providing for the acquisition of all of the issued and outstanding common shares, par value $0.01 per share, of Cartus Corporation (the “Shares”), after giving effect to the Restructuring, in each case, on the terms and subject to the conditions set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
In connection with the consummation of the transactions contemplated by the Purchase Agreement, Global Relocation and Moving Services, LP, a Delaware limited partnership and the parent company of Buyer (“Parent”), and Seller hereby agree as follows:
1.Deferred Payment. As additional consideration for the Shares and subject to the terms and conditions set forth in this letter agreement, Seller shall be entitled to receive from Parent an additional payment in an amount equal to the Deferred Payment Amount (the “Deferred Payment”), by wire transfer of immediately available funds to an account designated in writing by Seller, such amount to be paid no later than the earlier of (i) two (2) Business Days after the consummation of a Sale of Parent, and (ii) such earlier date that Parent determines to make the Deferred Payment.
2.No Distributions. Until the Deferred Payment is paid in full, Parent shall not declare or make any dividend, distribution or other similar payment in respect of its equity securities or repurchase or redeem any of its equity securities (other than any repurchase or redemption of equity securities from former employees of (or independent contractors to) Parent or any of its Subsidiaries upon termination of employment or other service that is permitted under the terms of Buyer’s first lien credit agreement), in each case without the prior written consent of Seller.

3.Certain Acknowledgements and Agreements. Seller hereby acknowledges and agrees, for itself and on behalf of its Representatives and their respective successors and assigns, as follows: (i) the obligation of Parent to pay the Deferred Payment shall not be represented by any form of certificate or other instrument, is not guaranteed or secured in any fashion and shall be the obligation solely of Parent and of no other Person; (ii) the right to receive the Deferred Payment is solely an unsecured contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable federal or state law, subject to the restrictions set forth herein); (iii) no duty (whether arising under law or otherwise) shall be deemed owed by Parent or any of its Affiliates (including indirectly through Parent) by virtue of the covenants and agreements of Parent hereunder, (iv) the Deferred Payment shall not at any time constitute or be deemed to be any equity interest in Parent, nor be converted into or exchanged (directly or indirectly and whether in connection with any bankruptcy, insolvency or otherwise) for any equity interest in Parent, nor entitle the holder thereof to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights or powers common to holders of Parent’s or any of its Affiliates’ equity interests, other than the right to receive payment of money as described in this letter agreement; (v) the Deferred Payment may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed, except as permitted pursuant to Section 13.4 of the Purchase Agreement, and any attempted such transfer in violation of this Agreement shall be null and void; and (vi) no interest is payable with respect to the Deferred Payment (except as provided in the definition of Deferred Payment Amount).
4.Treatment of Deferred Payment. All payments made under this letter agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable law.
5.Certain Definitions. As used in this letter agreement, the following terms have the respective meanings set forth below.
“Base Amount” means $25,000,000.
“Deferred Payment Amount” means (i) if the Deferred Payment is made to Seller on or prior to the first anniversary of the Closing Date, an amount equal to the Base Amount; (ii) if the Deferred Payment is made to Seller after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to $26,000,000; and (iii) if the Deferred Payment is made to Seller after the second anniversary of the Closing Date, an amount equal to the sum of (x) the Base Amount plus (y) a notional amount accruing on a daily basis at the rate of 8% per annum, compounded annually, during the period from the Closing Date until the second anniversary of the Closing Date, and at the rate of 10% per annum, compounded annually, from and after the second anniversary of the Closing Date until the date on which the Deferred Payment Amount is paid in full hereunder.
“Sale of Parent” means (i) a direct or indirect sale or disposition, in one or a series of transactions, of all or substantially all of the assets (including equity interests in Subsidiaries) of Parent and its Subsidiaries on a consolidated basis, whether through a sale or transfer of assets, distribution, public offering, merger, consolidation or other business combination, (ii) any transaction or series of related transactions that results in any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules or regulations promulgated thereunder), other than the limited partners of Parent as of the Effective Date and their Affiliates, becoming the beneficial owner of more than 50% of the equity securities of Parent (whether measured by vote or value) in the aggregate or (iii) Madison Dearborn Partners ceasing to have a direct or indirect interest in Parent or Buyer.
6.Assignment. This letter agreement and the rights hereunder are not assignable (by operation of Law or otherwise) by either party unless such assignment is consented to in writing by the other party. Any attempted assignment in violation of this Section 6 shall be void ab initio.

7.Miscellaneous. The terms of Sections 13.2 (Notices), 13.3 (Severability), 13.5 (Headings), 13.6 (Waiver and Amendment), 13.7 (Third Party Beneficiaries), 13.8 (Specific Performance and Other Equitable Relief), 13.9 (Choice of Law), 13.10 (Consent to Jurisdiction), 13.11 (Waiver of Jury Trial), 13.12 (Counterparts; Electronic Signatures), 13.13 (Entire Agreement) and 13.16 (Non-Recourse) of the Purchase Agreement are hereby incorporated herein by reference, mutatis mutandis (it being understood that all references to “Buyer” therein shall be replaced with “Parent” for purposes of incorporating such terms herein), as if set forth herein and shall apply to this letter agreement.

If you agree that this letter agreement sets forth your understanding and agreement with respect to the matters set forth herein, please execute a copy of this letter agreement in the space provided below.

Sincerely,

GLOBAL RELOCATION AND MOVING       SERVICES, LP

By: Global Relocation and Moving Services GP, LLC       Its: General Partner

By:
Name:
Title:

Agreed and Accepted by:

REALOGY HOLDINGS CORP.

By:
Name:
Title: